Exhibit 10.28

$573,000,000
CREDIT AGREEMENT
among
ARBOR REALTY FUNDING, LLC,
ARSR TAHOE, LLC,
ARBOR REALTY LIMITED PARTNERSHIP, and
ART 450 LLC,
as Borrowers,
ARBOR REALTY TRUST, INC.
ARBOR REALTY LIMITED PARTNERSHIP, and
ARBOR REALTY SR, INC.,
as Guarantors,
THE LENDERS PARTY HERETO,
and
WACHOVIA BANK, NATIONAL ASSOCIATION,
as Administrative Agent
Dated as of November 6, 2007
WACHOVIA CAPITAL MARKETS, LLC,
as Sole Lead Arranger and Sole Bookrunner

Prepared by:

i

v

Schedules

Schedule 1.1(b)	Collection Account
Schedule 1.1(c)	Asset Representations
Schedule 1.1(d)	Mixed Collateral
Schedule 1.1(f)	Construction Draw Deliveries
Schedule 2.5	Targeted Term Loan Outstanding Balances
Schedule 3.3	Jurisdictions of Organization and Qualification
Schedule 3.12	Subsidiaries
Schedule 3.18	Location
Schedule 3.21	Labor Matters
Schedule 3.23	Material Contracts
Schedule 6.1(b)	Indebtedness
Schedule 9.3	Servicers
Exhibits

Exhibit 1.1(a)	Form of Account Designation Notice
Exhibit 1.1(b)	Form of Assignment and Assumption
Exhibit 1.1(c)	Form of Account Control Agreement
Exhibit 1.1(d)(i)	Form of Borrower Joinder Agreement
Exhibit 1.1(d)(ii)	Form of Guarantor Joinder Agreement
Exhibit 1.1(e)	Form of Notice of Borrowing
Exhibit 1.1(f)	Form of Notice of Conversion/Extension
Exhibit 1.1(g)	Form of Assignment
Exhibit 1.1(h)	Form of Borrower Release Letter
Exhibit 1.1(i)	Form of Compliance Certificate
Exhibit 1.1(j)	Form of Irrevocable Instruction
Exhibit 1.1(k)	Form of Servicer Redirection Notice
Exhibit 1.1(l)	Form of Warehouse Lender’s Release Letter
Exhibit 1.1(m)	Form of Homewood Account Control Agreement
Exhibit 2.1(a)	Form of Funding Indemnity Letter
Exhibit 2.1(b)	Form of Confirmation
Exhibit 2.1(f)	Form of Revolving Note
Exhibit 2.2(d)	Form of Term Loan Note
Exhibit 4.1(a)	Form of Lender Consent
Exhibit 4.1(n)	Form of Closing Officer’s Certificate
Exhibit 4.1(o)	Form of Patriot Act Certificate
Exhibit 4.1(q)(i)	Form of Power of Attorney for Borrower
Exhibit 4.1(q)(ii)	Form of Power of Attorney for Pledgor
Exhibit 5.2(h)	Form of Mortgage Asset Data Summary

     CREDIT AGREEMENT, dated as of November 6, 2007, among ARBOR REALTY FUNDING, LLC, a Delaware limited liability company (together with its successors and permitted assigns, “Arbor Realty Funding”), as a Borrower, ARSR TAHOE, LLC, a Delaware limited liability company (together with its successors and permitted assigns, “ARSR Tahoe”), as a Borrower, ARBOR REALTY LIMITED PARTNERSHIP, a Delaware limited partnership (together with its successors and permitted assigns, “Arbor Realty”), as a Borrower and a Guarantor, ART 450 LLC, a Delaware limited liability company (together with its successors and assigns, “ART 450”), as a Borrower, ARBOR REALTY TRUST, INC., a Maryland corporation (together with its successors and permitted assigns, “ART”), as a Guarantor, ARBOR REALTY SR, INC., a Maryland corporation (together with its successors and permitted assigns, “ARSR”), as a Guarantor, the other entities from time to time party hereto pursuant to Section 5.10, the several banks and other financial institutions as are, or may from time to time become parties to this Agreement (each, together with its successors and assigns, a “Lender” and, collectively, the “Lenders”), and WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association, as administrative agent for the Lenders hereunder (in such capacity, the “Administrative Agent”).
W I T N E S S E T H:
     WHEREAS, the Credit Parties (as hereinafter defined) have requested that the Lenders make loans and other financial accommodations to the Credit Parties in an aggregate principal amount of up to $573,000,000, as more particularly described herein; and
     WHEREAS, the Lenders have agreed to make such loans and other financial accommodations to the Credit Parties on the terms and conditions contained herein.
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.1 Defined Terms.
     As used in this Agreement, terms defined in the preamble to this Agreement have the meanings therein indicated, and the following terms have the following meanings:
     “40 Act” shall mean the Investment Company Act of 1940, as amended, restated or modified from time to time.
     “450 Income” shall mean cash income received by ART and/or one or more of its Consolidated Subsidiaries with respect to the 450 Transaction which is not recognized per GAAP, net of related expenses.
     “450 Transaction” shall mean the Preferred Equity Interests of ART and/or one or more of its Consolidated Subsidiaries in AT 450 I LLC and AT 450 II LLC.
     “ABR Default Rate” shall have the meaning set forth in Section 2.6.

     “Accepted Servicing Practices” shall mean, with respect to each item of Collateral, those mortgage, mezzanine loan and/or secured lending servicing practices, as applicable, of prudent lending institutions that service Collateral of the same type, size and structure as such Collateral in the jurisdiction where the related Underlying Mortgaged Property is located, as applicable, but in any event, (a) in accordance with the terms of the Credit Documents and Requirements of Law, (b) without prejudice to the interests of the Administrative Agent or any Lender, (c) with a view to the maximization of the recovery on such Collateral on a net present value basis and (d) without regard to (i) any relationship that any Credit Party or any Affiliate or any Subsidiary of the foregoing may have with the related Obligor, mortgagor, any Servicer, any PSA Servicer, any Credit Party or any Affiliate or any Subsidiary of any of the foregoing; (ii) the right of any Credit Party or any Subsidiary or Affiliate of the foregoing to receive compensation or other fees for its services rendered pursuant to this Agreement, the other Credit Documents, the Mortgage Loan Documents or any other document or agreement; (iii) the ownership, servicing or management by any Credit Party or any Affiliate or any Subsidiary of the foregoing for others of any other mortgage loans, assets or mortgaged property; (iv) any obligation of any Credit Party or any Affiliate or any Subsidiary of the foregoing to repurchase, repay or substitute any item of Collateral; (v) any obligation of any Credit Party or any Affiliate or any Subsidiary of the foregoing to cure a breach of a representation and warranty with respect to any Collateral and (vi) any debt any Credit Party or any Affiliate or any Subsidiary of the foregoing has extended to any Obligor, mortgagor or any Affiliate of such Obligor or mortgagor.
     “Account Control Agreement” shall mean that certain letter agreement, dated as of the date hereof, among the Borrowers, the Administrative Agent and Wachovia substantially in the form of Exhibit 1.1(c) attached hereto, as amended, restated, modified or supplemented from time to time.
     “Account Designation Notice” shall mean the Account Designation Notice dated as of the Closing Date from the Borrowers to the Administrative Agent in substantially the form attached hereto as Exhibit 1.1(a), as amended, restated, modified or supplemented from time to time.
     “Additional Credit Party” shall mean each Person that becomes a Borrower or Guarantor by execution of a Joinder Agreement in accordance with Section 5.10.
     “Adjusted FFO” shall mean for any period, an amount equal to (a) FFO plus (b) to the extent that any of the following amounts are deducted in the determination of Net Income (but not otherwise), (i) the value of all Equity Interests paid by ART and its Consolidated Subsidiaries as compensation and (ii) the value of all Equity Interests paid by ART and its Consolidated Subsidiaries as incentive management fees, in each case with respect to clauses (a) and (b) of this definition of Adjusted FFO, determined in accordance with GAAP.
     “Adjusted Tangible Net Worth” shall mean Tangible Net Worth plus the aggregate principal amount outstanding under the Eligible Subordinated Debt plus deferred revenues relating to the 450 Transaction to the extent classified as a liability according to GAAP.
     “Adjusted Total Liabilities” shall mean Total Liabilities less the deferred revenues relating to the 450 Transaction to the extent classified as a liability according to GAAP.
     “Administrative Agent” or “Agent” shall have the meaning set forth in the first paragraph of this Agreement and shall include any successors in such capacity.
     “Administrative Borrower” shall mean Arbor Realty Funding.

     “Administrative Questionnaire” shall mean an Administrative Questionnaire in a form supplied by the Administrative Agent, as amended, restated, modified or supplemented from time to time.
     “Affiliate” shall mean, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
     “Agreement” or “Credit Agreement” shall mean this Agreement, as amended, modified, extended, restated, replaced, or supplemented from time to time in accordance with its terms.
     “Allocated Revolving Loan Amount” shall mean, for each item of Revolving Loan Collateral, the outstanding principal amount of the Revolving Loans allocated by the Administrative Agent, in its discretion, to the related Revolving Loan Collateral, which Allocated Revolving Loan Amount shall be set forth in the related Confirmation, as increased or reduced from time to time, pursuant to one or more additional Confirmations.
     “Allocated Term Loan Amount” shall mean, for each item of Term Loan Collateral, the outstanding principal amount of the Term Loan allocated by the Administrative Agent, in its discretion, to the related Term Loan Collateral, which Allocated Term Loan Amount shall be set forth in the related Confirmation, as increased or reduced from time to time, pursuant to one or more additional Confirmations.
     “Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof: “Prime Rate” shall mean, at any time, the rate of interest per annum publicly announced or otherwise identified from time to time by Wachovia at its principal office in Charlotte, North Carolina as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in the Prime Rate occurs. The parties hereto acknowledge that the rate announced publicly by Wachovia as its Prime Rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks; and “Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published on the next succeeding Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive in the absence of manifest error) that it is unable to ascertain the Federal Funds Effective Rate, for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms above, the Alternate Base Rate shall be determined without regard to clause (b) of the first sentence of this definition, as appropriate, until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the opening of business on the date of such change.
     “Alternate Base Rate Loans” shall mean Loans that bear interest at an interest rate based on the Alternate Base Rate.
     “Applicable Advance Rate” shall mean, with respect to each Mortgage Asset, (a) with respect to Term Loan Collateral under the Term Loans, the Applicable Advance Rate set forth on Schedule 1-A to the Fee Letter and (b) in the case of Revolving Loan Collateral (including Mixed Collateral) under the

Revolving Loans, the Applicable Advance Rate set forth in the related Confirmation, which shall be no greater than the Applicable Advance Rate set forth in Schedule 1-B to the Fee Letter (as applicable).
     “Applicable Percentage” shall have the meaning set forth in the Fee Letter.
     “Approved Bank” shall have the meaning set forth in the definition of “Cash Equivalents.”
     “Approved Fund” shall mean any Fund that is administered, managed or underwritten by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     “Arbor Realty” shall have the meaning set forth in the first paragraph of this Agreement.
     “Arbor Realty Funding” shall have the meaning set forth in the first paragraph of this Agreement.
     “Arranger” shall mean Wachovia Capital Markets, LLC, together with its successors and assigns.
     “ARSR” shall have the meaning set forth in the first paragraph of this Agreement.
     “ARSR Tahoe” shall have the meaning set forth in the first paragraph of this Agreement.
     “ART” shall have the meaning set forth in the first paragraph of this Agreement.
     “ART 450” shall have the meaning set forth in the first paragraph of this Agreement.
     “Asset Schedule and Exception Report” shall have the meaning set forth in the Custodial Agreement.
     “Asset Value” shall have the meaning set forth in the Fee Letter.
     “Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by the definition of Eligible Assignee and Section 10.6), and accepted by the Administrative Agent, in substantially the form of Exhibit 1.1(b) or any other form approved by the Administrative Agent.
     “Assignment of Leases” shall mean, with respect to any Mortgage, an assignment of leases thereunder, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the Underlying Mortgaged Property is located to reflect the assignment of leases to the holder of the Mortgage or any secured party, as applicable, as any such Assignment of Leases may be amended, restated, modified or supplemented from time to time.
     “Assignment of Mortgage” shall mean, with respect to any Mortgage, an assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the assignment of the Mortgage to the holder of the Mortgage or any secured party, as applicable, as any such Assignment of Mortgage may be amended, restated, modified or supplemented from time to time.
     “Assignments” shall mean the transfer of all of the Borrowers’ rights and interests under an Eligible Asset pursuant to an assignment executed by the Borrowers in blank, which assignment shall be in the form of Exhibit 1.1(g) and shall be otherwise satisfactory to the Administrative Agent in its discretion, as any such Assignments may be amended, restated, modified or supplemented from time to time.
     “Authority Documents” shall mean, as to any Person, the articles or certificate of incorporation or formation, by-laws, limited liability company agreement, general partnership agreement, limited partnership agreement, trust agreement, joint venture agreement or other applicable organizational or governing documents and the applicable resolutions of such Person.
     “Availability” shall mean at any time, an amount equal to the positive excess (if any) of (a) the lesser of (i) the Revolving Committed Amount, and (ii) the Asset Value of all Revolving Loan Collateral, minus (b) the aggregate outstanding principal amount for all Revolving Loans on such day plus, to the extent any Revolving Loan is advanced against any Mixed Collateral, the Allocated Term Loan Amount for all such Mixed Collateral on such day; provided, however, for so long as and to the extent that the Administrative Agent does not have a first priority perfected security interest in any item of Collateral, then such Collateral shall be disregarded for the purposes of calculating Availability; provided, further, however, on and after the occurrence of the Maturity Date or an Event of Default, the Availability shall be zero (0).
     “Availability Correction Deadline” shall have the meaning set forth in Section 2.5.
     “Average Advance Rate” shall mean a fraction, the numerator of which is the outstanding principal amount of all Revolving Loans and Term Loans and the denominator of which is the Asset Value of all Revolving Loan Collateral and Term Loans (without taking into account any Applicable Advance Rates).
     “Bailee” shall mean, with respect to each Table Funded Mortgage Asset, the related title company or other settlement agent, in each case, approved in writing by the Administrative Agent in its discretion.
     “Bailee Agreement” shall mean, the Bailee Agreement among the applicable Borrower, the Administrative Agent and the Bailee in the form of Annex 13 to the Custodial Agreement.
     “Bailee’s Trust Receipt” shall have the meaning set forth in the Custodial Agreement.
     “Bank Repurchase Facility” shall mean that certain facility evidenced by, among other agreements, the First Amended and Restated Loan Purchase and Repurchase Agreement, dated as of July 12, 2004, by and among Arbor Realty Funding LLC, Arbor Realty, ART 450 LLC, ARSR Tahoe, LLC, Arbor ESH II LLC, and ARSR as the sellers, Wachovia, as the purchaser, and ART, Arbor Realty and ARSR, as the guarantors, as such agreements are amended, modified, restated, replaced, waived, substituted, supplemented or extended from time to time.
     “Bankruptcy Code” shall mean the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.
     “Bankruptcy Event” shall mean any of the events described in Section 7.1(f).
     “Bankruptcy Event of Default” shall mean an Event of Default specified in Section 7.1(f).
     “Basic Mortgage Asset Documents” shall have the meaning set forth in the Custodial Agreement.
     “Book Value” shall mean, with respect to any Mortgage Asset at any time, an amount as certified by the applicable Borrower, equal to the lesser of (a) face or par value and (b) the price that the applicable

Borrower initially paid or advanced in respect thereof plus any additional amounts advanced by the applicable Borrower for or in respect of such Mortgage Asset, as such Book Value may be marked down by the applicable Borrower from time to time, including, as applicable, any loss/loss reserve/price adjustments, less an amount equal to the sum of all principal payments, prepayments or paydowns paid and realized losses and other writedowns recognized relating to such Mortgage Asset.
     “Borrower” or “Borrowers” shall mean, individually and/or collectively, Arbor Realty Funding, ARSR Tahoe, Arbor Realty, ART 450 and any other entity that becomes a party to this Agreement pursuant to Section 5.10 from time to time, in each case together with their successors and permitted assigns.
     “Borrower Joinder Agreement” shall mean a Borrower Joinder Agreement in substantially the form of Exhibit 1.1(d)(i), executed and delivered by an Additional Credit Party in accordance with the provisions of Section 5.10, as amended, restated, supplemented or modified from time to time.
     “Borrower Asset Schedule” shall have the meaning set forth in the Custodial Agreement.
     “Borrower Release Letter” shall mean a letter in the form of Exhibit 1.1(h), duly executed by the applicable Borrower.
     “Borrowing Date” shall mean, the date any Loan is made or any item of Collateral is pledged to the Administrative Agent pursuant to the terms hereof and the other Credit Documents.
     “Bridge Loan” shall mean, a Whole Loan, Junior Interest or Mezzanine Loan that is otherwise an Eligible Asset except that the Underlying Mortgaged Property is not stabilized, or is otherwise considered to be in a transitional state, which exceptions shall be disclosed to and be acceptable to the Administrative Agent in its discretion. A Bridge Loan may not include an interest in a Preferred Equity Interest. Unless waived in writing by the Administrative Agent in its discretion, a Bridge Loan must satisfy all of the terms and conditions contained in this Agreement (other than those eligibility criteria waived in accordance with the first sentence of this definition) that are applicable to Whole Loans, Junior Interests and Mezzanine Loans, as applicable.
     “Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in North Carolina, New York or Minnesota are authorized or required by Requirements of Law to close; provided, however, that when used in connection with a rate determination, borrowing or payment in respect of a LIBOR Rate Loan, the term “Business Day” shall also exclude any day on which banks in London, England are not open for dealings in Dollar deposits in the London interbank market.
     “Capital Lease” shall mean any lease of (or other agreement conveying the right to use) Property, real or personal, the obligations with respect to which are required to be capitalized on a balance sheet of the lessee in accordance with GAAP.
     “Capital Lease Obligations” shall mean, for any Person and its Consolidated Subsidiaries, all obligations of such Person to pay rent or other amounts under a Capital Lease, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.
     “Cash Collateral” shall mean the cash or payments received by the Administrative Agent pursuant to Section 2.5 of this Agreement or as Income on any Collateral.

     “Cash Equivalents” shall mean any of the following: (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one (1) year from the date of acquisition, (b) time deposits or certificates of deposit of any commercial bank incorporated under the laws of the United States or any state thereof, of recognized standing having capital and unimpaired surplus in excess of $1,000,000,000 and whose short-term commercial paper rating at the time of acquisition is at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s (any such bank, an “Approved Bank”), with such deposits or certificates having maturities of not more than one (1) year from the date of acquisition, (c) repurchase obligations with a term of not more than seven (7) days for underlying securities of the types described in clauses (a) and (b) above entered into with any Approved Bank, (d) commercial paper or finance company paper issued by any Person incorporated under the laws of the United States or any state thereof and rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s, and in each case maturing not more than one (1) year after the date of acquisition, and (e) investments in money market funds that are registered under the 40 Act, which have net assets of at least $1,000,000,000 and at least 85% of whose assets consist of securities and other obligations of the type described in clauses (a) through (e) above. All such Cash Equivalents must be denominated solely for payment in Dollars.
     “CDO Issuance” shall mean any securitization transaction involving the issuance of collateralized debt obligations.
     “CDO Issuer” shall mean the issuer of securities in a CDO Issuance.
     “Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.
     “Change of Control” shall mean, unless approved by the Administrative Agent in advance, with respect to any Borrower or any Guarantor, a change of control shall be deemed to have occurred upon the occurrence of any of the following: (a) a Person or two or more Persons acting in concert shall have acquired “beneficial ownership”, directly or indirectly, of, or shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of, or control over, Voting Interests of such Borrower or such Guarantor (or other securities convertible into such Voting Interests) representing more than 50% of the combined voting power of all Voting Interests of any Borrower or any Guarantor, (b) Continuing Directors shall cease for any reason to constitute a majority of the members of the board of directors of any Borrower or any Guarantor then in office, (c) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of any Borrower (together with its Subsidiaries), or any Guarantor (together with its Subsidiaries) taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) or (d) the adoption by the equity holders of any Borrower or any Guarantor of a plan or proposal for the liquidation or dissolution of any Borrower or any Guarantor. As used herein, “beneficial ownership” shall have the meaning provided in Rule 13d-3 and 13d-5 of the Exchange Act. Notwithstanding the foregoing, neither the Administrative Agent nor any Lender shall be deemed to approve or have approved any internalization of management as a result of this definition or any other provision.
     “Class” shall mean with respect to a Mortgage Asset, such Mortgage Asset’s classification as a Whole Loan, a Junior Interest, a Mezzanine Loan, a Preferred Equity Interest, a Bridge Loan, an Equity Asset, a Condominium Loan or a Land Loan (and, with respect to each Bridge Loan, Condominium Loan or Land Loan, its sub—classification as a Whole Loan, Junior Interest Loan or Mezzanine Loan, as applicable).
     “Closing Date” shall mean the date of this Agreement.
     “Closing Officer’s Certificate” shall mean a certificate substantially in the form of Exhibit 4.1(n), duly executed by each of the Credit Parties.
     “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
     “Collateral” shall mean the collective reference to the collateral described in the Security Documents which secures all Obligations (including, without limitation, the Term Loan and the Revolving Loan).
     “Collateral Default” shall mean any Mortgage Asset included or proposed to be included in the Collateral (a) that is thirty (30) or more days delinquent under the terms of the related Mortgage Loan Documents (including any Preferred Equity Interest or Equity Asset that has not been paid during such period), (b) for which there is a non-monetary default (beyond any applicable notice and cure period) under the terms of the related Mortgage Loan Documents, (c) for which there is any breach or a representation or warranty under Schedule 1.1(c) or (d) with respect to which the related Obligor is the subject of an Insolvency Proceeding or Insolvency Event.
     “Collection Account” shall mean the account set forth on Schedule 1.1(b), which is established in the name of one or more Borrowers and subject to the Account Control Agreement and into which all Income and Cash Collateral shall be deposited. Funds in the Collection Account may be invested at the direction of the Administrative Agent in Cash Equivalents.
     “Commercial Real Estate” shall mean any real estate included in the definition of Property Type.
     “Commercial Real Estate Loan” shall mean any loan secured directly or indirectly by Commercial Real Estate or, as applicable, Equity Interests in an entity that owns directly or indirectly Commercial Real Estate.
     “Commitment” shall mean the Revolving Commitments and the Term Loan Commitments, individually or collectively, as appropriate.
     “Commitment Fee” shall mean the “Commitment Fee” payable under the Fee Letter.
     “Commitment Percentage” shall mean the Revolving Commitment Percentage and/or the Term Loan Commitment Percentage, as appropriate.
     “Commitment Period” shall mean the period from and including the Funding Date to but excluding the Revolver Maturity Date.
     “Commonly Controlled Entity” shall mean an entity, whether or not incorporated, which is under common control with a Borrower or any other Credit Party within the meaning of Section 4001(b)(1) of ERISA or is part of a group which includes any Borrower or any other Credit Party and which is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Section 412 of the Code to the extent required by such section, Section 414(m) or 414(o) of the Code.

     “Compliance Certificate” shall mean a certificate in the form of Exhibit 1.1(i) attached hereto, duly executed by the Credit Parties.
     “Condominium Loan” shall mean Mortgage Asset (other than a Bridge Loan, a Preferred Equity Interest or an Equity Asset) the Underlying Mortgaged Property for which is owned, is in the process of being converted to be owned or is otherwise expected to be owned, in whole or in part, by a condominium form of ownership. Condominium Loans are not Eligible Assets unless deemed so by the Administrative Agent on a case—by—case basis.
     “Confirmation” shall have the meaning set forth in Section 2.1.
     “Consolidated” shall mean, when used with reference to financial statements or financial statement items of the Borrowers, the Guarantors and their Subsidiaries or any other Person, such statements or items on a consolidated basis in accordance with the consolidation principles of GAAP.
     “Construction Costs” shall mean with respect to a Mortgage Asset that is a Bridge Loan, as of any date of determination, the reasonable hard and soft costs of proposed construction of the improvements on the Underlying Mortgaged Property, which reasonable costs shall be disclosed to and approved by the Administrative in its discretion, plus the market value of the related Underlying Mortgaged Property at such time, as determined by the Administrative Agent in its discretion based on such sources of information as the Administrative Agent may determine to rely on in its discretion.
     “Construction Draw Deliveries” shall mean the deliveries required under Schedule 1.1(f) to this Agreement.
     “Contingent Liabilities” shall mean, with respect to any Person and its Consolidated Subsidiaries (without duplication): (a) liabilities and obligations (including any Guarantee Obligations) of such Person or any Consolidated Subsidiary of such Person in respect of “off-balance sheet arrangements” (as defined in the SEC Off-Balance Sheet Rules), (b) any obligation, including, without limitation, any Guarantee Obligation, whether or not required to be disclosed in the footnotes to such Person’s and its Consolidated Subsidiaries’ financial statements, guaranteeing partially or in whole any Non-Recourse Indebtedness, lease, dividend or other obligation, exclusive of (i) contractual indemnities (including, without limitation, any indemnity or price-adjustment provision relating to the purchase or sale of securities or other assets) and (ii) guarantees of non-monetary obligations (other than guarantees of completion, environmental indemnities and guarantees of customary carve-out matters made in connection with Non-Recourse Indebtedness, such as (but not limited to) fraud, misappropriation, bankruptcy and misapplication) which have not yet been called on or quantified, of such Person or of any other Person, and (c) any forward commitment or obligation to fund or provide proceeds with respect to any loan or other financing which is obligatory and non-discretionary on the part of the lender. The amount of any Contingent Liabilities described in clause (b) shall be deemed to be, (i) with respect to a guarantee of interest or interest and principal, or operating income guarantee, the sum of all payments required to be made thereunder (which, in the case of an operating income guarantee, shall be deemed to be equal to the debt service for the note secured thereby), through, (x) in the case of an interest or interest and principal guarantee, the stated date of maturity of the obligation (and commencing on the date interest could first be payable thereunder), or (y) in the case of an operating income guarantee, the date through which such guarantee will remain in effect, and (ii) with respect to all guarantees not covered by the preceding clause (i), an amount equal to the stated or determinable amount of the primary obligation in respect of which such guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as recorded on the balance sheet and on the footnotes to the most recent financial statements of such Person. As used in this definition, the term “SEC Off-Balance Sheet Rules” means the Disclosure in Management’s Discussion and Analysis About

Off-Balance Sheet Arrangements and Aggregate Contractual Obligations, Securities Act Release No. 33-8182, 34-47264; FR-67 International Series Release No. 1266 File No. S7-42-02, 68 Fed. Reg. 5982 (Feb. 5, 2003) (codified at 17 CFR pts. 228, 229 and 249).
     “Continuing Director” shall mean (a) an individual who is a member of any Person’s board of directors (or the equivalent thereof) on the date hereof or (b) any new director (or the equivalent thereof) whose appointment was approved by a majority of the individuals who were already Continuing Directors at the time of such appointment, election or approval.
     “Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any contract, agreement, instrument or undertaking to which such Person is a party or by which it or any of its Property is bound.
     “Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
     “Correction Amount” shall have the meaning set forth in Section 2.5.
     “Credit Documents” shall mean this Agreement, each of the Notes, any Joinder Agreement, the Fee Letter, the Guaranty, each Notice of Borrowing, each Confirmation, the Custodial Fee Letter and the Security Documents and all other agreements, documents, certificates and instruments delivered to the Administrative Agent or any Lender by any Credit Party in connection therewith, as each such agreement, document, certificate or instrument is amended, restated, modified or supplemented from time to time.
     “Credit Party” shall mean any of the Borrowers, the Guarantors, the Pledgor, any Additional Credit Party or any pledgor or obligor under the Security Documents.
     “Credit Party—Related Obligations” shall mean any obligations, liabilities and/or Indebtedness of the Credit Parties under each Credit Document and under any other arrangement between any Credit Party or any Affiliate or Subsidiary of any Credit Party, on the one hand, and the Administrative Agent, any Affiliate or Subsidiary of the Administrative Agent and/or any commercial paper conduit for which Wachovia or an Affiliate or Subsidiary of Wachovia acts as a liquidity provider, administrator or agent, on the other hand, including, without limitation, such obligations, liabilities and/or Indebtedness under the ESH Term Facility and the Working Capital Facility, as any such Credit Party-Related Obligations are amended, restated or modified from time to time.
     “Custodial Agreement” shall mean that certain Custodial Agreement, dated as of even date herewith, by and among the Borrowers, the Administrative Agent and the Custodian, as the same shall be amended, modified, waived, supplemented, extended, replaced or restated from time to time.
     “Custodial Fee Letter” shall mean that certain Custodial Fee Letter between the Borrowers and the Custodian, as such letter may be amended, modified, waived, supplemented, extended, restated or replaced from time to time.
     “Custodial Identification Certificate” shall have the meaning set forth in the Custodial Agreement.
     “Custodian” shall mean Wells Fargo Bank, National Association, and its successor in interest as the custodian under the Custodial Agreement, and any successor Custodian under the Custodial Agreement.

     “Debt Service” shall mean for any period, the sum of (a) Interest Expense of ART and its Consolidated Subsidiaries for such period and (b) all regularly scheduled principal payments made with respect to Indebtedness of ART and its Consolidated Subsidiaries during such period, other than any balloon, bullet, margin or similar principal payment which repays such Indebtedness in full.
     “Debt Service Coverage Ratio” or “DSCR” shall mean with respect to any Mortgage Asset, as of any date of determination, for the period of time to be determined in the Administrative Agent’s discretion (it being understood that it is the Administrative Agent’s intent to make the determination based on the period of twelve (12) consecutive complete calendar months preceding such date (or, if such Mortgage Asset was originated less than twelve (12) months from the date of determination, the number of months from the date of origination)), the ratio of (a) the aggregate Net Cash Flow in respect of the Underlying Mortgaged Properties relating to such Mortgage Asset for such period (including, in the case of Bridge Loans and, as applicable, Condominium Loans and Land Loans, interest reserves held by a Borrower or a Servicer with respect to such asset, to (b) the sum of (i) the aggregate of all amounts due for such period in respect of all Indebtedness that was outstanding from time to time during such period that is secured, directly or indirectly, by such Underlying Mortgaged Properties (including, without limitation, by way of a pledge of the equity of the owner(s) of such Underlying Mortgaged Properties) or that is otherwise owing by the owner(s) of such Underlying Mortgaged Properties, including, without limitation, all scheduled principal and/or interest payments due for such period in respect of each Mortgage Asset that is secured or supported by such Underlying Mortgaged Properties plus (ii) the amount of all Ground Lease payments to be made in respect of such Underlying Mortgaged Properties during such period, as any of the foregoing elements of DSCR may be adjusted by the Administrative Agent as determined by the Administrative Agent in its discretion; provided, however, that all such calculations shall be made taking into account any senior or pari passu debt or other senior or pari passu obligations, including senior or pari passu debt or other senior or pari passu obligations secured directly or indirectly by the applicable Underlying Mortgaged Property.
     “Default” shall mean any of the events specified in Section 7.1, whether or not any requirement for the giving of notice or the lapse of time, or both, or any other condition, has been satisfied.
     “Defaulting Lender” shall mean, at any time, any Lender that, at such time (a) has failed to make a Loan required pursuant to the terms of this Agreement, (b) has failed to pay to the Administrative Agent or any Lender an amount owed by such Lender pursuant to the terms of this Agreement and such default remains uncured, or (c) has been deemed insolvent or has become subject to an Insolvency Proceeding, Insolvency Event or to a receiver, trustee or similar official.
     “Deficit” shall have the meaning set forth in Section 2.5(b)(iv).
     “Derivatives Contract” shall mean any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement. Not in limitation of the foregoing, the term “Derivatives Contract” includes any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc.,

any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any such master agreement.
     “Derivatives Termination Value” shall mean, in respect of any one or more Derivatives Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Derivatives Contracts, (a) for any date on or after the date such Derivatives Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Derivatives Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Derivatives Contracts (which may include the Administrative Agent).
     “Dollars” and “$” shall mean dollars in lawful currency of the United States of America.
     “Domestic Lending Office” shall mean, initially, the office of each Lender designated as such Lender’s Domestic Lending Office shown in such Lender’s Administrative Questionnaire; and thereafter, such other office of such Lender as such Lender may from time to time specify to the Administrative Agent and the Borrowers as the office of such Lender at which Alternate Base Rate Loans of such Lender are to be made.
     “Domestic Subsidiary” shall mean any Subsidiary that is organized and existing under the laws of the United States or any state or commonwealth thereof or under the laws of the District of Columbia.
     “Due Diligence Costs” shall have the meaning set forth in Section 10.27.
     “Due Diligence Review” shall mean the performance by the Administrative Agent of any or all of the reviews permitted under Section 10.27 with respect to any or all of the Collateral, as desired by the Administrative Agent from time to time.
     “EBITDA” shall mean, with respect to ART and its Consolidated Subsidiaries for any period, the net income (or loss) of ART and its Consolidated Subsidiaries for such period determined on a consolidated basis (prior to any impact from minority interests and before deduction of preferred dividends on preferred stock, if any, of ART), in accordance with GAAP, plus the following (but only to the extent actually included in determination of such net income (loss)): (a) income tax expense; (b) extraordinary or non-recurring gains and losses; (c) depreciation and amortization expense; (d) interest expense and (e) amounts deducted in accordance with GAAP in respect of other non-cash expenses in determining such net income. EBITDA will be adjusted to remove all impact of FAS 141.
     “Electronic Transmission” shall mean the delivery of information and executed documents in an electronic format acceptable to the applicable recipient thereof.
     “Eligible Asset” shall mean a Mortgage Asset that as of any date of determination:
     (a) is not subject to a Collateral Default;
     (b) with respect to the portion of such Mortgage Asset to be pledged to the Administrative Agent, the funding obligations have been satisfied in full and there is no unfunded commitment with respect thereto;
     (c) has been approved in writing by the Administrative Agent in its discretion;

     (d) has an LTV not in excess of the Maximum LTV, and, with respect to Bridge Loans, an LTC not in excess of the Maximum LTC;
     (e) has a DSCR equal to or greater than the Minimum DSCR;
     (f) is not a construction loan; provided, however, the Administrative Agent may, in its discretion, waive this restriction on a case—by—case basis and permit the pledge of one (1) or more Condominium Loans or Land Loans that are construction loans provided each such Mortgage Asset otherwise satisfies the definition of Eligible Asset and the other requirements of the Credit Documents, such assets shall be treated like Bridge Loans for the purpose of determining Asset Value and LTC and such Mortgage Asset and the applicable Borrower satisfies such other terms, conditions or requirements as the Administrative Agent may require in its discretion, such requirements to be set forth in the related Confirmation;
     (g) is not a loan to an operating business (other than a hotel);
     (h) the pledge of such Mortgage Asset will not violate any applicable Sub—Limit;
     (i) satisfies each of the applicable representations and warranties set forth in Article III of this Agreement (to the extent any such representations or warranties relate to the Mortgage Assets or the Administrative Agent’s rights or remedies with respect thereto), in Schedule 1.1(c) hereto, the Mortgage Loan Documents and in any statement, affirmation or certification made or information, document, agreement, notice or report provided to the Administrative Agent with respect to such Mortgage Asset;
     (j) in the case a Ground Lease, the Ground Lease has a remaining term of no less than twenty (20) years from the maturity date of the Mortgage Asset;
     (k) the Underlying Mortgaged Property is located, and the Obligor is domiciled, in the United States of America;
     (l) such Mortgage Asset is denominated and payable in Dollars;
     (m) the Obligor is not a Sanctioned Person or Sanctioned Entity; and
     (n) does not involve an equity or similar interest by any Credit Party that would result in (i) a conflict of interest or a potential conflict of interest or (ii) an affiliation with an Obligor under the terms of the Mortgage Loan Documents which results or could result in the loss or impairment of any material rights of the holder of the Mortgage Asset; provided, however, the Borrowers must disclose to the Administrative Agent prior to the related Borrowing Date all equity or similar interests held or to be held by any Credit Party regardless of whether it satisfies any of the foregoing clauses (i) or (ii).
provided, however, notwithstanding a Mortgage Asset’s failure to conform to the criteria set forth above, the Administrative Agent may, in its discretion, designate in writing any such non—compliant Mortgage Asset as an Eligible Asset, which may include a temporary or permanent waiver of one (1) or more Eligible Asset requirements.
     “Eligible Assignee” shall mean (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by the Administrative Agent; provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrowers, Guarantors or any Borrower’s or Guarantor’s Affiliates or Subsidiaries.

     “Eligible Subordinated Debt” shall mean (a) the debt securities of ARSR issued under (i) the Junior Subordinated Indenture, dated as of March 15, 2005, between ARSR, as issuer, and JPMorgan Chase, N.A., as trustee, (ii) the Junior Subordinated Indenture, dated as of April 1, 2005, between ARSR, as issuer, and JPMorgan Chase, N.A., as trustee, (iii) the Junior Subordinated Indenture, dated as of April 6, 2005, between ARSR, as issuer, ART, as guarantor, and Wilmington Trust Company, as trustee, (iv) the Amended and Restated Junior Subordinated Indenture, dated as of August 26, 2005, between ARSR, as issuer, and Wells Fargo Bank, N.A., as trustee, (v) the Junior Subordinated Indenture, dated as of December 8, 2005, between ARSR, as issuer, and JPMorgan Chase, N.A., as trustee, (vi) the Junior Subordinated Indenture, dated as of May 16, 2006, between ARSR, as issuer, and JPMorgan Chase, N.A., as trustee, (vii) the Junior Subordinated Indenture, dated as of June 2, 2006, between ARSR, as issuer, ART, as guarantor, and Wilmington Trust Company, as trustee, (viii) the Junior Subordinated Indenture, dated as of April 11, 2007, between ARSR, as issuer, ART, as guarantor and Wilmington Trust Company, as trustee and (ix) the Junior Subordinated Indenture, dated as of April 13, 2007, between ARSR, as issuer, ART, as guarantor and Wilmington Trust Company, as trustee and (b) any future trust preferred indebtedness of ART and its Consolidated Subsidiaries that (i) has express subordination provisions substantially the same as those contained in the indentures for the transactions listed in clause (i) of this definition of Eligible Subordinated Debt, (ii) has enforceable subordination provisions, (iii) has a maturity date no earlier than the date that is six (6) months following the Maturity Date, (iv) the Administrative Agent is in receipt of an Opinion of Counsel acceptable to the Administrative Agent in its discretion addressing the enforceability of the subordination provisions contained in the documents governing the proposed Eligible Subordinated Debt and (v) has been specifically approved in writing by the Administrative Agent in its discretion.
     “Environmental Laws” shall mean any and all applicable foreign, federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time be in effect during the term of this Agreement.
     “Equity Asset” shall mean an equity investment in an amount as approved by the Administrative Agent in its discretion represented by Equity Interests in an entity that owns directly or indirectly Commercial Real Estate, including, but not limited to, all Equity Interests representing a dividend on any of the Equity Interests of the Equity Asset Grantor or representing a distribution or return of capital upon or in respect of the Equity Interests of the Equity Asset Grantor, in each case as it relates to an Equity Asset; provided, however, (a) the funding of the Equity Asset is subject to regulatory and compliance criteria applicable to banks generally with respect to this type of asset, and (b) the Administrative Agent reserves the right to require, as a condition to such financing, that each Equity Asset be acquired by and pledged to the Administrative Agent by a bankruptcy remote, special purpose entity, which entity shall join the Credit Documents as a co-Borrower pursuant to a Borrower Joinder Agreement as a condition to the pledge of such Equity Asset and for the Equity Interests in such Borrower to be pledged to the Administrative Agent as additional Collateral for the Obligations.
     “Equity Asset Documents” shall mean the related Authority Documents of the Equity Asset Grantor, together with a certificate, instrument or other tangible evidence of the Equity Interests in the Equity Asset Grantor.
     “Equity Asset Grantor” shall mean the entity in which an Equity Asset represents an Investment.
     “Equity Interests” shall mean with respect to any Person, any share, interest, participation and other equivalent (however denominated) of capital stock of (or other ownership, equity or profit interests

in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership, equity or profit interests in) such Person, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.
     “Equity Issuance” shall mean any issuance by any Borrower, Guarantor or any Consolidated Subsidiary or Affiliate of any Borrower or any Guarantor to any Person that is not a Borrower, Guarantor or Consolidated Subsidiary or Affiliate of a Borrower or Guarantor of (a) shares or interests of its Equity Interests, (b) any shares or interests of its Equity Interests pursuant to the exercise of options, warrants or similar rights (other than shares issued upon the exercise of options or warrants that were issued to officers, directors or employees of a Credit Party), (c) any shares or interests of its Equity Interests pursuant to the conversion of any debt securities to equity or (d) (other than warrants issued by any Borrower, Guarantor or any Consolidated Subsidiary or Affiliate of any Borrower or any Guarantor for which no cash is paid to the applicable Borrower, Guarantor or Consolidated Subsidiary or Affiliate of any Borrower or any Guarantor or options or warrants issued to officers, directors or employees of a Borrower or any Guarantor) warrants, options or similar rights that are exercisable or convertible into shares or interests of its Equity Interests; provided, however, “Equity Issuance” shall not include an Equity Issuance in connection with an issuance of shares (i) in ART to Arbor Commercial Mortgage, LLC, a New York limited liability company, as compensation for acting as servicer or (ii) in any Guarantor or Consolidated Subsidiary or Affiliate of any Guarantor (other than a Borrower) in connection with the acquisition of a company.
     “Equity Net Cash Proceeds Payment” shall have the meaning set forth in Section 2.5(b)(ii).
     “Equity/Preferred Equity Pledge and Security Agreement” shall mean the Equity/Preferred Equity Pledge and Security Agreement, dated as of the date hereof, between the Administrative Agent and each Borrower, as amended, modified, waived, supplemented, extended, restated or replaced from time to time.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.
     “ESH Term Facility” shall mean that certain Credit Agreement, dated as of the date hereof, by and among Arbor Realty SR, Inc., a Maryland corporation, Arbor ESH II LLC, a Delaware limited liability company, the Guarantors, the lenders from time to time party thereto and Wachovia, as administrative agent.
     “Event of Default” shall mean any of the events specified in Section 7.1; provided, however, that any requirement for the giving of notice or the lapse of time, or both, or any other condition, has been satisfied.
     “Exception Report” shall have the meaning set forth in the Custodial Agreement.
     “Exceptions” shall have the meaning set forth in the Custodial Agreement.
     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

     “Excluded Accounts” shall mean all accounts established to hold Obligor Reserve Payments and all accounts holding funds that are required to be disbursed to an Obligor under the terms of the related Mortgage Loan Documents.
     “Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which a Borrower is located and (c) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 2.14, except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding tax pursuant to Section 2.14.
     “Extension of Credit” shall mean, as to any Lender, the making of a Loan by such Lender, any conversion of a Loan from one Type to another Type, any extension of any Loan and any pledge of a Mortgage Asset to the Administrative Agent.
     “Extraordinary Receipt” shall mean any Income received by or paid to or for the account of any Credit Party relating to any item of Collateral and not in the ordinary course of business, including tax refunds, pension plan reversions, proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), condemnation awards (and payments in lieu thereof), indemnity payments and any purchase price adjustments.
     “Fair Market Value” shall mean, with respect to (a) a security listed on a national securities exchange or recognized automated quotation system, the price of such security as reported on such exchange by any widely recognized reporting method customarily relied upon by financial institutions, and (b) with respect to any other assets or Property, including realty, the price which could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing buyer, neither of which is under pressure or compulsion to complete the transaction.
     “Federal Funds Effective Rate” shall have the meaning set forth in the definition of “Alternate Base Rate”.
     “Fee Letter” shall mean the letter agreement dated as of the date hereof, among the Borrowers, the Guarantors and the Administrative Agent, as amended, modified, extended, restated, replaced, or supplemented from time to time.
     “FFO” shall mean for any given period, (a) Net Income of ART and its Consolidated Subsidiaries for such period (before extraordinary and non-recurring items), minus (or plus) (b) gains (or losses) from debt restructuring and sales of Property during such period, plus (c) depreciation and amortization of real and personal Property assets for such period, plus (d) without duplication, income from unconsolidated partnerships and joint ventures, determined in each case in accordance with GAAP.
     “Financial Covenants” shall mean the covenants set forth in Section 5.9 of this Agreement.

     “Fitch” shall mean Fitch Ratings, Inc.
     “Fixed Charge Coverage Ratio” shall mean for ART and its Consolidated Subsidiaries during any period, (a) the sum of EBITDA plus 450 Income for such period (without duplication) divided by (b) the Fixed Charges for the same period.
     “Fixed Charges” shall mean for ART and its Consolidated Subsidiaries during any period, the sum of (without duplication) (a) Debt Service, (b) all Preferred Dividends required to be paid during such period, (c) Capital Lease Obligations required to be paid during such period, and (d) all payments due under any ground lease.
     “Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than that in which a Borrower is resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
     “Fund” shall mean any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
     “Funding Date” shall mean the date upon which all conditions set forth in Sections 4.1 and 4.2 have been satisfied.
     “GAAP” shall mean generally accepted accounting principles in effect in the United States of America applied on a consistent basis, subject, however, in the case of determination of compliance with the financial covenants set out in Section 5.9, to the provisions of Section 1.3.
     “Governmental Authority” shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
     “Ground Lease” shall mean with respect to any Underlying Mortgaged Property for which the Obligor has a leasehold interest in the related Underlying Mortgaged Property or space lease within such Underlying Mortgaged Property, the lease agreement creating such leasehold interest.
     “Guarantee Obligation” shall mean, as to any Person (the “guaranteeing person”), without duplication, any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of the obligations for which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends, Contractual Obligation, Derivatives Contract or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the maximum stated amount of the primary obligation relating to such Guarantee Obligation (or, if less, the maximum stated liability set forth in the instrument embodying such Guarantee Obligation); provided, however, that in the absence of any such stated amount or stated liability, the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as reasonably determined by such Person in good faith.
     “Guarantor” shall mean, individually and/or collectively, ART, Arbor Realty, ARSR and any other entity that becomes party to this Agreement pursuant to Section 5.10 from time to time, in each case together with their successors and permitted assigns.
     “Guarantor Joinder Agreement” shall mean a Guarantor Joinder Agreement in substantially the form of Exhibit 1.1(d)(ii), executed and delivered by an Additional Credit Party in accordance with the provisions of Section 5.10, as amended, restated, supplemented or modified from time to time.
     “Guaranty” shall mean the guaranty of the Guarantors set forth in that certain Guaranty Agreement dated as of the date hereof by and among the Guarantors and the Administrative Agent, as amended, restated, supplemented or modified from time to time.
     “Homewood Account Control Agreement” shall mean that certain executed account control agreement, dated as of the date hereof, among the Borrowers, the Administrative Agent and Wachovia granting control over the Homewood Interest Reserve identified therein to the Administrative Agent as agent for the Secured Parties, in the form of Exhibit 1.1(m), as amended, modified, restated, replaced, waived, substituted, supplemented or extended from time to time.
     “Homewood Interest Reserve” shall mean the account maintained at Wachovia identified in the Homewood Account Control Agreement into which the interest reserve for the senior mortgage loan under the Homewood Mortgage Asset shall be held. Subject to the terms of this Agreement, on each Payment Date, the monthly debt service amount for the Homewood Mortgage Asset will be withdrawn from the Homewood Interest Reserve by the Administrative Agent and deposited into the Collection Account to be applied under Section 2.9 of this Agreement; provided, however, (i) no amounts withdrawn from the Homewood Interest Reserve shall be paid to the Borrowers after an Event of Default and (ii) after an event of default under the Mortgage Loan Documents for the Homewood Mortgage Asset, and subject to the terms of the Mortgage Loan Documents for the Homewood Mortgage Asset, the Administrative Agent shall be entitled to withdraw all of the funds in the Homewood Interest Reserve and apply such funds to the Allocated Term Loan Amount and/or the Allocated Revolving Loan Amount, as applicable, for the Homewood Mortgage Asset and any other Obligations.
     “Homewood Mortgage Asset” shall mean the senior mortgage Whole Loan referred to as Homewood Village Resorts in Placer County, California, which is pledged to the Administrative Agent, as Collateral, under the Security Documents.
     “Income” shall mean with respect to the Collateral and to the extent of a Borrower’s or the holder’s interest therein, at any time, all of the following: all payments, collections, prepayments, recoveries, proceeds (including, without limitation, insurance and condemnation proceeds), Extraordinary Receipts and all other payments or amounts of any kind or nature whatsoever paid, received, collected, recovered or distributed on, in connection with or in respect of the Collateral or any other collateral for the Obligations, including, without limitation, principal payments, interest payments, principal and interest payments, prepayment fees, extension fees, exit fees, defeasance fees, transfer fees, late charges, late fees and all other fees or charges of any kind or nature, premiums, yield maintenance charges, penalties, default interest, dividends, gains, receipts, allocations, rents, interests, profits, payments in kind, returns or repayment of contributions and all other distributions, payments and other amounts of any kind or nature whatsoever payable thereon, in connection therewith, or with respect thereto, together with amounts received from any Interest Rate Protection Agreement and amounts withdrawn from the Homewood Interest Reserve by the Administrative Agent; provided, however, (i) prior to an Event of Default, the Borrowers may net the Servicing Fee from Income and (ii) Income shall not include any Obligor Reserve Payments unless a Borrower, a Servicer or a PSA Servicer has exercised rights with respect to such payments under the terms of the related Mortgage Loan Documents, the Servicing Agreements or the Pooling and Servicing Agreements, as applicable.
     “Indebtedness” shall mean, with respect to any Person, including such Person’s Consolidated Subsidiaries determined on a consolidated basis, at the time of computation thereof, all indebtedness of any kind including, without limitation (without duplication): (a) all obligations of such Person in respect of money borrowed (including, without limitation, principal, interest, assumption fees, prepayment fees, yield maintenance charges, penalties, exit fees, contingent interest and other monetary obligations whether choate or inchoate and whether by loan, the issuance and sale of debt securities or the sale of Property or assets to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property or assets, or otherwise); (b) all obligations of such Person, whether or not for money borrowed (i) represented by notes payable, letters of credit or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or services rendered, or (iv) in connection with the issuance of preferred equity or trust preferred securities; (c) Capital Lease Obligations of such Person; (d) all reimbursement obligations of such Person under any letters of credit or acceptances (whether or not the same have been presented for payment); (e) all Off–Balance Sheet Obligations of such Person; (f) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Mandatory Redeemable Stock issued by such Person or any other Person (inclusive of forward equity contracts), valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (g) as applicable, all obligations of such Person (but not the obligation of others) in respect of any keep well arrangements, credit enhancements, contingent or future funding obligations under any Mortgage Asset or any obligation senior to the Mortgage Asset, unfunded interest reserve amount under any Mortgage Asset or any obligation that is senior to the Mortgage Asset, purchase obligation, repurchase obligation, sale/buy–back agreement, takeout commitment or forward equity commitment, in each case evidenced by a binding agreement (excluding any such obligation to the extent the obligation can be satisfied by the issuance of Equity Interests (other than Mandatory Redeemable Stock)); (h) net obligations under any Derivatives Contract not entered into as a hedge against existing indebtedness, in an amount equal to the Derivatives Termination Value thereof; (i) all Non–Recourse Indebtedness, recourse indebtedness and all indebtedness of other Persons which such Person has guaranteed or is otherwise recourse to such Person; (j) all indebtedness of another Person secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien (other than certain Permitted Liens) on Property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment obligation; provided, however, if such Person has not assumed or become liable for the payment of such indebtedness, then for the purposes of this definition the amount of such indebtedness shall not exceed the market value of the property subject to such Lien; (k) all Contingent Liabilities; (l) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person or obligations of such Person to pay the deferred purchase or acquisition price of Property or assets, including contracts for the deferred purchase price of Property or assets that include the procurement of services; (m) indebtedness of general partnerships of which such Person is liable as a general partner

(whether secondarily or contingently liable or otherwise); and (n) obligations of such Person to fund capital commitments under any Authority Document, subscription agreement or otherwise.
     “Indemnified Amounts” shall have the meaning set forth in Section 10.5(b).
     “Indemnified Taxes” shall mean Taxes other than Excluded Taxes.
     “Indemnitee” shall have the meaning set forth in Section 10.5(b).
     “Independent Director” shall mean natural Person who (a) is not at the time of initial appointment as Independent Director, and may not have been at any time during the five (5) years preceding such initial appointment or at any time while serving as Independent Director, (i) a stockholder, partner, member or direct or indirect legal or beneficial owner of a Borrower, a Guarantor or any Subsidiary or Affiliate of any Credit Party; (ii) a contractor, creditor, customer, supplier, director (with the exception of serving as the Independent Director of a Borrower), officer, employee, attorney, manager or other Person who derives any of its purchases or revenues from its activities with a Borrower, a Guarantor or any Affiliate or Subsidiary of any Credit Party; (iii) a natural Person who controls (directly or indirectly or otherwise) a Borrower, a Guarantor or any Affiliate or Subsidiary of any Credit Party or who controls or is under common control with any Person that would be excluded from serving as an Independent Director under (i) or (ii), above; or (iv) a member of the immediate family of a natural Person excluded from servicing as an Independent Director under clauses (i) or (ii) above and (b) otherwise satisfies the then current requirements of the Rating Agencies. A Person who is an employee of a nationally recognized organization that supplies independent directors and who otherwise satisfies the criteria in clause (a) but for the fact that such organization receives payment from a Borrower or a Guarantor for providing such independent director shall not be disqualified from serving as an Independent Director hereunder.
     “Information Materials” shall have the meaning set forth in Section 5.15.
     “Insolvency” shall mean, with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of such term as used in Section 4245 of ERISA.
     “Insolvency Event” shall mean, with respect to a specified Person, (a) the filing of a decree or order for relief by a court having jurisdiction in the premises in respect of such Person or any substantial part of its Property in an involuntary case under any applicable Insolvency Law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its Property, or ordering the winding-up or liquidation of such Person’s affairs, and such decree or order shall remain unstayed and in effect for a period of sixty (60) consecutive days; or (b) the commencement by such Person of a voluntary case under any applicable Insolvency Law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, or the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its Property, or the making by such Person of any general assignment for the benefit of creditors, or the failure by such Person generally to pay its debts as such debts become due, or the taking of action by such Person in furtherance of any of the foregoing.
     “Insolvency Laws” shall mean the Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

     “Insolvency Proceeding” shall mean any case, action or proceeding before any court or other Governmental Authority relating to any Insolvency Event.
     “Instrument” shall mean any “instrument” (as defined in Article 9 of the UCC), other than an instrument that constitutes part of chattel paper.
     “Intercreditor Agreement” shall mean that certain Intercreditor Agreement to be entered into by and among the Administrative Agent, Wachovia, as administrative agent under the ESH Term Facility and Wachovia, as administrative agent under the Working Capital Facility, as amended, restated, modified or supplemented from time to time.
     “Interest Expense” shall mean, for ART and its Consolidated Subsidiaries, the total interest expense incurred (in accordance with GAAP), including capitalized or accruing interest (but excluding interest funded under a construction loan), by ART and its Consolidated Subsidiaries, without duplication for the most recent period.
     “Interest Period” shall mean, with respect to any LIBOR Rate Loan,
     (a) initially, the period commencing on the Borrowing Date or conversion date, as the case may be, with respect to such LIBOR Rate Loan and ending one, two, three or six months thereafter, subject to availability to all applicable Lenders, as selected by Borrowers in the Notice of Borrowing or Notice of Conversion given with respect thereto; and
     (b) thereafter, each period commencing on the last day of the immediately preceding Interest Period applicable to such LIBOR Rate Loan and ending one, two, three or six months thereafter, subject to availability to all applicable Lenders, as selected by the Borrowers by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that the foregoing provisions are subject to the following:
     (i) if any Interest Period pertaining to a LIBOR Rate Loan would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;
     (ii) any Interest Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month;
     (iii) if the Borrowers shall fail to give notice of the applicable Interest Period, in any Notice of Borrower or otherwise, the applicable Borrower shall be deemed to have selected a one-month LIBOR Rate Loan;
     (iv) no Interest Period in respect of any Loan shall extend beyond the applicable Maturity Date and, further with regard to the Term Loan, no Interest Period shall extend beyond any principal amortization payment date with respect to such Term Loan unless the portion of such Term Loan consisting of Alternate Base Rate Loans together with the portion of such Term Loan consisting of LIBOR Rate Loans with Interest Periods expiring prior to or concurrently with the date such principal amortization payment date is due, is at least equal to the amount of such principal amortization payment due on such date; and
     (v) no more than six (6) LIBOR Rate Loans may be in effect at any time. For purposes hereof, LIBOR Rate Loans with different Interest Periods shall be considered as separate LIBOR Rate Loans, even if they shall begin on the same date and have the same duration, although borrowings, extensions and conversions may, in accordance with the provisions hereof, be combined at the end of existing Interest Periods to constitute a new LIBOR Rate Loan with a single Interest Period.
     “Interest Rate Protection Agreement” shall mean with respect to any or all of the Mortgage Assets, (a) any Derivatives Contract required under the terms of the related Mortgage Loan Documents providing for protection against fluctuations in interest rates or the exchange of nominal interest obligations, either generally or under specific contingencies, and acceptable to the Administrative Agent in its discretion and (b) any Derivatives Contract put in place by any Borrower, any Guarantor or any Subsidiary or Affiliate of the foregoing with respect to any Mortgage Asset.
     “Internal Control Event” shall mean a material weakness in, or fraud that involves management or other employees who have a significant role in, any Credit Party’s internal controls over financial reporting, in each case as described in the Securities Laws.
     “Investment” shall mean, with respect to any Person, any acquisition or investment (whether or not of a controlling interest) by such Person, whether by means of (a) the purchase or other acquisition of any Equity Interests in another Person, (b) a loan, advance or extension of credit to, capital contribution to, guaranty or credit enhancement of Indebtedness of, or purchase or other acquisition of any Indebtedness of, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute the business or a division or operating unit of another Person. Any binding commitment or option to make an Investment in any other Person shall constitute an Investment. Except as expressly provided otherwise, for purposes of determining compliance with any covenant contained in the Credit Documents, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
     “Irrevocable Instruction” shall mean an irrevocable instruction letter in the form of Exhibit 1.1(j) hereto duly executed by the applicable Credit Party, as amended, restated, modified or supplemented from time to time.
     “Joinder Agreement” shall mean a Borrower Joinder Agreement and/or a Guarantor Joinder Agreement, as applicable, as each may be amended, restated, supplemented or modified from time to time.
     “Junior Interest” shall mean (a) a senior, pari passu or junior participation interest in a performing Commercial Real Estate Loan or (b) a senior, pari passu or junior note or certificate in an “A/B” or similar structure in a performing Commercial Real Estate Loan, in each case where the Underlying Mortgaged Property is stabilized and non-transitional.
     “Junior Interest Document” shall mean the original executed promissory note, Participation Certificate, Participation Agreement and any other evidence of a Junior Interest, as applicable.

     “Land Loan” shall mean a Commercial Real Estate Loan secured by entitled land intended for construction, which loan is acceptable to the Administrative Agent in its discretion. Land Loans are not Eligible Assets unless deemed so on a case by case basis in the Administrative Agent’s discretion.
     “Lender” shall have the meaning set forth in the first paragraph of this Agreement and shall include the Revolving Lenders and the Term Loan Lenders.
     “Lender Commitment Letter” shall mean, with respect to any Lender, the letter (or other correspondence) to such Lender from the Administrative Agent notifying such Lender of its Revolving Commitment Percentage and its portion of the Commitment Fee and/or Term Loan Commitment Percentage, as applicable.
     “Lender Consent” shall mean any lender consent delivered by a Lender on the Closing Date in the form of Exhibit 4.1(a).
     “LIBOR” shall mean, for any LIBOR Rate Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBOR01 Page (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, then “LIBOR” shall mean the rate per annum at which, as determined by the Administrative Agent in accordance with its customary practices, Dollars in an amount comparable to the Loans then requested are being offered to leading banks at approximately 11:00 a.m. London time, two (2) Business Days prior to the commencement of the applicable Interest Period for settlement in immediately available funds by leading banks in the London interbank market for a period equal to the Interest Period selected.
     “LIBOR Lending Office” shall mean, initially, the office(s) of each Lender designated as such Lender’s LIBOR Lending Office in such Lender’s Administrative Questionnaire; and thereafter, such other office of such Lender as such Lender may from time to time specify to the Administrative Agent and the Borrowers as the office of such Lender at which the LIBOR Rate Loans of such Lender are to be made.
     “LIBOR Rate” shall mean a LIBOR rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) determined by the Administrative Agent in accordance with the definition of “LIBOR”.
     “LIBOR Rate Loan” shall mean Loans the rate of interest applicable to which is based on the LIBOR Rate.
     “Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Capital Lease having substantially the same economic effect as any of the foregoing).
     “Liquidity” shall mean an amount equal to the (a) sum of (without duplication) (i) the amount of unrestricted cash and unrestricted Cash Equivalents, plus (ii) the borrowing availability (if any) under the Working Capital Facility, in each case in clauses (i) and (ii), solely to the extent that such amounts exceed the amounts necessary to satisfy at such time all of the Financial Covenants (other than Subsection 5.9(a) hereunder and all financial covenants (other than any liquidity covenants) under the Working Capital Facility and the ESH Term Facility and, in each case, to the extent ART continues to be in compliance thereof, less, (b) amounts necessary to satisfy margin deficits or other prepayment obligations under the Working Capital Facility and the ESH Term Facility.
     “Loan” shall mean a Revolving Loan and/or the Term Loan, as appropriate.
     “Loan–to–Value Ratio” or “LTV” shall mean with respect to any Mortgage Asset, as of any date of determination, the ratio of the outstanding principal amount of such Mortgage Asset to the market value of the related Underlying Mortgaged Property at such time, as determined by the Administrative Agent in its discretion, as such LTV may be adjusted by the Administrative Agent as the Administrative Agent determines in its discretion; provided, however, that all such calculations shall be made taking into account any senior or pari passu debt or other senior or pari passu obligations, including senior or pari passu debt or other senior or pari passu obligations secured directly or indirectly by the applicable Underlying Mortgaged Property.
     “LTC” shall mean, with respect to any Mortgage Asset, that is a Bridge Loan, as of any date of determination, the ratio of the outstanding principal amount of such Mortgage Asset to the Construction Costs for such Mortgage Asset; provided, however, that all such calculations shall be made taking into account any senior or pari passu debt or other senior or pari passu obligations, including senior or pari passu debt or other senior or pari passu obligations secured directly or indirectly by the applicable Underlying Mortgaged Property.
     “Mandatory Redeemable Stock” shall mean, with respect to any Person and any Subsidiary thereof, any Equity Interests of such Person which by the terms of such Equity Interests (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise (a) matures or is required to be redeemed, pursuant to a sinking fund obligation or otherwise (other than an Equity Interest to the extent redeemable in exchange for common stock or other equivalent common Equity Interests), (b) is convertible into or exchangeable or exercisable for Indebtedness or Mandatory Redeemable Stock, or (c) is redeemable at the option of the holder thereof, in whole or in part (other than an Equity Interest which is redeemable solely in exchange for common stock or other equivalent common Equity Interests); in the case of each clause (a) through (c), on or prior to the Maturity Date.
     “Market Value” shall mean, as of any date of determination in respect of any Mortgage Asset, the price at which such Mortgage Asset could readily be sold, as determined by the Administrative Agent in its discretion based on such sources and information (if any) as the Administrative Agent may determine to rely on in its discretion (which value may be determined to be zero (0)), as such Market Value may be adjusted at any time by the Administrative Agent as the Administrative Agent determines in its discretion (subject to the last sentence of the definition of Asset Value).
     “Material Adverse Effect” shall mean, any material adverse effect on or change in or to (a) the Properties, assets, business, operations, financial condition, credit quality or prospects of any Borrower or any Guarantor, (b) the ability of any Borrower, any Guarantor or any other Credit Party to perform its obligations under any of the Credit Documents or any of the Mortgage Loan Documents to which it is a party, (c) the validity, enforceability, legality or binding effect of any of the Credit Documents or any Loan granted thereunder, (d) the rights and remedies of the Administrative Agent or any Lender under any of the Credit Documents or the Collateral, (e) the timely payment of any amounts payable under the Credit Documents, or (f) any Collateral, the perfection or priority of any Loan granted with respect to the Collateral or the value or Asset Value of any Collateral.
     “Material Contract” shall mean (a) any contract or other agreement listed on Schedule 3.23, (b) any contract or other agreement, written or oral, of the Credit Parties or any of their Subsidiaries involving monetary liability of or to any such Person in an amount in excess of $3,000,000 per annum, (c) any contract or other agreement, written or oral, of the Credit Parties or any of their Subsidiaries representing at least $3,000,000 of the total Consolidated revenues of the Credit Parties and their Subsidiaries for any fiscal year and (d) any other contract, agreement, permit or license, written or oral, of the Credit Parties or any of their Subsidiaries as to which the breach, nonperformance, cancellation or failure to renew by any party thereto, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
     “Materials of Environmental Concern” shall mean any gasoline or petroleum (including crude oil or any extraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, perchlorate, polychlorinated biphenyls and urea-formaldehyde insulation.
     “Maturity Date” shall mean the Revolver Maturity Date and/or the Term Loan Maturity Date, as applicable.
     “Maximum LTC” shall mean with respect to any Mortgage Asset that is a Bridge Loan, at any time the Maximum LTC for related Underlying Mortgaged Property (a) in the case of Term Loan Collateral for the Term Loans, as set forth on Schedule 1-A to the Fee Letter and (b) in the case of Revolving Loan Collateral (including Mixed Collateral) for the Revolving Loans, the Maximum LTC set forth in the related Confirmation, which shall be no greater than the Maximum LTC set forth in Schedule 1-B to the Fee Letter; provided, however, that all such calculations shall be made taking into account any senior or pari passu debt or other senior or pari passu obligations, including senior or pari passu debt or other senior or pari passu obligations secured directly or indirectly by the applicable Underlying Mortgaged Property.
     “Maximum LTV” shall mean with respect to any Mortgage Asset, at any time, the Maximum LTV for the related Underlying Mortgaged Property (a) in the case of Term Loan Collateral for the Term Loans, as set forth on Schedule 1-A to the Fee Letter and (b) in the case of Revolving Loan Collateral (including Mixed Collateral) for the Revolving Loans, the Maximum LTV set forth in the related Confirmation, which shall be no greater than the Maximum LTV set forth in Schedule 1-B to the Fee Letter; provided, however, that all such calculations shall be made taking into account any senior or pari passu debt or other senior or pari passu obligations, including senior or pari passu debt or other senior or pari passu obligations secured directly or indirectly by the applicable Underlying Mortgaged Property.
     “Mezzanine Loan” shall mean a performing mezzanine loan secured by pledges of all (or, in the Administrative Agent’s discretion, less than all) the Equity Interest of the Person that owns, directly or indirectly, income producing Underlying Mortgaged Property that is stabilized and non-transitional.
     “Mezzanine Note” shall mean the original executed promissory note or other evidence of Mezzanine Loan Indebtedness.
     “Minimum DSCR” shall mean with respect to any Mortgage Asset, at any time, the Minimum DSCR for the related Underlying Mortgaged Property (a) in the case of Term Loan Collateral for the Term Loans, as set forth on Schedule 1-A to the Fee Letter and (b) in the case of Revolving Loan Collateral (including Mixed Collateral) for the Revolving Loans, the Minimum DSCR set forth in the related Confirmation, which shall be no less than the Minimum DSCR set forth in Schedule 1-B to the Fee Letter; provided, however, that all such calculations shall be made taking into account any senior or pari passu debt or other senior or pari passu obligations, including senior or pari passu debt or other senior or pari passu obligations secured directly or indirectly by the applicable Underlying Mortgaged Property.

     “Mixed Collateral” shall mean the portion of the Pledged Mortgage Assets included in the Collateral with respect to which advances under the Term Loan (if any) are calculated and determined and, with respect to any unfunded future advances under such Collateral that the Administrative Agent determines to make in its discretion under the Revolving Loan Commitments, with respect to which Revolving Loans (if any) are determined and calculated; provided, however, Mixed Collateral shall be limited to the Mortgage Assets identified on Schedule 1.1(d).
     “Moody’s” shall mean Moody’s Investors Service, Inc.
     “Mortgage” shall mean each mortgage, assignment of rents, security agreement and fixture filing, or deed of trust, assignment of rents, security agreement and fixture filing, or similar instrument creating and evidencing a Lien on real property, fixtures and other Property and rights incidental thereto.
     “Mortgage Asset” shall mean a Whole Loan, a Junior Interest, a Mezzanine Loan, a Bridge Loan, a Preferred Equity Interest, an Equity Asset or, as applicable, a Condominium Loan or Land Loan, in each case, the Underlying Mortgaged Property for which is included in the categories for Property Types of Mortgage Assets; provided, however, the portion of any Mortgage Asset to be pledged to the Administrative Agent shall not include any Retained Interest (if any).
     “Mortgage Asset Data Summary” shall have the meaning set forth in Section 5.2(h).
     “Mortgage Asset File” shall have the meaning set forth in the Custodial Agreement.
     “Mortgage Asset File Checklist” shall have the meaning set forth in the Custodial Agreement.
     “Mortgage Asset Security Agreement” shall mean, with respect to any Mortgage Asset, any contract, instrument or other document related to security for repayment thereof (other than the related Mortgage, Mortgage Note, Mezzanine Note or any other note, certificate or instrument) executed by an Obligor and/or others in connection with such Mortgage Asset, including, without limitation, any security agreement, UCC financing statement, Liens, warranties, guaranty, title insurance policy, hazard insurance policy, chattel mortgage, letter of credit, accounts, bank accounts or certificates of deposit or other pledged accounts, and any other documents and records relating to any of the foregoing.
     “Mortgage Loan Documents” shall have the meaning set forth in the Custodial Agreement.
     “Mortgage Note” shall mean, that certain original executed promissory note or other evidence of the Indebtedness of an Obligor under a Whole Loan which is secured by a Mortgage on the related Underlying Mortgaged Property.
     “Mortgaged Property” shall mean the Commercial Real Estate (including all improvements, buildings, fixtures, building equipment and personal property thereon and all additions, alterations and replacements made at any time with respect to the foregoing) and all other collateral securing repayment of the debt evidenced by the Mortgage Loan Documents.
     “Mortgagee” shall mean the record holder of a Mortgage Note secured by a Mortgage.
     “Multiemployer Plan” shall mean a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

     “Net Cash Flow” shall mean, with respect to any Underlying Mortgaged Property, for any period, the net income (or deficit) attributable to such Property for such period, determined in accordance with GAAP, less the amount of all (a) capital expenditures incurred, (b) reserves established, (c) leasing commissions paid (other than commissions paid from reserves held under the Mortgage Loan Documents) and (d) tenant improvements paid during such period (other than tenant improvements paid from reserves held under the Mortgage Loan Documents) in each case attributable to such Property, plus all non–cash charges deducted in the calculation of such net income.
     “Net Cash Proceeds” shall mean the aggregate cash proceeds, Cash Equivalents and the Fair Market Value of all other Property and assets received by, or payable to, any Credit Party or any Subsidiary or Affiliate in respect of any Equity Issuance or sale or other disposition of any Collateral, net of (a) direct costs (including, without limitation, legal, accounting and investment banking fees, and sales commissions) associated therewith, and (b) taxes paid or payable as a result thereof; it being understood that “Net Cash Proceeds” shall include, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received by any Credit Party, any Subsidiary or any Affiliate in any Equity Issuance or sale or other disposition of any Collateral.
     “Net Income” shall mean, with respect to ART and its Consolidated Subsidiaries for any period, the net income of ART and its Consolidated Subsidiaries for such period as determined in accordance with GAAP.
     “Net Total Liabilities” shall mean Total Liabilities minus the sum of (a) aggregate principal amount outstanding under the Eligible Subordinated Debt and (b) deferred revenues relating to the 450 Transaction to the extent classified as a liability according to GAAP.
     “Non-Recourse Indebtedness” shall mean, with respect to any Person, Indebtedness for borrowed money in respect of which recourse for payment (except for customary exceptions for fraud, misapplication of funds, environmental indemnities, and other similar exceptions to non-recourse provisions (including exceptions relating to bankruptcy, insolvency, receivership, non-approved transfers or other customary or similar events)) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness.
     “Non–Table Funded Mortgage Asset” shall mean a Mortgage Asset that is not a Table Funded Mortgage Asset.
     “Non–Wachovia Assets” shall mean any Mortgage Asset issued, extended or originated by a Person other than Wachovia Corporation or an Affiliate of Wachovia Corporation.
     “Note” or “Notes” shall mean the Revolving Notes and/or the Term Loan Notes, collectively, separately or individually, as appropriate, as any shall be amended, restated, modified or supplemented from time to time.
     “Notice of Borrowing” shall mean a request for a Revolving Loan borrowing pursuant to Section 2.1(b)(i), as amended, restated, modified or supplemented from time to time. A Form of Notice of Borrowing is attached as Exhibit 1.1(e).
     “Notice of Conversion/Extension” shall mean the written notice of conversion of a LIBOR Rate Loan to an Alternate Base Rate Loan or an Alternate Base Rate Loan to a LIBOR Rate Loan, or extension of a LIBOR Rate Loan, in each case substantially in the form of Exhibit 1.1(f).

     “Obligations” shall mean, without duplication, all of the obligations, indebtedness and liabilities of the Credit Parties to the Lenders and the Administrative Agent, whenever arising, under the Loans, this Agreement, the Notes, any of the other Credit Documents and all of the Credit Party-Related Obligations, including principal, interest, fees, reimbursements and indemnification obligations and other amounts (including, but not limited to, any interest accruing after the occurrence of a filing of a petition of bankruptcy under the Bankruptcy Code with respect to any Credit Party, regardless of whether such interest is an allowed claim under the Bankruptcy Code).
     “Obligor” shall mean, individually and collectively, as the context may expressly provide or require, the borrowers, mortgagors, obligors or debtors under a Mortgage Asset, including, but not limited to, any guarantor, any pledgor, any subordinator, any credit support party, any indemnitor and any Person that is directly or indirectly obligated in respect thereof, the borrowers, mortgagors, obligors or debtors of any debt, including any guarantor, any pledgor, any subordinator, any credit support party, any indemnitor and any Person that is directly or indirectly obligated in respect thereof, senior to the Mortgage Asset, including any of the foregoing such Persons with respect to the debt secured by any Underlying Mortgaged Property, and any Person that has not signed the related Mortgage Note, Junior Interest Documents, Mezzanine Note or other note, certificate or instrument but owns an interest in the related Underlying Mortgaged Property, which interest has been encumbered to secure such Mortgage Asset.
     “Obligor Reserve Payments” shall mean any payments made by an Obligor under the applicable Mortgage Loan Documents which, pursuant to the terms of such Mortgage Loan Documents, are required to be deposited into escrow or into a reserve to be used for a specific purpose (e.g., tax and insurance escrows), excluding, however, the Homewood Interest Reserve.
     “OFAC” shall mean The Office of Foreign Assets Control of the U.S. Department of the Treasury.
     “Off-Balance Sheet Obligations” shall mean, with respect to any Person and its Consolidated Subsidiaries, as of any date of determination thereof, without duplication and to the extent not included as a liability on the consolidated balance sheet of such Person and its Consolidated Subsidiaries in accordance with GAAP: (a) the monetary obligations under any financing lease or so-called “synthetic”, tax retention or off-balance sheet lease transaction which, upon the application of any Insolvency Laws to such Person or any of its Consolidated Subsidiaries, would be characterized as indebtedness; (b) the monetary obligations under any sale and leaseback transaction which does not create a liability on the consolidated balance sheet of such Person and its Consolidated Subsidiaries; or (c) any other monetary obligation arising with respect to any other transaction which (i) is characterized as indebtedness for tax purposes but not for accounting purposes in accordance with GAAP or (ii) is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheet of such Person and its Consolidated Subsidiaries (for purposes of this clause (c), any transaction structured to provide tax deductibility as interest expense of any dividend, coupon or other periodic payment will be deemed to be the functional equivalent of a borrowing).
     “Officer’s Certificate” shall mean, a certificate signed by a Responsible Officer of a Borrower or a Guarantor, as applicable.
     “Operating Lease” shall mean, as applied to any Person, any lease (including, without limitation, leases which may be terminated by the lessee at any time) of any Property (whether real, personal or mixed) which is not a Capital Lease other than any such lease in which that Person is the lessor.

     “Opinion of Counsel” shall mean, a written opinion of counsel, which opinion and counsel are acceptable to the Administrative Agent in its discretion.
     “Originator” shall mean, with respect to each Mortgage Asset, the Person who originated such Mortgage Asset.
     “Other Taxes” shall mean all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Credit Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Credit Document.
     “Participant” has the meaning assigned to such term in clause (d) of Section 10.6.
     “Participation Agreement” shall mean, with respect to any Junior Interest, any executed participation agreement, sub–participation agreement, intercreditor, servicing or administrative agreement or any agreement that is similar to any of the foregoing agreements under which the Junior Interest is created, evidenced, issued, serviced, administered and/or guaranteed.
     “Participation Certificate” shall mean, with respect to any Junior Interest, an executed certificate, note, instrument or other document representing the interest, participation interest or sub–participation interest granted under a Participation Agreement.
     “Patriot Act” shall mean The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended, restated modified or supplemented from time to time.
     “paying Borrower” shall have the meaning set forth in Section 10.29(b).
     “Payment Date” shall mean (a) the 28th day of each calendar month; provided, however, if such day is not a Business Day (i) if the next Business Day occurs during the succeeding month, the previous Business Day and (ii) if the next Business Day does not occur during the succeeding month, the next succeeding Business Day and (b) as to any Loan which is the subject of a mandatory prepayment required pursuant to Section 2.5(b), the date on which such mandatory prepayment is due.
     “PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.
     “Permitted Indebtedness” shall mean, with respect to Preferred Equity Interests or Equity Assets, as applicable, Indebtedness that is permitted under the related Mortgage Loan Documents and disclosed in writing to the Administrative Agent in a Confirmation.
     “Permitted Liens” shall mean any of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Liens for state, municipal or other local Taxes if such Taxes shall not at the time be due and payable, (b) Liens imposed by Requirements of Law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens, arising in the ordinary course of business securing obligations that are not overdue for a period of more than thirty (30) days, (c) Liens granted pursuant to or by the Security Documents and (d) in the case of the Mortgage Assets only and not any Borrower’s interest therein, with respect to any Underlying Mortgaged Property, Liens which are permitted pursuant to the terms of the Mortgage Loan Documents.

     “Person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
     “Plan” shall mean, as of any date of determination, any employee benefit plan which is covered by Title IV of ERISA and in respect of which any Credit Party or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
     “Pledge Agreements” shall mean each of the Pledge and Security Agreement and the Equity/Preferred Equity Pledge and Security Agreement, as each such agreement as amended, modified, restated or supplemented from time to time.
     “Pledge and Security Agreement” shall mean the Pledge and Security Agreement, dated as of the date hereof, between the Administrative Agent, the Pledgor, the Guarantors and the other parties from time to time party thereto, as amended, modified, waived, supplemented, extended, restated or replaced from time to time.
     “Pledged Collateral” shall have the meaning given to such term in the Pledge and Security Agreement.
     “Pledged Mortgage Asset” shall mean the Mortgage Assets that have been pledged to the Administrative Agent as Collateral under the Security Documents.
     “Pledgor” shall mean Arbor Realty SR, Inc., a Maryland corporation.
     “Pooling and Servicing Agreements” shall mean any and all pooling and servicing agreements governing servicing and other matters entered into in connection with a securitization of one (1) or more interests that are senior, junior or pari passu with a Mortgage Asset.
     “Preferred Dividends” shall mean, for any period and without duplication, all Restricted Payments paid or required to be paid during such period on Preferred Securities issued by ART or a Consolidated Subsidiary. Preferred Dividends shall not include dividends or distributions (a) paid or payable solely in Equity Interests (other than Mandatory Redeemable Stock) payable to holders of such class of Equity Interests; (b) paid or payable to ART or a Consolidated Subsidiary; or (c) constituting or resulting in the redemption of Preferred Securities, other than scheduled redemptions not constituting balloon, bullet or similar redemptions in full.
     “Preferred Equity Grantor” shall mean the entity in which a Preferred Equity Interest represents an Investment.
     “Preferred Equity Interest” shall mean all (or, if approved by the Administrative Agent in its discretion, less than all) of the Equity Interests representing the preferred equity interest in an entity that owns, directly or indirectly, stabilized and non-transitional Commercial Real Estate, including, but not limited to, all equity interests representing a dividend on any of the Equity Interests of the Preferred Equity Grantor or representing a distribution or return of capital upon or in respect of the Equity Interests of the Preferred Equity Grantor, in each case as it relates to a Preferred Equity Interest; provided, however, (a) such Preferred Equity Interest must contain a synthetic maturity feature acceptable to the Administrative Agent in its discretion, (b) the funding of the Preferred Equity Interest is subject to regulatory and compliance criteria, and (c) the Administrative Agent reserves the right to require that each Preferred Equity Interest be acquired by and pledged to the Administrative Agent by a bankruptcy remote special purpose entity, which entity shall join the Credit Documents as a co–Borrower pursuant to a

Borrower Joinder Agreement as a condition to the pledge of the Preferred Equity Interest, and for the Equity Interests in such Borrower to be pledged to the Administrative Agent as additional Collateral for the Obligations. All references to, and calculations required to be made in respect of, any principal and/or interest associated with any Mortgage Asset, shall, with respect to Mortgage Assets consisting of Preferred Equity Interests, be deemed to refer, respectively, to the face amount of such Preferred Equity Interest and the preferred return or yield (however such terms are denominated, as set forth in the related Mortgage Loan Documents), whether payable or accrued.
     “Preferred Equity Interest Documents” shall mean the Authority Documents of the Preferred Equity Grantor, together with a certificate, instrument or other tangible evidence of the Equity Interests in the Preferred Equity Grantor.
     “Preferred Securities” shall mean, with respect to any Person, Equity Interests in such Person that are entitled to preference or priority over any other Equity Interests in such Person in respect of the payment (or accrual) of dividends or distribution of assets upon liquidation, or both.
     “Prime Rate” shall have the meaning set forth in the definition of Alternate Base Rate.
     “Private Information” shall have the meaning set forth in Section 5.15.
     “Property” shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed, and whether tangible or intangible; provided that the term “Property” or “Properties” as used in Section 3.10 shall include only the right or interest in or to property of any kind whatsoever, whether real, personal or mixed, and whether tangible or intangible of any Credit Party.
     “Property Type” shall mean, with respect to a Mortgage Asset, such Mortgaged Property’s classification as one of the following: multifamily, retail, office, industrial, hotel or self–storage facility.
     “PSA Servicer” shall mean a third party servicer (other than a Borrower) servicing all or a portion of the Collateral under a Pooling and Servicing Agreement.
     “Public Information” shall have the meaning set forth in Section 5.15.
     “Rating Agencies” shall mean each of S&P, Moody’s, Fitch and any other nationally recognized statistical rating agency that has been requested to issue a rating with respect to the matter at issue, including successors of the foregoing.
     “Register” shall have the meaning set forth in Section 10.6(c).
     “REIT” shall mean a “real estate investment trust” within the meaning of the Code.
     “Related Parties” shall mean, with respect to any Person, such Person’s Subsidiaries and Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Subsidiaries and Affiliates.
     “Related Party Loan” shall mean any loan, Indebtedness or preferred equity investment identified or presented as a related party loan in ART’s consolidated financial statements or in the notes to the consolidated financial statements, in accordance with GAAP; provided, however, Related Party Loan shall not include any loan or preferred equity investment (i) which is held as collateral in a CDO Issuance involving ART or any Consolidated Subsidiary of ART or (ii) to which the Administrative Agent in its discretion has consented in writing to its exclusion from the definition of Related Party Loan.

     “Release” shall mean any generation, treatment, use, storage, transportation, manufacture, refinement, handling, production, removal, remediation, disposal, presence or migration of Materials of Environmental Concern on, about, under or within all or any portion of any Property or Underlying Mortgaged Property.
     “Release Amount” shall mean (a) with respect to any Term Loan Collateral (other than Term Loan Collateral consisting of Mixed Collateral), the aggregate Allocated Term Loan Amount for such item of Term Loan Collateral as set forth in Schedule 1-C to the Fee Letter and (b) with respect to any Mixed Collateral, the aggregate Allocated Term Loan Amount plus the Allocated Revolving Loan Amount for such item of Mixed Collateral as set forth on the related Confirmation, in each case, without reduction for or on account of any principal payments, prepayments or reductions in such Allocated Term Loan Amount or Allocated Revolving Loan Amount, as applicable.
     “Remedial Work” shall mean any investigation, inspection, site monitoring, containment, clean–up, removal, response, corrective action, mitigation, restoration or other remedial work of any kind or nature because of, or in connection with, the current or future presence, suspected presence, Release or threatened Release in or about the air, soil, ground water, surface water or soil vapor at, on, about, under or within all or any portion of any Property or Underlying Mortgaged Property of any Materials of Environmental Concern, including any action to comply with any applicable Environmental Laws or directives of any Governmental Authority with regard to any Environmental Laws.
     “REMIC” shall mean a real estate mortgage investment conduit.
     “Reorganization” shall mean, with respect to any Multiemployer Plan, the condition that such Plan is in reorganization within the meaning of such term as used in Section 4241 of ERISA.
     “Reportable Event” shall mean any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty-day notice period is waived under PBGC Reg. §4043.
     “Required Lenders” shall mean, as of any date of determination, Lenders holding at least a majority of (a) the outstanding Revolving Commitments and Term Loan or (b) if the Revolving Commitments have been terminated, the outstanding Loans; provided, however, that if any Lender shall be a Defaulting Lender at such time, then there shall be excluded from the determination of Required Lenders the Obligations owing to such Defaulting Lender and such Defaulting Lender’s Commitments.
     “Required Payments” shall mean all payments required under Section 2.5(b)(ii) and (iii) of this Agreement or subject to or required to be subject to an Irrevocable Instruction, which amounts shall be free of any deductions for or on account of any set–off, counterclaim or defense and shall be deposited into the Collection Account for application in accordance with the terms of this Agreement.
     “Requirement of Law” shall mean, as to any Person, (a) the Authority Documents of such Person, and (b) all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes, executive orders, and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority (in each case whether or not having the force of law); in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

     “Responsible Officer” shall mean, for any Credit Party, any duly authorized officer thereof with direct responsibility for the administration of the Credit Documents, and also, with respect to any particular matter, any other duly authorized officer with knowledge of or familiarity with the particular subject matter and, in each case, the Administrative Agent has an incumbency certificate indicating such officer is a duly authorized officer thereof.
     “Restricted Payment” shall mean (a) any dividend or other distribution, direct or indirect, on account of any Equity Interests of any Credit Party or any Consolidated Subsidiary of any Credit Party now or hereafter outstanding, except a dividend payable solely in Equity Interests of identical class to the holders of that class; (b) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interests of any Credit Party or any Consolidated Subsidiary of any Credit Party now or hereafter outstanding; and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of any Credit Party or any Consolidated Subsidiary of any Credit Party now or hereafter outstanding.
     “Retained Interest” shall mean (a) with respect to any Mortgage Asset with an unfunded commitment on the part of a Borrower, all of the obligations, if any, to provide additional funding, contributions, payments or credits with respect to such Mortgage Asset, (b) all duties, obligations and liabilities of a Borrower under any Mortgage Asset or any related Interest Rate Protection Agreement, including but not limited to any payment or indemnity obligations and (c) with respect to any Mortgage Asset that is pledged or to be pledged to the Administrative Agent, (i) all of the obligations, if any, of the agent(s), trustee(s), servicer(s), administrators or other similar Persons under the documentation evidencing such Mortgage Asset and (ii) the applicable portion of the interests, rights and obligations under the documentation evidencing such Mortgage Asset that relate to such portion(s) of the Indebtedness that is owned by another lender or is being retained by a Borrower pursuant to clause (a) of this definition.
     “Revolver Maturity Date” shall mean the date that is two (2) years following the Closing Date or as may be extended on the anniversary of such date pursuant to Section 2.1(g).
     “Revolving Commitment” shall mean, with respect to each Revolving Lender, the commitment of such Revolving Lender to make Revolving Loans in an aggregate principal amount at any time outstanding up to an amount equal to such Revolving Lender’s Revolving Commitment Percentage of the Revolving Committed Amount.
     “Revolving Commitment Percentage” shall mean, for each Lender, the percentage identified as its Revolving Commitment Percentage in its Lender Commitment Letter or in the Assignment and Assumption pursuant to which such Lender became a Lender hereunder, as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 10.6(c).
     “Revolving Committed Amount” shall have the meaning set forth in Section 2.1(a).
     “Revolving Lender” shall mean, as of any date of determination, a Lender holding a Revolving Commitment or a Revolving Loan such date.
     “Revolving Loan” shall have the meaning set forth in Section 2.1.
     “Revolving Loan Average Advance Rate” shall mean a fraction, the numerator of which is the outstanding principal amount of all Revolving Loans, and the denominator of which is the Asset Value of all Revolving Loan Collateral (without taking into account any Applicable Advance Rates).

     “Revolving Loan Collateral” shall mean the portion of the Pledged Mortgage Assets included in the Collateral (including, without limitation, the portion of any Mixed Collateral with respect to which Revolving Loan advances, if any, are calculated and determined) with respect to which Revolving Loans (if any) are calculated and determined.
     “Revolving Note” or “Revolving Notes” shall mean the promissory notes of the Borrowers provided pursuant to Section 2.1(f) in favor of any of the Revolving Lenders evidencing the Revolving Loan provided by any such Revolving Lender pursuant to Section 2.1(a), individually or collectively, as appropriate, as such promissory notes may be amended, modified, extended, restated, replaced, or supplemented from time to time.
     “S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.
     “Sale” shall have the meaning set forth in Section 5.7(j).
     “Sanctioned Entity” shall mean (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, or (d) a person or entity resident in or determined to be resident in a country, that is subject to a country sanctions program administered and enforced by OFAC described or referenced at http://www.ustreas.gov/offices/enforcement/ofac/ or as otherwise published from time to time.
     “Sanctioned Person” shall mean a person named on the list of Specially Designated Nationals maintained by OFAC available at or through http://www.ustreas.gov/offices/enforcement/ofac/ or as otherwise published from time to time.
     “Sarbanes-Oxley” shall mean the Sarbanes-Oxley Act of 2002, as amended or modified from time to time.
     “SEC” shall mean the Securities and Exchange Commission or any successor Governmental Authority.
     “Secured Parties” shall mean the Administrative Agent and the Lenders.
     “Securities Act” shall mean the Securities Act of 1933, together with any amendment thereto or replacement thereof and any rules or regulations promulgated thereunder.
     “Securities Laws” shall mean the Securities Act, the Exchange Act, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.
     “Security Agreement” shall mean the Security Agreement dated as of the Closing Date executed by Borrowers in favor of the Administrative Agent, for the benefit of the Secured Parties, as amended, modified, extended, restated, replaced, or supplemented from time to time in accordance with its terms.
     “Security Documents” shall mean the Security Agreement, the Account Control Agreement, the Custodial Agreement, all Assignments, all Irrevocable Instructions, the Homewood Account Control Agreement, the Intercreditor Agreement, the Pledge Agreements and all other agreements, documents and instruments relating to, arising out of, or in any way connected with any of the foregoing documents or granting to the Administrative Agent Liens or security interests to secure, inter alia, the Obligations whether now or hereafter executed and/or filed, each as may be amended from time to time in accordance with the terms hereof, executed and delivered in connection with the granting, attachment and perfection of the Administrative Agent’s security interests and Liens arising thereunder, including, without limitation, UCC financing statements, as such agreements or instruments are amended, restated, modified or supplemented from time to time.
     “Servicer” shall mean a Person (other than a Borrower) servicing all or a portion of a Mortgage Asset under a Servicing Agreement, which Servicer shall be acceptable to the Administrative Agent in its reasonable discretion.
     “Servicer Account” shall mean any account established by a Servicer or a PSA Servicer in connection with the servicing of the Mortgage Asset.
     “Servicer Default” shall have the meaning set forth in Section 9.12.
     “Servicer Redirection Notice” shall mean, the notice from a Borrower to a Servicer, substantially in the form of Exhibit 1.1(k) attached hereto, duly executed by the parties thereto.
     “Servicing Agreement” shall mean an agreement entered into by the applicable Borrower and a third party for the servicing of a Mortgage Asset, the form and substance of which has been approved in writing by the Administrative Agent in its reasonable discretion.
     “Servicing Fee” shall have the meaning set forth in Section 9.9.
     “Servicing File” shall mean, with respect to each Mortgage Asset, the file retained by a Borrower consisting of the originals of all documents in the Mortgage Asset File that are not delivered to the Custodian and copies of all documents in the Mortgage Asset File set forth in Section 3.1 of the Custodial Agreement.
     “Servicing Records” shall have the meaning set forth in Section 9.2.
     “Single Employer Plan” shall mean any Plan that is not a Multiemployer Plan.
     “Solvent” shall mean, as to any Person at any time, having a state of affairs such that all of the following conditions are met: (a) the fair value of the Property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code; (b) the present fair salable value of the Property of such Person in an orderly liquidation of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person is able to realize upon its Property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s Property would constitute unreasonably small capital.
     “Stock Exchange” shall have the meaning set forth in Section 3.39.
     “Sub–Limit” shall mean, with respect to the characteristics of the Revolving Loan Collateral:

     (a) the aggregate Allocated Revolving Loan Amount for all outstanding Revolving Loans involving Junior Interests shall not exceed 75% of the Revolving Committed Amount;
     (b) the aggregate Allocated Revolving Loan Amount for all outstanding Revolving Loans involving Mezzanine Loans shall not exceed 60% of the Revolving Committed Amount;
     (c) the aggregate Allocated Revolving Loan Amount for all outstanding Revolving Loans involving Ground Leases shall not exceed 25% of the Revolving Committed Amount; and
     (d) the aggregate Allocated Revolving Loan Amount for all outstanding Revolving Loans involving hotels shall not exceed 25% of the Revolving Committed Amount.
     “Subsidiary” shall mean, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, limited liability company, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of any Credit Party.
     “Table Funded Mortgage Asset” shall mean a Mortgage Asset which is pledged to the Administrative Agent simultaneously with the origination or acquisition thereof, which origination or acquisition, pursuant to a Borrower’s request, is financed with the proceeds of a Revolving Loan and paid directly to a title company or other settlement agent, in each case, approved in writing by the Administrative Agent in its discretion, for disbursement to the parties entitled thereto in connection with such origination or acquisition. A Mortgage Asset shall cease to be a Table Funded Mortgage Asset after the Custodian has delivered a Trust Receipt (along with a completed Mortgage Asset File Checklist attached thereto) to the Administrative Agent certifying its receipt of the Mortgage Asset File therefor.
     “Table Funded Trust Receipt” shall mean a Trust Receipt in the form of Annex 2–B to the Custodial Agreement.
     “Tangible Net Worth” shall mean, as of a particular date: (a) all amounts that would be included under stockholder equity (or the equivalent) on a balance sheet of ART and its Consolidated Subsidiaries at such date determined in accordance with GAAP, less (b) in each case with respect to ART and its Consolidated Subsidiaries (i) amounts owing to ART from Affiliates, or from officers, employees, partners, members, directors, shareholders or other Persons similarly affiliated with ART or its respective Affiliates (excluding (x) any loans held by a CDO Issuer, (y) loans to an Affiliate of ART in which ART or a Consolidated Subsidiary of ART has a direct equity interest in such Affiliate, which loans have been negotiated on an arm’s length basis and contain terms generally consistent with market terms and provisions prevailing when such loan was made, and (z) any loan to which the Administrative Agent in its discretion has consented in writing to its exclusion from clause (b)(i) of this definition of Tangible Net Worth), (ii) intangible assets of ART, as determined in accordance with GAAP, (iii) prepaid taxes and expenses, (iiiv) unamortized hedging positions under Derivatives Contracts, and (v) (without duplication) Related Party Loans.
     “Tangible Total Assets” shall mean Total Assets less, in each case with respect to ART and its Consolidated Subsidiaries, (a) amounts owing to ART from Affiliates, or from officers, employees, partners, members, directors, shareholders or other Persons similarly affiliated with ART or its respective Affiliates (excluding (i) any loans held by a CDO Issuer, (ii) loans to an Affiliate of ART in which ART or a Consolidated Subsidiary of ART has a direct equity interest in such Affiliate, which loans have been negotiated on an arm’s length basis and contain terms no more favorable than market terms and provisions prevailing when such loan was made, or (iii) any loan to which the Administrative Agent in its discretion has consented in writing to its exclusion from clause (a) of this definition of Tangible Total Assets), (b) intangible assets of ART, as determined in accordance with GAAP, (c) prepaid taxes and expenses, (d) unamortized hedging positions under Derivatives Contracts, and (e) (without duplication) Related Party Loans.
     “Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
     “Term Loan” shall have the meaning set forth in Section 2.2(a).
     “Term Loan Average Advance Rate” shall mean a fraction, the numerator of which is the outstanding principal amount of all Term Loans, and the denominator of which is the Asset Value of all Term Loan Collateral (without taking into account any Applicable Advance Rates).
     “Term Loan Collateral” shall mean the portion of the Pledged Mortgage Assets included in the Collateral (including, without limitation, the portion of any Mixed Collateral with respect to which Term Loan advances, if any, are calculated and determined) with respect to which advances under the Term Loan (if any) are calculated and determined.
     “Term Loan Commitment” shall mean, with respect to each Term Loan Lender, the commitment of such Term Loan Lender to make its portion of the Term Loan in a principal amount equal to such Term Loan Lender’s Term Loan Commitment Percentage of the Term Loan Committed Amount.
     “Term Loan Commitment Percentage” shall mean, for any Term Loan Lender, the percentage identified as its Term Loan Commitment Percentage in its Lender Commitment Letter, or in the Assignment and Assumption pursuant to which such Lender became a Lender hereunder, as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 10.6(c).
     “Term Loan Committed Amount” shall have the meaning set forth in Section 2.2(a).
     “Term Loan Lender” shall mean a Lender holding a Term Loan Commitment or a portion of the outstanding Term Loan.
     “Term Loan Maturity Date” shall mean the date that is two (2) years following the Closing Date or as may be extended on the anniversary of such date pursuant to Section 2.2(e).
     “Term Loan Note” or “Term Loan Notes” shall mean the promissory notes of the Borrowers (if any) in favor of any of the Term Loan Lenders evidencing the portion of the Term Loan provided by any such Term Loan Lender pursuant to Section 2.2(a), individually or collectively, as appropriate, as such promissory notes may be amended, modified, extended, restated, replaced, or supplemented from time to time.
     “Test Period” shall mean (a) with respect to Subsection 5.9(e) of this Agreement, the cumulative calendar quarters for the applicable calendar year, (b) with respect to Subsection 5.9(f) of this Agreement, the immediately preceding four (4) calendar quarters, and (c) for all other purposes under the Credit Documents, the immediately preceding calendar quarter.

     “Total Assets” shall mean Total assets of ART and its Consolidated Subsidiaries, determined in accordance with GAAP.
     “Total Liabilities” shall mean all Indebtedness of any Person (without duplication) and all of such Person’s Consolidated Subsidiaries determined on a consolidated basis.
     “Tranche” shall mean the collective reference to (a) LIBOR Rate Loans whose Interest Periods begin and end on the same day and (b) Alternate Base Rate Loans made on the same day.
     “Transactions” shall mean the closing of this Agreement, the closing of the ESH Term Facility, the other Credit Documents and the other transactions contemplated hereby to occur in connection with such closing (including, without limitation, the initial borrowings under the Credit Documents and the payment of fees and expenses in connection with all of the foregoing).
     “Transfer Effective Date” shall have the meaning set forth in each Assignment and Assumption.
     “Trust Preferred Debt” shall mean (a) the existing indebtedness of ART and its Consolidated Subsidiaries under any securities and guarantees issued by them in any trust preferred securities transaction related to any of the indentures identified in clause (a) of the definition of “Eligible Subordinated Debt” and (b) any future trust preferred indebtedness of ART and its Consolidated Subsidiaries in connection with any trust preferred securities transaction for which the related indenture (i) has subordination provisions substantially the same as those in the indentures identified in clause (a) of the definition of “Eligible Subordinated Debt”, (ii) has enforceable subordination provisions, and (iii) has a maturity date no earlier than the date that is six (6) months following the Maturity Date.
     “Trust Receipt” shall have the meaning set forth in the Custodial Agreement.
     “Type” shall mean, as to any Loan, its nature as an Alternate Base Rate Loan or LIBOR Rate Loan, as the case may be.
     “UCC” shall mean the Uniform Commercial Code from time to time in effect in any applicable jurisdiction.
     “Unconsolidated Affiliates” shall mean, with respect to any Person, any other Person in whom such Person holds an Investment, which Investment is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such Person on the consolidated financial statements of such Person.
     “Underlying Mortgaged Property” shall mean (a) in the case of a Whole Loan, the Mortgaged Property securing the Whole Loan, (b) in the case of a Junior Interest, the Mortgaged Property securing such Junior Interest (if the Junior Interest is of the type described in clause (b) of the definition thereof), or the Mortgaged Property securing the mortgage loan in which such Junior Interest represents a participation (if the Junior Interest is of the type described in clause (a) of the definition thereof), (c) in the case of a Mezzanine Loan or a Junior Interest in a Mezzanine Loan, the Mortgaged Property that is owned directly or indirectly by the Person the Equity Interests of which are pledged as collateral security for such Mezzanine Loan, (d) in the case of a Bridge Loan, a Condominium Loan or a Land Loan, depending on such Bridge Loan’s, a Condominium Loan’s or a Land Loan’s classification as a Whole Loan, Junior Interest or Mezzanine Loan, the Underlying Mortgaged Property for the Whole Loan, Junior Loan or Mezzanine Loan, as applicable, (e) in the case of a Preferred Equity Interest, the Mortgaged

Property that is owned directly or indirectly by the Preferred Equity Grantor and (f) in the case of an Equity Asset, the Mortgaged Property that is owned directly or indirectly by the Equity Asset Grantor.
     “Underwriting Package” shall mean, any internal document prepared by the applicable Borrower for its evaluation of a Mortgage Asset, to include at a minimum the data required in the relevant Confirmation. In addition, with respect to each Mortgage Asset, the Underwriting Package shall include, to the extent applicable, (a) a copy of the appraisal, (b) the current rent roll, (c) a minimum of two (2) years of property level financial statements to the extent available, (d) the current financial statement of the Obligor on the Commercial Real Estate Loan, (e) the complete Mortgage Asset File, (f) any financial analysis, site inspection, market studies and any other diligence conducted by a Borrower, and (g) such further documents or information as the Administrative Agent may request. With respect to Bridge Loans and any other Mortgage Asset with construction, the Underwriting Package shall also include the Construction Draw Deliveries for each Extension of Credit.
     “VFCC Repurchase Facility” shall mean that certain facility evidenced by, among other agreements, the Master Repurchase Agreement, dated as of March 30, 2007, between Arbor Realty Funding LLC, Arbor Realty and ARSR Tahoe, LLC, as the sellers, Variable Funding Capital Company LLC, as the purchaser, Wachovia, as the swingline purchaser, Wachovia Capital Markets, LLC, as the deal agent, and ART, Arbor Realty and ARSR, as the guarantors, as such agreements are amended, modified, restated, replaced, waived, substituted, supplemented or extended from time to time.
     “Voting Interests” shall mean, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.
     “Wachovia” shall mean Wachovia Bank, National Association, a national banking association, together with its successors and/or assigns.
     “Wachovia Assets” shall mean, any Mortgage Asset issued, extended or originated by Wachovia Corporation or an Affiliate of Wachovia Corporation.
     “Warehouse Lender’s Release Letter” shall mean a letter in the form of Exhibit 1.1(l) hereto, duly executed by the applicable warehouse lender.
     “Whole Loan” shall mean a performing Commercial Real Estate whole loan secured by a first priority security interest in stabilized and non-transitional Underlying Mortgaged Property.
     “Working Capital Facility” shall mean that certain facility entered into and evidenced by, among other agreements, the Revolving Loan Agreement, dated as of June 11, 2007, among Wachovia, Arbor Realty Trust, Inc., Arbor Realty GPOP, Inc., Arbor Realty LPOP, Inc., Arbor Realty Limited Partnership, Arbor Realty SR, Inc., Arbor Realty Collateral Management, LLC, each other party that becomes a party thereto, each of the guarantors that becomes a party thereto, and each other lender that becomes a party thereto, as such agreements are amended, modified, restated, replaced, waived, substituted, supplemented or extended from time to time.
     Section 1.2 Other Definitional Provisions.
     The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (f) the word “asset” shall be construed to have the same meaning and effect as Property.
     Section 1.3 Accounting Terms.
     Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP applied on a basis consistent with the most recent audited Consolidated financial statements of the Borrowers delivered to the Lenders; provided that, if the Borrowers shall notify the Administrative Agent that they wish to amend any definitions or covenant incorporated in Section 5.9 to eliminate the effect of any change in GAAP on the operation of any such definition or provision and the Required Lenders consent to such amendment, then the Borrowers’ compliance with such provisions shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such definition or provision is amended in a manner satisfactory to the Borrowers, the Administrative Agent and the Required Lenders.
     The Borrowers shall deliver to the Administrative Agent and each Lender at the same time as the delivery of any annual or quarterly financial statements given in accordance with the provisions of Section 5.1, (a) a description in reasonable detail of any material change in the application of accounting principles employed in the preparation of such financial statements from those applied in the most recently preceding quarterly or annual financial statements as to which no objection shall have been made in accordance with the provisions above and (b) a reasonable estimate of the effect on the financial statements on account of such changes in application.
     Section 1.4 Time References.
     Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable). Reference to day or days without further qualification means calendar days. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.
     Section 1.5 Execution of Documents.
     Unless otherwise specified, all Credit Documents and all other certificates executed in connection therewith must be signed by a Responsible Officer. Unless otherwise expressly provided in this Agreement, reference to any notice, request, approval, consent or determination provided for, permitted or required under the terms of the Credit Documents with respect to the Credit Parties, the Administrative Agent and the Lenders means, in order for such notice, request, approval, consent or determination to be effective hereunder, such notice, request, approval or consent must be in writing.

     Section 1.6 UCC Terms.
     All terms used in Articles 8 and 9 of the UCC in the State of New York, and used but not specifically defined herein, are used herein as defined in such Article 8 and 9.
     Section 1.7 References to Discretion.
     Reference herein or in any Credit Document to the Administrative Agent’s or a Lender’s discretion shall mean, unless otherwise stated herein or therein, the Administrative Agent’s or a Lender’s (as the case may be) sole and absolute discretion, and the exercise of such discretion shall be final and conclusive. In addition, whenever the Administrative Agent or a Lender has a decision or right of determination or request, exercises any right given to it to agree, disagree, accept, consent, grant waivers, take action or no action or to approve or disapprove, or any arrangement or term is to be satisfactory or acceptable to or approved by (or any similar language or terms) the Administrative Agent or a Lender (as the case may be), the decision of the Administrative Agent or a Lender with respect thereto shall be in the sole and absolute discretion of the Administrative Agent or the Lender (as the case may be), and such decision shall be final and conclusive, except as may be otherwise specifically provided herein.
     Section 1.8 References to Payment.
     Unless otherwise specifically provided herein, all payments due by any Credit Party to the Administrative Agent or the Lenders shall be due by 3:00 p.m. on the date due.
ARTICLE II
THE LOANS; AMOUNT AND TERMS
     Section 2.1 Revolving Loans.
     (a) Revolving Commitment. During the Commitment Period, subject to the terms and conditions hereof, each Revolving Lender severally, but not jointly, agrees to make revolving credit loans in Dollars (“Revolving Loans”) to the Borrowers from time to time in an aggregate principal amount of up to ONE HUNDRED MILLION DOLLARS ($100,000,000) (as the same may be increased as provided in Section 2.1(e) and as such aggregate maximum amount may be reduced from time to time as provided in Section 2.4, the “Revolving Committed Amount”) for the purposes hereinafter set forth; provided, however, that (i) with regard to each Revolving Lender individually, the sum of such Revolving Lender’s Revolving Commitment Percentage of the aggregate principal amount of outstanding Revolving Loans shall not exceed such Revolving Lender’s Revolving Commitment and (ii) with regard to the Revolving Lenders collectively, the sum of the aggregate principal amount of outstanding Revolving Loans shall not exceed the Revolving Committed Amount then in effect. No Revolving Loan shall be made by any Revolving Lender if (i) such Revolving Loan and the Revolving Loan Collateral therefor are not approved by the Administrative Agent in its discretion, (ii) before or after giving effect to such Revolving Loan, the Availability is or would be negative and (iii) the conditions to Extensions of Credit in Section 4.2 are not satisfied. Revolving Loans may consist of Alternate Base Rate Loans or LIBOR Rate Loans, or a combination thereof, as the Borrowers may request, and may be repaid and reborrowed in accordance with the provisions hereof; provided, however, the Revolving Loans made on the Closing Date or any of the three (3) Business Days following the Closing Date, may only consist of Alternate Base Rate Loans unless the Borrowers deliver a funding indemnity letter, substantially in the form of Exhibit 2.1(a), reasonably acceptable to the Administrative Agent not less than three (3) Business Days prior to the Closing Date. LIBOR Rate Loans shall be made by each Revolving Lender at its LIBOR Lending Office and Alternate Base Rate Loans at its Domestic Lending Office.
     (b) Revolving Loan Borrowings.
     (i) Notice of Borrowing.
     (1) The Borrowers may request Revolving Loans for the purpose of financing Eligible Assets (including, unfunded future funding obligations under Mixed Collateral) approved by the Administrative Agent in its discretion and for no other purpose. The Borrowers shall request a Revolving Loan borrowing by delivering a written Notice of Borrowing (or telephone notice promptly confirmed in writing by delivery of a written Notice of Borrowing, which delivery may be by Electronic Transmission) to the Administrative Agent along with a Compliance Certificate, Borrower Asset Schedule and Underwriting Package for the related Eligible Asset(s) to be financed not later than (A) twelve (12) Business Days for Non-Wachovia Assets and (B) seven (7) Business Days for Wachovia Assets from the delivery of the applicable Notice of Borrowing. Each such Notice of Borrowing shall be irrevocable and shall specify (A) that a Revolving Loan is requested, (B) the date of the requested borrowing (which shall be a Business Day), (C) the aggregate principal amount to be borrowed, (D) whether the borrowing shall be comprised of Alternate Base Rate Loans, LIBOR Rate Loans or a combination thereof, and if LIBOR Rate Loans are requested, the Interest Period(s) therefor, (E) the applicable Borrower and the Eligible Asset to be financed and (F) a calculation of Availability. If the Borrowers shall fail to specify in any such Notice of Borrowing (1) an applicable Interest Period in the case of a LIBOR Rate Loan, then such notice shall be deemed to be a request for an Interest Period of one month, or (2) the Type of Revolving Loan requested, then such notice shall be deemed to be a request for a one-month LIBOR Rate Loan hereunder.
     (2) The Administrative Agent shall notify the applicable Borrower in writing of the Administrative Agent’s tentative approval (and the proposed Allocated Revolving Loan Amount for each Eligible Asset) or final disapproval of each proposed Eligible Asset within, (i) in the case of Non - Wachovia Assets, ten (10) Business Days (or such greater time as the Administrative Agent determines in its discretion for multiple assets or assets with multiple Mortgaged Properties) and, (ii) in the case of Wachovia Assets, five (5) Business Days (or such greater time as the Administrative Agent determines in its discretion for multiple assets or assets with multiple Mortgaged Properties) after its receipt of the Notice of Borrowing, the Borrower Asset Schedule, the Compliance Certificate, the complete Underwriting Package and any supplemental requests (requested orally or in writing) relating to such proposed Eligible Asset. Unless the Administrative Agent notifies the Borrowers in writing of the Administrative Agent’s approval of such proposed Eligible Asset within the applicable period, the Administrative Agent shall be deemed not to have approved such proposed Eligible Asset. The Administrative Agent in its discretion may waive, shorten or increase any of the applicable time periods for the review of proposed Eligible Assets or the delivery of documents.

     (3) Provided that the Administrative Agent on behalf of the Lenders has tentatively agreed to finance the Eligible Asset described in the Notice of Borrowing and the proposed Allocated Revolving Loan Amount is acceptable to the applicable Borrower, the applicable Borrower shall forward to the Administrative Agent, via Electronic Transmission, at least two (2) Business Days prior to the requested Borrowing Date (which must be received by the Administrative Agent no later than 10:00 a.m. two (2) Business Days prior to the requested Borrowing Date) an executed confirmation for each Eligible Asset, substantially in the form of Exhibit 2.1(b) attached hereto (a “Confirmation”). The Confirmation shall specify the Allocated Revolving Loan Amount for the related Eligible Asset and any additional terms or conditions of the related Revolving Loan not inconsistent with this Agreement. The Confirmation shall be irrevocable. The delivery of the Confirmation to the Administrative Agent shall be deemed to be a certification by the applicable Borrower that, among other things, all conditions precedent to such Revolving Loan set forth in Articles II and IV have been satisfied (except the Administrative Agent’s consent). Unless otherwise agreed in writing, upon receipt of the Confirmation, the Administrative Agent, on behalf of the Lenders, may, in the Administrative Agent’s discretion, agree to enter into the requested Revolving Loan with respect to an Eligible Asset, and such agreement shall be evidenced by the Administrative Agent’s signature on the Confirmation. Any Confirmation executed by the Administrative Agent shall be deemed to have been received by the applicable Borrower on the date actually received by the applicable Borrower.
     (4) Upon receipt of the Confirmation executed by the Administrative Agent, (i) the applicable Borrower shall release or cause to be released to the Custodian in accordance with the Custodial Agreement (1) in the case of a Non—Table Funded Mortgage Asset, no later than 3:00 p.m. two (2) Business Days prior to the requested Borrowing Date, and (2) in the case of a Table Funded Mortgage Asset, no later than 1:00 p.m. three (3) Business Days following the applicable Borrowing Date, the Mortgage Asset File pertaining to each Eligible Asset to be financed by the Revolving Lenders, and (ii) the applicable Borrower shall deliver to the Custodian, in connection with the applicable delivery under clause (i) above, a Custodial Identification Certificate and a Mortgage Asset File Checklist required under Section 3.2 of the Custodial Agreement.
     (5) Each Confirmation, together with this Agreement, shall constitute conclusive evidence of the terms agreed between the Administrative Agent and the applicable Borrower with respect to the Revolving Loan to which the Confirmation relates, and the applicable Borrower’s acceptance of the related proceeds shall constitute the applicable Borrower’s agreement to the terms of such Confirmation. It is the intention of the parties that each Confirmation shall not be separate from this Agreement but shall be made a part of this Agreement. To the extent of a conflict between this Agreement and the related Confirmation, the Confirmation shall control.
     (6) Pursuant to the Custodial Agreement, the Custodian shall deliver to the Administrative Agent and the applicable Borrower by 11:00 a.m. on the Borrowing Date for each Non—Table Funded Mortgage Asset a Trust Receipt (along with a completed Mortgage Asset File Checklist attached thereto) and an

Asset Schedule and Exception Report relating to the Basic Mortgage Asset Documents with respect to the Eligible Assets that the applicable Borrower has requested the Revolving Lenders to finance on such Borrowing Date. With respect to each Table Funded Mortgage Asset, the applicable Borrower shall cause the Bailee to deliver to the Custodian with a copy to the Administrative Agent no later than 10:00 a.m. on the Borrowing Date by facsimile the related Basic Mortgage Asset Documents, the insured closing letter (if any), the escrow instructions (if any), a fully executed Bailee Agreement, a Bailee’s Trust Receipt issued by the Bailee thereunder and such other evidence satisfactory to the Administrative Agent in its discretion that all documents necessary to effect a pledge of the related Eligible Asset and the related Collateral to the Administrative Agent on behalf of the Lenders have been delivered to Bailee. With respect to each Table Funded Mortgage Asset, the Custodian shall deliver to the Administrative Agent a Table Funded Trust Receipt no later than 1:00 p.m. on the Borrowing Date, which documents shall be acceptable to the Administrative Agent in its discretion. In the case of a Table Funded Mortgage Asset, on the second (2nd) Business Day following the Custodian’s receipt of the related Mortgage Loan Documents comprising the Mortgage Asset File, the Custodian shall deliver to the Administrative Agent a Trust Receipt (along with a completed Mortgage Asset File Checklist attached thereto) certifying its receipt of the documents required to be delivered pursuant to the Custodial Agreement, together with an Asset Schedule and Exception Report relating to the Basic Mortgage Asset Documents, with any Exceptions identified by the Custodian as of the date and time of delivery of such Asset Schedule and Exception Report. The Custodian shall deliver to the Administrative Agent an Asset Schedule and Exception Report relating to all of the Mortgage Loan Documents within five (5) Business Days of its receipt of the related Mortgage Asset Files.
     (7) Once the Confirmation is executed by the Administrative Agent, the Administrative Agent shall give notice to each Revolving Lender at least one (1) Business Day prior to the Borrowing Date of each such Revolving Lender’s share thereof.
     (ii) Minimum Amounts. Each Revolving Loan that is made as an Alternate Base Rate Loan shall be in a minimum aggregate amount of $1,000,000 and in integral multiples of $10,000 in excess thereof (or the remaining amount of the Revolving Committed Amount, if less). Each Revolving Loan that is made as a LIBOR Rate Loan shall be in a minimum aggregate amount of $1,000,000 and in integral multiples of $10,000 in excess thereof (or the remaining amount of the Revolving Committed Amount, if less).
     (iii) Advances. Each Revolving Lender will make its Revolving Commitment Percentage of each Revolving Loan borrowing available to the Administrative Agent for the account of the applicable Borrower at the office of the Administrative Agent specified in Section 10.2, or at such other office as the Administrative Agent may designate in writing, by 1:00 p.m. on the Borrowing Date, in Dollars and in funds immediately available to the Administrative Agent. The Administrative Agent shall use reasonable best efforts to make such borrowing available to the applicable Borrower by 3:30 p.m., but in any case, no later than 5:00 p.m. on the Borrowing Date by the Administrative Agent by crediting the account of the applicable Borrower on the books of such office (or such other account that the Borrowers may designate in writing to the Administrative Agent) with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent.
     (iv) Additional Revolving Loans. The Borrowers may request additional Revolving Loans with respect to the then existing Revolving Loan Collateral; provided that (A) such request is subject to the Administrative Agent’s approval in its discretion, (B) before and after giving effect to such Extension of Credit, the Availability is not and would not be negative, (C) no Default or Event of Default exists, (D) the Borrowers deliver a Notice of Borrowing, Compliance Certificate, the Construction Draw Deliveries to the extent the Extension of Credit relates to a Bridge Loan or involves construction and such other information and documents as the Administrative Agent shall require in its discretion at least three (3) Business Days prior to the requested Borrowing Date and (E) to the extent approved by the Administrative Agent, the Administrative Agent shall notify the Borrowers of the amount of Revolving Loans so approved and the Borrowers and the Administrative Agent shall execute one (1) or more amended Confirmations evidencing the new Allocated Revolving Loan Amounts for the Revolving Loan Collateral with respect to which the Administrative Agent has determined to permit such additional Extension of Credit, together with such other terms and conditions as the Administrative Agent may require in its discretion, and the Borrowers shall deliver to the Custodian any additional Mortgage Loan Documents, as applicable, in connection with such funding. Unless the Administrative Agent notifies the Borrowers in writing of its approval of such Revolving Loans, the Administrative Agent shall be deemed not to have approved such request.
     (c) Repayment. Subject to the terms of this Agreement, Revolving Loans may be borrowed, repaid and reborrowed during the Commitment Period. The principal amount of all Revolving Loans shall be due and payable in full on the Revolver Maturity Date, unless accelerated sooner pursuant to Section 7.2. The Borrowers shall have the right to repay Revolving Loans in whole or in part from time to time; provided, however; that each partial repayment of a Revolving Loan shall be in a minimum principal amount of $1,000,000 and integral multiples of $100,000 in excess thereof (or the remaining outstanding principal amount). Such repayment will be applied to the outstanding Revolving Loans and Revolving Loan Collateral in such manner as the Borrowers shall direct.
     (d) Interest. Subject to the provisions of Section 2.6, Revolving Loans shall bear interest as follows:
     (i) Alternate Base Rate Loans. During such periods as any Revolving Loans shall be comprised of Alternate Base Rate Loans, each such Alternate Base Rate Loan shall bear interest at a per annum rate equal to the sum of the Alternate Base Rate plus the Applicable Percentage; and
     (ii) LIBOR Rate Loans. During such periods as Revolving Loans shall be comprised of LIBOR Rate Loans, each such LIBOR Rate Loan shall bear interest at a per annum rate equal to the sum of the LIBOR Rate plus the Applicable Percentage.
Interest on Revolving Loans shall be payable in arrears on each Payment Date.
     (e) Optional Increase of the Revolving Committed Amount.

     (i) Subject to the terms and conditions set forth herein, the Borrowers may, at any time and from time to time prior to the Revolver Maturity Date, and upon not less that ten (10) Business Days prior written notice to the Administrative Agent, request an increase in the Revolving Committed Amount under this Agreement; provided that (A) in no event shall the Revolving Committed Amount exceed $200,000,000, (B) the Borrowers may not request an increase in the Revolving Committed Amount unless the outstandings under the Term Loan are less than or equal to $400,000,000 and (C) each request for an increase is subject to the Administrative Agent’s approval in its discretion. The following additional terms and conditions shall apply to each increase (if any) in the Revolving Committed Amount:
     (A) the Loans made in respect of any increase in the Revolving Committed Amount pursuant to this Section 2.1 (y) shall constitute Obligations and shall rank in right of payment and security with the other Obligations on a pari passu basis, and (z) shall have the same maturity and pricing as the existing Revolving Loans;
     (B) in connection with the proposed increase, the Borrowers shall obtain such commitments from (y) any existing Lenders (provided that such commitment shall be in the existing Lender’s discretion and no Lender shall have an obligation to commit to all or a portion of the proposed increase) or (z) any other banks, financial institutions, or investment funds so long as such banks, financial institutions or investment funds are Eligible Assignees and approved by the Administrative Agent;
     (C) each increase in Revolving Committed Amount shall be in an aggregate amount of at least $10,000,000 and integral multiples of $5,000,000 in excess thereof, or in each case if less, the remaining principal amount of increases to the Revolving Committed Amount that are available under this Section 2.1(e) (after giving effect to all prior increases pursuant to this Section 2.1(e));
     (D) unless waived by the Administrative Agent in its discretion, the Administrative Agent shall have received (y) an Opinion of Counsel, addressed to the Administrative Agent and the Lenders, in form and substance acceptable to the Administrative Agent and (z) appropriate authorizing resolutions as the Administrative Agent may reasonably request;
     (E) the Borrowers shall execute a Revolving Note in favor of any new Lender or any existing Lender requesting a Revolving Note whose Revolving Commitment is increased and shall execute any such other document to effectuate such increase;
     (F) the conditions to Extensions of Credit in Section 4.2 shall have been satisfied; and
     (G) the Administrative Agent shall have received from the Borrowers a Compliance Certificate demonstrating that, after giving effect to borrowings under any such increase on a pro forma basis, ART will be in compliance with the Financial Covenants set forth in Section 5.9.

     (ii) In the event that any existing Lender or any new lender commits to such requested increase, (A) any new lender shall enter into such joinder agreements to give effect thereto as the Administrative Agent may reasonably request, (B) the outstanding Revolving Loans shall be reallocated by causing such fundings and repayments (which shall not be subject to any processing and/or recordation fees but the Borrowers shall be responsible for any costs arising under Section 2.13 resulting from such reallocation and repayments) among the Lenders of Revolving Loans as necessary such that, after giving effect to such increase, each Lender will hold Revolving Loans based on its Revolving Commitment (after giving effect to such increase); and (C) the Administrative Agent shall be authorized to enter into, on behalf of the Lenders, any amendment to this Agreement or any other Credit Document as may be necessary to incorporate the terms of any new increase in the Revolving Committed Amount.
     (f) Revolving Notes; Covenant to Pay. The Borrowers’ obligation to pay each Revolving Lender shall be evidenced by this Agreement and, upon such Revolving Lender’s request, by a duly executed promissory note of the Borrowers to such Revolving Lender in substantially the form of Exhibit 2.1(f). The Borrowers covenant and agree to pay the Revolving Loans in accordance with the terms of this Agreement.
     (g) Extension of Revolver Maturity Date. Not less than sixty (60) days, but not more than ninety (90) days, prior to the Revolver Maturity Date, the Borrowers may request in writing that the Revolving Lenders extend the Revolver Maturity Date for an additional year (and the Administrative Agent shall promptly give the Revolving Lenders notice of any such request). Such request to extend the Revolver Maturity Date shall be granted so long as (i) the effective advance rate then applicable to the Extended Stay Hotel preferred equity asset financed under the ESH Term Facility, after giving effect to any reductions of the principal amount of the loans advanced against such asset, is not greater than 50%, (ii) no Default or Event of Default has occurred and is continuing and no “default” or “event of default” has occurred and is continuing under the ESH Term Facility or the Working Capital Facility, (iii) no Collateral is in a Collateral Default, (iv) the Average Advance Rate for all Pledged Mortgage Assets included in the Collateral is not greater than 65%, (v) all amounts outstanding under the Revolving Loans, Term Loans, the ESH Term Facility and the Working Capital Facility, both as of the date of such extension request and immediately after giving effect to such extension request, shall not exceed $400,000,000 and (vi) the Borrowers pay any extension fee due under the Fee Letter.
     (h) Confirmations. Notwithstanding anything to the contrary in this Section 2.1 and notwithstanding any oral or verbal approval of an Extension of Credit by the Administrative Agent, no Extension of Credit shall be deemed approved until a Confirmation or revised Confirmation, as applicable, has been executed by the Administrative Agent. Each pledge of a Mortgage Asset, regardless of whether a Loan is made to the Borrowers in connection therewith, shall be evidenced by a Confirmation.
     Section 2.2 Term Loan.
     (a) Term Loan. Subject to the terms and conditions hereof (including, without limitation, Sections 4.1 and 4.2 of this Agreement) and in reliance upon the representations and warranties set forth herein, each Term Loan Lender severally, but not jointly, agrees to make available to the Borrowers (through the Administrative Agent) on the Funding Date such Term Loan Lender’s Term Loan Commitment Percentage of a term loan in Dollars (the “Term Loan”) in the aggregate principal amount of FOUR HUNDRED SEVENTY-THREE MILLION DOLLARS ($473,000,000), which amount shall equal the aggregate Allocated Term Loan

Amount for advances then outstanding and approved by the Administrative Agent in its discretion for the Eligible Assets approved by the Administrative Agent in its discretion and included in the Term Loan Collateral (the “Term Loan Committed Amount”) for the purposes hereinafter set forth. The Term Loan Collateral and the Allocated Term Loan Amount for each item of Term Loan Collateral shall be evidenced by Confirmations executed by the applicable Borrower and the Administrative Agent. Upon receipt by the Administrative Agent of the proceeds of the Term Loan, such proceeds will then be made available to the Borrowers by the Administrative Agent by crediting the account of the Borrowers on the books of the office of the Administrative Agent specified in Section 10.2, or at such other office as the Administrative Agent may designate in writing, with the aggregate of such proceeds made available to the Administrative Agent by the Term Loan Lenders and in like funds as received by the Administrative Agent (or by crediting such other account(s) as directed by the Borrowers). The Term Loan may consist of Alternate Base Rate Loans or LIBOR Rate Loans, or a combination thereof, as the Borrowers’ may request; provided, however, that the Term Loan made on the Closing Date or any of the three (3) Business Days following the Closing Date may only consist of Alternate Base Rate Loans unless the Borrowers deliver a funding indemnity letter, substantially in the form of Exhibit 2.1(a), reasonably acceptable to the Administrative Agent not less than three (3) Business Days prior to the Closing Date. LIBOR Rate Loans shall be made by each Term Loan Lender at its LIBOR Lending Office and Alternate Base Rate Loans at its Domestic Lending Office.
     (b) Repayment of Term Loan. Commencing with the calendar quarter ending December 31, 2007, the Borrowers shall repay the outstanding principal balance of the Term Loans by no less than $8,000,000 per calendar quarter (regardless of the source of the principal payments); provided, however, if at the beginning of each calendar quarter the aggregate principal payments received and applied to the Term Loans since the Closing Date are greater than $8,000,000 times the number of quarters since the Closing Date, no additional principal payment is required for that quarter. Each repayment, to the extent required, shall be made on the first Business Day of the month following the end of the applicable calendar quarter. All outstandings under the Term Loan shall be due and payable in full on the Term Loan Maturity Date unless accelerated sooner pursuant to Section 7.2. Amounts repaid or prepaid on the Term Loan may not be reborrowed. Any repayment hereunder will be applied to the outstanding Term Loans in accordance with Section 2.5(b)(viii)(1)(A) until the outstanding principal amount of the Term Loans has been paid in full.
     (c) Interest on the Term Loan. Subject to the provisions of Section 2.6, the Term Loan shall bear interest as follows:
     (i) Alternate Base Rate Loans. During such periods as the Term Loan shall be comprised of Alternate Base Rate Loans, each such Alternate Base Rate Loan shall bear interest at a per annum rate equal to the sum of the Alternate Base Rate plus the Applicable Percentage; and
     (ii) LIBOR Rate Loans. During such periods as the Term Loan shall be comprised of LIBOR Rate Loans, each such LIBOR Rate Loan shall bear interest at a per annum rate equal to the sum of the LIBOR Rate plus the Applicable Percentage.
     Interest on the Term Loan shall be payable in arrears on each Payment Date.
     (d) Term Loan Notes; Covenant to Pay. The Borrowers’ obligation to pay each Term Loan Lender shall be evidenced by this Agreement and, upon such Term Loan Lender’s request, by a duly executed promissory note of the Borrowers to such Term Loan Lender in substantially the form of Exhibit 2.2(d). The Borrowers covenant and agree to pay the Term Loan in accordance with the terms of this Agreement.
     (e) Extension of Term Loan Maturity Date. Not less than sixty (60) days, but not more than ninety (90) days, prior to the Term Loan Maturity Date, the Borrowers may request in writing that the Term Loan Lenders extend the Term Loan Maturity Date for an additional year (and the Administrative Agent shall promptly give the Term Loan Lenders notice of any such request). Such request to extend the Term Loan Maturity Date shall be granted so long as (i) the effective advance rate then applicable to the Extended Stay Hotel preferred equity asset financed under the ESH Term Facility, after giving effect to any reductions of the principal amount of the loans advanced against such asset, is not greater than 50%, (ii) no Default or Event of Default has occurred and is continuing and no “default” or “event of default” has occurred and is continuing under the ESH Term Facility or the Working Capital Facility, (iii) no Collateral is in a Collateral Default, (iv) the Average Advance Rate for all Pledged Mortgage Assets included in the Collateral is not greater than 65%, (v) all amounts outstanding under the Revolving Loans, Term Loans, the ESH Term Facility and the Working Capital Facility, both as of the date of such extension request and immediately after giving effect to such extension request, shall not exceed $400,000,000 and (vi) the Borrowers pay any extension fee due under the Fee Letter.
     (f) Confirmations. Notwithstanding anything to the contrary in this Section 2.2 and notwithstanding any oral or verbal approval of an Extension of Credit by the Administrative Agent, no Extension of Credit shall be deemed approved until a Confirmation or revised Confirmation, as applicable, has been executed by the Administrative Agent. Each pledge of a Mortgage Asset, regardless of whether a Loan is made to the Borrowers in connection therewith, shall be evidenced by a Confirmation. Each Confirmation, together with this Agreement, shall constitute conclusive evidence of the terms agreed between the Administrative Agent and the applicable Borrower with respect to the Term Loan to which the Confirmation relates, and the applicable Borrower’s acceptance of the related proceeds shall constitute the applicable Borrower’s agreement to the terms of such Confirmation. It is the intention of the parties that each Confirmation shall not be separate from this Agreement but shall be made a part of this Agreement. To the extent of a conflict between this Agreement and the related Confirmation, the Confirmation shall control.
     Section 2.3 Fees.
     The Borrowers shall pay all fees provided for in the Fee Letter to the Administrative Agent for distribution to the Lenders and the Administrative Agent in accordance therewith.
     Section 2.4 Commitment Reductions.
     (a) Voluntary Reductions. The Borrowers shall have the right to terminate or permanently reduce the unused portion of the Revolving Committed Amount at any time or from time to time upon not less than five (5) Business Days’ prior written notice to the Administrative Agent (which shall notify the Lenders thereof as soon as practicable) of each such termination or reduction, which notice shall specify the effective date thereof and the amount of any such reduction which shall be in a minimum amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof and shall be irrevocable and effective upon receipt by the Administrative Agent; provided that no such reduction or termination shall be permitted if after giving effect thereto, and to any prepayments of the Revolving Loans made on the effective date thereof, (i) the sum of the aggregate principal amount of outstanding Revolving Loans would exceed the Revolving Committed Amount then in effect or (ii) the Availability would be negative.

     (b) Maturity Date. The Commitments shall automatically terminate on the Maturity Date unless accelerated sooner pursuant to Section 7.2 hereof.
     Section 2.5 Prepayments.
     (a) Optional Prepayments. The Borrowers shall have the right to prepay the Term Loans in whole or in part from time to time; provided, however, that each partial prepayment of a Term Loan shall be in a minimum principal amount of $500,000 (or the remaining outstanding principal amount). The Borrowers shall give three Business Days’ irrevocable notice of prepayment in the case of LIBOR Rate Loans and same-day irrevocable notice on any Business Day in the case of Alternate Base Rate Loans, to the Administrative Agent (which shall notify the Lenders thereof as soon as practicable). To the extent that the Borrowers elect to prepay the Term Loans, amounts prepaid under this Section shall be applied (i) to the extent the outstanding principal amount under the Term Loans, both before and after giving effect to such optional prepayment, is greater than $150,000,000 and there are more than eight (8) Pledged Mortgage Assets, as the Borrowers may direct and (ii) to the extent the outstanding principal amount under the Term Loans, either before or after giving effect to such optional prepayment, is less than or equal to $150,000,000 or there are less than or equal to eight (8) Pledged Mortgage Assets, as the Administrative Agent may elect in its reasonable discretion. Within the foregoing parameters, prepayments under this Section shall be applied first to Alternate Base Rate Loans and then to LIBOR Rate Loans in direct order of Interest Period maturities. All prepayments under this Section shall be subject to Section 2.13, but otherwise without premium or penalty. Interest on the principal amount prepaid shall be payable on the next occurring Payment Date that would have occurred had such loan not been prepaid or, at the request of the Administrative Agent, interest on the principal amount prepaid shall be payable on any date that a prepayment is made hereunder through the date of prepayment.
     (b) Mandatory Prepayments.
     (i) Availability and Revolving Committed Amount.
     (A) Availability. The Administrative Agent may calculate Availability on any day. If the Availability is negative on any day, as determined by the Administrative Agent in its discretion, the Borrowers shall, immediately upon notice from the Administrative Agent and, in any event, within one (1) Business Day upon notice from the Administrative Agent (the “Availability Correction Deadline”), prepay the Revolving Loans in cash in an amount determined by the Administrative Agent so that, after giving effect to such payment, the Availability will not be negative (each such amount, a “Correction Amount”).
     (B) Revolving Loan Committed Amount. If at any time after the Closing Date, the sum of the aggregate principal amount of outstanding Revolving Loans shall exceed the Revolving Committed Amount, the Borrowers shall immediately prepay the Revolving Loans in an amount sufficient to eliminate such excess.
     (ii) Issuances of Equity.

     (A) After payment in full of the obligations under the Working Capital Facility and in connection with the closing of any Equity Issuance, the Borrowers shall prepay the Loans in accordance with clause (B) below, within one (1) Business Day of the closing of any Equity Issuance, in an aggregate amount equal to 25% of the Net Cash Proceeds (the “Equity Net Cash Proceeds Payment”) of each such Equity Issuance and, in connection therewith, shall, pursuant to Irrevocable Instructions, cause the Persons obligated to pay such Net Cash Proceeds to remit the Equity Net Cash Proceeds Payment by wire transfer in immediately available funds directly to the Collection Account on the closing date of the Equity Issuance instead of paying such amounts to any Credit Party or a Subsidiary or Affiliate of a Credit Party.
     (B) Such prepayment to be paid (1) first, to the Term Loans pursuant to Section 2.5(b)(viii)(1)(A), until paid in full, (2) second, to the term loans under the ESH Term Facility, until paid in full and (3) third, to the Revolving Loans pursuant to Section 2.5(b)(viii)(1)(B).
     (iii) Extraordinary Receipts. Immediately, and in any event, within one (1) Business Day upon receipt by any Credit Party or any of its Subsidiaries of proceeds from any Extraordinary Receipt, the Borrowers shall prepay the Term Loans and/or the Revolving Loans, as applicable, in an aggregate principal amount equal to one hundred percent (100%) of such Extraordinary Receipt to be applied to the Term Loan and/or the Revolving Loans depending on whether the Extraordinary Receipt is from Term Loan Collateral or Revolving Loan Collateral, or both.
     (iv) Reduction of Asset Value Prepayment. If the Administrative Agent determines at any time in its discretion that (A) the Asset Value for any item of Term Loan Collateral is or should be reduced for any reason in its discretion (other than as excluded in the definition of Asset Value), the Borrowers shall prepay the outstanding Term Loans, within one (1) Business Day of the Administrative Agent’s request, in an amount equal to the reduction determined by the Administrative Agent, (B) the Asset Value for any item of Revolving Loan Collateral is or should be reduced for any reason in its discretion (other than as excluded in the definition of Asset Value), the Borrowers shall prepay the outstanding Revolving Loans, within one (1) Business Day of the Administrative Agent’s request, in an amount equal to the reduction determined by the Administrative Agent and (C) the Asset Value of all Pledged Mortgage Assets as determined by the Administrative Agent in its discretion is less (including by reason of reductions in the Asset Value as determined by the Administrative Agent) (other than as excluded in the definition of Asset Value) than the outstanding principal amount of all Loans (including Term Loans and Revolving Loans) (in each case a “Deficit”) the Borrowers shall prepay the Revolving Loans and the Term Loans within one (1) Business Day of the Administrative Agent’s request, in the amount of the Deficit. The Administrative Agent’s election, in its discretion, not to deliver any notice under this clause (iv) shall not in any way limit or impair its right to deliver such notice at any time.
     (v) Defaulted Collateral Prepayment. To the extent any (A) Term Loan Collateral is in a Collateral Default, the Borrowers shall prepay the Term Loans, within one (1) Business Day of such Collateral Default, in an amount equal to Allocated Term Loan Amount for such item of defaulted Collateral which shall be applied to such defaulted Collateral and (B) Revolving Loan Collateral is in a Collateral Default, the Borrowers shall prepay the outstanding Revolving Loans, within one (1) Business Day of such Collateral Default, in an amount equal to Allocated Revolving Loan Amount for such item of defaulted Collateral which shall be applied to such defaulted Collateral.
     (vi) Collateral Release Prepayment.
     (a) To the extent the principal amount outstanding under the Term Loan is less than or equal to the applicable amount set forth on Schedule 2.5 for the applicable period and to the extent (A) any Revolving Loan Collateral is repaid or prepaid in whole or in part by the underlying Obligor of such Revolving Loan Collateral, the outstanding balance of such Revolving Loan Collateral is reduced for any reason or a Borrower desires to voluntarily remove all or any portion of any Revolving Loan Collateral so as to cause any such Collateral to no longer be included in the Collateral hereunder or otherwise desires to reduce, repay or prepay the Allocated Revolving Loan Amount for such Revolving Loan Collateral, in whole or in part, the Borrowers shall, on or before the effective date of such repayment, prepayment, reduction or removal, prepay the outstanding Loans in an amount equal to 115% multiplied by the Allocated Revolving Loan Amount for the related Revolving Loan Collateral (“Revolving Collateral Release Prepayment”), which shall be applied as follows: the amount representing the fraction the numerator of which shall be 100 and the denominator of which shall be 115 (100/115) of the Revolving Collateral Release Prepayment shall be applied to the prepayment of the Revolving Loan applicable to the Revolving Loan Collateral being so prepaid and the fraction the numerator of which shall be 15 and the denominator of which shall be 115 (15/115) of the Revolving Collateral Release Prepayment shall be applied to the outstanding Term Loans (in accordance with clause (viii)(1)(A) below); provided that, after the outstanding amount of the Term Loan is equal to or less than $300,000,000 and the Revolving Loan Average Advance Rate on the Revolving Loan Collateral is not greater than 65% and the Term Loan Average Advance Rate on the Term Loan Collateral is not greater than 65%, the Revolving Collateral Release Prepayment shall be calculated using 100% instead of 115% and all such prepayments shall be applied to the prepayment of the Revolving Loan applicable to the Revolving Loan Collateral being so prepaid and (B) any Term Loan Collateral is repaid or prepaid in whole or part by the underlying Obligor of such Term Loan Collateral, the outstanding principal balance of such Term Loan Collateral is reduced for any reason or a Borrower desires to voluntarily remove all or any portion of any Term Loan Collateral so as to cause any such Collateral to no longer be included in the Collateral hereunder or otherwise desires to reduce, repay or prepay the Allocated Term Loan Amount for such Term Loan Collateral in whole or in part, the Borrowers shall, on or before the effective date of such repayment, prepayment, reduction or removal, prepay the outstanding Term Loans in an amount equal to 115% multiplied by the Release Amount for the related Term Loan Collateral which shall be applied in accordance with clause (viii)(1)(A) below.
     (b) To the extent the principal amount outstanding under the Term Loan is greater than the applicable amount set forth on Schedule 2.5 for the applicable period and to the extent (A) any Revolving Loan Collateral is repaid or prepaid in whole or in part by the underlying Obligor of such Revolving Loan Collateral, the outstanding balance of such Revolving Loan Collateral is reduced for any reason or a Borrower desires to voluntarily remove all or any portion of any Revolving Loan Collateral so as to cause any such Collateral to no longer be included in the Collateral hereunder or otherwise desires to reduce, repay or prepay the Allocated Revolving Loan Amount for such Revolving Loan Collateral, in whole or in part, the Borrowers shall, on or before the effective date of such repayment, prepayment, reduction or removal, prepay the outstanding Loans in an amount equal to the greater of (y) the Allocated Revolving Loan Amount for the related Revolving Loan Collateral plus 50% of the Net Cash Proceeds received by any Borrower for the sale of such Collateral (such Net Cash Proceeds not to include the amount of the Allocated Revolving Loan Amount) and (z) 125% of the Allocated Revolving Loan Amount for the related Revolving Loan Collateral, which shall be applied as follows: first, to the prepayment of the Revolving Loan applicable to the Revolving Loan Collateral being so prepaid and second to the outstanding Term Loans (to be applied in accordance with clause (viii)(1)(A) below); and (B) any Term Loan Collateral is repaid or prepaid in whole or part by the underlying Obligor of such Term Loan Collateral, the outstanding principal balance of such Term Loan Collateral is reduced for any reason or a Borrower desires to voluntarily remove all or any portion of any Term Loan Collateral so as to cause any such Collateral to no longer be included in the Collateral hereunder or otherwise desires to reduce, repay or prepay the Allocated Term Loan Amount for such Term Loan Collateral in whole or in part, the Borrowers shall, on or before the effective date of such repayment, prepayment, reduction or removal, prepay the outstanding Term Loans in an amount equal to the greater of (y) the Release Amount for the related Term Loan Collateral plus 50% of the Net Cash Proceeds received by any Borrower for the sale of such Collateral (such Net Cash Proceeds not to include the amount of the Release Amount) and (z) 125% of the Release Amount for the related Term Loan Collateral, which shall be applied as follows: first, to the prepayment of the Term Loan applicable to the Term Loan Collateral being so prepaid and second to the outstanding Term Loans (to be applied in accordance with clause (viii)(1)(A) below).
     (vii) Term Loan Reductions. On or before December 31, 2008, the Borrowers shall make principal payments on the outstanding Term Loans so that the aggregate principal amount outstanding under the Term Loan as of December 31, 2008 shall be no more than $300,000,000.
     (viii) Application of Mandatory Prepayments.
     (1) Unless otherwise set forth above, all amounts required to be paid pursuant to this Section shall be applied as follows: (A) first, to the outstanding Term Loans and Term Loan Collateral, as follows: (i) to the extent the outstanding principal amount under the Term Loans, both before and after giving effect to such optional prepayment, is greater than $150,000,000 and there are more than eight (8) Pledged Mortgage Assets, as the Borrowers may direct in their discretion and (ii) to the extent the outstanding principal amount under the Term Loans, either before or after giving effect to such optional prepayment, is less than or equal to $150,000,000 or there are less than or equal to eight (8) Pledged Mortgage Assets, as the Administrative Agent may elect in its reasonable discretion, in each case until the outstanding principal amount of the Term Loans has been paid and full and (B) second, to the outstanding Revolving Loans and Revolving Loan Collateral in such manner as the Administrative

Agent may elect in its discretion until the outstanding principal amount of the Revolving Loans has been paid in full. Within the parameters of the applications set forth above, prepayments shall be applied first to Alternate Base Rate Loans and then to LIBOR Rate Loans in direct order of Interest Period maturities. All prepayments under this Section shall be subject to Section 2.13 and be accompanied by interest on the principal amount prepaid through the date of prepayment, but otherwise without premium or penalty; and
     (2) All amounts required to be paid pursuant to this Section shall be deposited in the Collection Account and shall be accompanied by any applicable costs incurred pursuant to Section 2.13 (if any) and any applicable interest payments.
     (c) Junior/Senior Positions. Notwithstanding anything contained in this Agreement to the contrary, in the event the Borrowers pledge to the Administrative Agent (whether simultaneously or on separate occasions) the senior and junior positions with respect to certain Commercial Real Estate and the Loans with respect to the Eligible Asset(s) that are senior in priority have been repaid or prepaid by the Borrowers or the related Obligors, (i) the Asset Value of the junior–most Eligible Asset(s) shall be reduced to zero (0) and (ii) the Administrative Agent shall not release its Lien on the Eligible Asset(s) (including any Income related thereto) that are senior in priority to the junior–most Eligible Asset(s) that the Administrative Agent continues to have a Lien on (regardless of whether the outstanding Allocated Revolving Loan Amount, Allocated Term Loan Amount or Release Amount, as applicable, and related amounts due have been paid in full) until the junior–most Eligible Asset(s) is repaid or prepaid and the outstanding Allocated Revolving Loan, Allocated Term Loan Amount or Release Amount, as applicable, for the junior-most Eligible Asset plus any accrued and unpaid interest and any related breakage costs under Section 2.3 are paid in full; provided, however, if (A) the Loans with respect to the senior position are repaid due to repayments or prepayments by the related Obligor, (B) the Administrative Agent has reevaluated the remaining junior–most Eligible Asset(s), including, without limitation, a reassessment and possible redetermination of the Asset Value of such Eligible Asset, and, based on the reevaluation, the Administrative Agent is satisfied in its discretion with continuing to hold the junior–most Eligible Asset(s) as Collateral as is or upon certain specified conditions, including, without limitation, assigning a new Asset Value to such Eligible Asset, which approval shall be in writing to be effective, and (C) there are no Events of Default or Defaults outstanding (each to be evidenced by an Officer’s Certificate), then the Administrative Agent will consent in writing to and effect the release of the senior Eligible Asset from the Collateral.
Section 2.6 Default Rate and Payment Dates.
     (a) If all or a portion of the principal amount of any Loan which is a LIBOR Rate Loan shall not be paid when due or continued as a LIBOR Rate Loan in accordance with the provisions of Section 2.7 (whether at the stated maturity, by acceleration or otherwise), such overdue principal amount of such Loan shall be converted to an Alternate Base Rate Loan at the end of the Interest Period applicable thereto.
     (b) (i) If all or a portion of the principal amount of any LIBOR Rate Loan shall not be paid when due, such overdue amount shall bear interest at a rate per annum which is equal to the rate that would otherwise be applicable thereto plus 2%, until the end of the Interest Period applicable thereto, and thereafter at a rate per annum which is equal to the Alternate Base Rate plus the sum of the Applicable Percentage then in effect for Alternate Base Rate Loans and 2%

(the “ABR Default Rate”) or (ii) if any interest payable on the principal amount of any Loan or any fee or other amount, including the principal amount of any Alternate Base Rate Loan, payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum which is equal to the ABR Default Rate, in each case from the date of such non-payment until such amount is paid in full (after as well as before judgment). Upon the occurrence, and during the continuance, of any other Event of Default hereunder, at the option of the Required Lenders, the principal of and, to the extent permitted by Requirements of Law, interest on the Loans and any other amounts owing hereunder or under the other Credit Documents shall bear interest, payable on demand, at a per annum rate which is (A) in the case of principal, the rate that would otherwise be applicable thereto plus 2% or (B) in the case of interest, fees or other amounts, the ABR Default Rate (after as well as before judgment).
     (c) Interest on each Loan shall be payable in arrears on each Payment Date; provided that interest accruing pursuant to paragraph (b) of this Section shall be payable from time to time on demand.
     Section 2.7 Conversion Options.
     (a) The Borrowers may, in the case of Revolving Loans and the Term Loan, elect from time to time to convert Alternate Base Rate Loans to LIBOR Rate Loans by delivering a Notice of Conversion/Extension to the Administrative Agent at least three Business Days prior to the proposed date of conversion. In addition, the Borrowers may elect from time to time to convert all or any portion of a LIBOR Rate Loan to an Alternate Base Rate Loan by giving the Administrative Agent irrevocable written notice thereof by 11:00 a.m. one (1) Business Day prior to the proposed date of conversion. If the date upon which an Alternate Base Rate Loan is to be converted to a LIBOR Rate Loan is not a Business Day, then such conversion shall be made on the next succeeding Business Day and during the period from such last day of an Interest Period to such succeeding Business Day such Loan shall bear interest as if it were an Alternate Base Rate Loan. LIBOR Rate Loans may only be converted to Alternate Base Rate Loans on the last day of the applicable Interest Period. If the date upon which a LIBOR Rate Loan is to be converted to an Alternate Base Rate Loan is not a Business Day, then such conversion shall be made on the next succeeding Business Day and during the period from such last day of an Interest Period to such succeeding Business Day such Loan shall bear interest as if it were an Alternate Base Rate Loan. All or any part of outstanding Alternate Base Rate Loans may be converted as provided herein; provided that (i) no Loan may be converted into a LIBOR Rate Loan when any Default or Event of Default has occurred and is continuing and (ii) partial conversions shall be in an aggregate principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof. All or any part of outstanding LIBOR Rate Loans may be converted as provided herein; provided that partial conversions shall be in an aggregate principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof.
     (b) Any LIBOR Rate Loans may be continued as such upon the expiration of an Interest Period with respect thereto by compliance by the Borrowers with the notice provisions contained in Section 2.7(a); provided, that no LIBOR Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing, in which case such Loan shall be automatically converted to an Alternate Base Rate Loan at the end of the applicable Interest Period with respect thereto. So long as no Default or Event of Default has occurred and is continuing and all conditions set forth in Section 4.2 have been satisfied and the Borrowers shall fail to give timely notice of an election to continue a LIBOR Rate Loan, such LIBOR Rate Loans shall be automatically converted to a one-month LIBOR Rate Loan at the end of the applicable

Interest Period with respect thereto. To the extent a Default or Event of Default has occurred and is continuing and the Borrowers shall fail to give timely notice of an election to continue a LIBOR Rate Loan or the continuation of LIBOR Rate Loans is not permitted hereunder, such LIBOR Rate Loans shall automatically be converted to Alternate Base Rate Loans at the end of the applicable Interest Period with respect thereto.
     Section 2.8 Computation of Interest and Fees; Usury.
     (a) Interest payable hereunder with respect to any Alternate Base Rate Loan based on the Prime Rate shall be calculated on the basis of a year of 365 days (or 366 days, as applicable) for the actual days elapsed. All other fees, interest and all other amounts payable hereunder shall be calculated on the basis of a 360-day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrowers and the Lenders of each determination of a LIBOR Rate on the Business Day of the determination thereof. Any change in the interest rate on a Loan resulting from a change in the Alternate Base Rate shall become effective as of the opening of business on the day on which such change in the Alternate Base Rate shall become effective. The Administrative Agent shall as soon as practicable notify the Borrowers and the Lenders of the effective date and the amount of each such change.
     (b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrowers and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrowers, deliver to the Borrowers a statement showing the computations used by the Administrative Agent in determining any interest rate.
     (c) It is the intent of the Lenders and the Credit Parties to conform to and contract in strict compliance with applicable usury law from time to time in effect. All agreements between the Lenders and the Credit Parties are hereby limited by the provisions of this subsection which shall override and control all such agreements, whether now existing or hereafter arising and whether written or oral. In no way, nor in any event or contingency (including, but not limited to, prepayment or acceleration of the maturity of any Obligation), shall the interest taken, reserved, contracted for, charged, or received under this Agreement, under the Notes or otherwise, exceed the maximum nonusurious amount permissible under Requirements of Law. If, from any possible construction of any of the Credit Documents or any other document, interest would otherwise be payable in excess of the maximum nonusurious amount, any such construction shall be subject to the provisions of this paragraph and such interest shall be automatically reduced to the maximum nonusurious amount permitted under Requirements of Law, without the necessity of execution of any amendment or new document. If any Lender shall ever receive anything of value which is characterized as interest on the Loans under Requirements of Law and which would, apart from this provision, be in excess of the maximum nonusurious amount, an amount equal to the amount which would have been excessive interest shall, without penalty, be applied to the reduction of the principal amount owing on the Loans and not to the payment of interest, or refunded to the Borrowers or the other payor thereof if and to the extent such amount which would have been excessive exceeds such unpaid principal amount of the Loans. The right to demand payment of the Loans or any other Indebtedness evidenced by any of the Credit Documents does not include the right to receive any interest which has not otherwise accrued on the date of such demand, and the Lenders do not intend to charge or receive any unearned interest in the event of such demand. All interest paid or agreed to be paid to the Lenders with respect to the Loans shall, to the extent permitted by Requirements of Law, be amortized, prorated, allocated, and spread throughout the full stated term (including any renewal or extension) of the

Loans so that the amount of interest on account of such Indebtedness does not exceed the maximum nonusurious amount permitted by Requirements of Law.
     Section 2.9 Pro Rata Treatment and Payments.
(a) Allocation of Payments Prior to Exercise of Remedies.
     (i) Each borrowing of Revolving Loans and any reduction of the Revolving Commitments shall be made pro rata according to the respective Revolving Commitment Percentages of the Revolving Lenders. Each payment on account of any fees pursuant to Section 2.3 shall be made pro rata in accordance with the respective amounts due and owing. Each payment (other than prepayments) by the Borrowers on account of principal of and interest on the Revolving Loans and on the Term Loan, as applicable, shall be applied to such Loans, as applicable, on a pro rata basis in accordance with the terms of Section 2.5(a) hereof. Each optional prepayment on account of principal of the Loans shall be applied in accordance with Section 2.5(a). Each mandatory prepayment on account of principal of the Loans shall be applied in accordance with Sections 2.2(b) and 2.5(b). Unless payments are specifically payable to Revolving Loans or Term Loans, all payments are shared pari passu and pro rata (based on the amounts of such Loans) between Revolving Loans and Term Loans. All payments (including prepayments) to be made by the Borrowers on account of principal, interest and fees shall be made without defense, set-off or counterclaim and shall be made to the Administrative Agent for the account of the Lenders at the Administrative Agent’s office specified on Section 10.2 in Dollars and in immediately available funds not later than 1:00 p.m. on the date when due. The Administrative Agent shall distribute such payments to the Lenders entitled thereto promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the LIBOR Rate Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a LIBOR Rate Loan becomes due and payable on a day other than a Business Day, such payment date shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.
     (ii) The Administrative Agent as agent for the Secured Parties shall be entitled to receive an amount equal to all Income paid or distributed on or in respect of the Collateral, which amount shall be deposited by the Borrowers and any Servicer or PSA Servicer under a Pooling and Servicing Agreement into the Collection Account. The Borrowers hereby agree to instruct each applicable Servicer to transfer within two (2) Business Days of receipt thereof, and each applicable PSA Servicer under a Pooling and Servicing Agreement to deposit within two (2) Business Days of the date on which such Person is obligated under the applicable Pooling and Servicing Agreement to disburse such funds, all Income with respect to the Collateral directly into the Collection Account. On each Payment Date any Cash Collateral and any amounts on deposit in the Collection Account and amounts permitted to be withdrawn from the Homewood Interest Reserve shall be withdrawn by the Administrative Agent and shall be applied as follows:
     FIRST, pari passu and pro rata (based on the amounts owed to such Persons under this clause) to the payment of all fees, expenses, and other obligations then due to the Administrative Agent and the Lenders pursuant to this Agreement and/or the Fee Letter, other than the interest and principal on the Loans;
     SECOND, to the extent not paid by the Borrowers, to the payment of fees and expenses owed to the Custodian under the Custodial Agreement or Custodial Fee Letter;
     THIRD, pari passu and pro rata (based on the amounts owed to such Persons under this clause) to the Lenders for the payment of accrued and unpaid interest on the Loans outstanding;
     FOURTH, without limiting the Borrowers’ obligations to make mandatory prepayments under Sections 2.2(b) and 2.5(b) in a timely manner as provided in this Article II, pari passu and pro rata (based on the amounts owed to such Persons under this clause) for the payment of the amounts and Loans provided for in Sections 2.2(b) and 2.5(b);
     FIFTH, pari passu and pro rata (based on the amounts owed to such Persons under this clause) to the extent any Income or Cash Collateral includes payments or prepayments of principal on or from any Collateral (including, without limitation, insurance or condemnation proceeds or recoveries from any foreclosures not otherwise applied under Section 2.5(b) or clause FOURTH above), such payments shall be applied to reduce the Allocated Term Loan Amount and/or Allocated Revolving Loan Amount for the related Term Loan Collateral or Revolving Loan Collateral, as applicable;
     SIXTH, pari passu and pro rata (based on the amounts owed to such Persons under this clause) to the extent not previously paid pursuant to Article II, to the Lenders to pay any other principal payments then due or required to be paid (including principal payments required with respect to the Homewood Mortgage Asset under the terms of the definition of Homewood Interest Reserve);
     SEVENTH, pari passu and pro rata (based on the amounts owed to such Persons under this clause) to the payment of all other amounts then due and owing to the Administrative Agent, the Lenders or any other Person pursuant to this Agreement and the other Credit Documents; and
     EIGHTH, to the Borrowers, for such purposes as the Borrowers shall determine in their sole discretion;
     provided, however, that if a Default or Event of Default has occurred and is continuing or a mandatory prepayment under Section 2.5 is due upon the expiration of the applicable time period for payment of such amount, such amounts under clause “EIGHTH” shall not be transferred to the Borrowers but shall remain in the Collection Account and applied (i) in the case of a mandatory prepayment under Sections 2.2 or 2.5, in reduction of such mandatory prepayments when due and payable, with the balance being remitted to the Borrowers and (ii) in the case of a Default or Event of Default, in reduction of the Obligations in accordance with Section 2.9(b).
     Notwithstanding anything to the contrary contained herein, in the event any Obligor Reserve Payments are deposited into the Collection Account, such Obligor Reserve Payments shall, upon written request of the Borrowers, be promptly transferred from the Collection Account to the Borrowers for the Borrowers to transfer into the appropriate escrow or reserve accounts.

     In carrying out the foregoing, amounts received shall be applied in the numerical order provided until exhausted prior to application of the next succeeding category.
     (b) Allocation of Payments After Exercise of Remedies. Notwithstanding any other provisions of this Agreement to the contrary, after the exercise of remedies (other than the invocation of default interest pursuant to Section 2.6) by the Administrative Agent or the Lenders pursuant to Section 7.2 (or after the Commitments shall automatically terminate and the Loans (with accrued interest thereon) and all other amounts under the Credit Documents shall automatically become due and payable in accordance with the terms of such Section), all amounts collected or received by the Administrative Agent or any Lender on account of the Obligations or any other amounts outstanding under any of the Credit Documents or in respect of the Collateral and all amounts on deposit in the Collection Account and the Homewood Reserve Account shall be paid over or delivered to the Administrative Agent and applied as follows (irrespective of whether the following costs, expenses, fees, interest, premiums, scheduled periodic payments or Obligations are allowed, permitted or recognized as a claim in any proceeding resulting from the occurrence of a Bankruptcy Event):
     FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation reasonable attorneys’ fees) of the Administrative Agent in connection with enforcing the rights of the Lenders under the Credit Documents and any protective advances made by the Administrative Agent with respect to the Collateral under or pursuant to the terms of the Security Documents;
     SECOND, to the payment of any fees owed to the Administrative Agent;
     THIRD, pari passu and pro rata (based on the amounts owed to such Persons under this clause) to the payment of all reasonable out-of-pocket costs and expenses (including without limitation, reasonable attorneys’ fees) of each of the Lenders in connection with enforcing its rights under the Credit Documents or otherwise with respect to the Obligations owing to such Lender;
     FOURTH pari passu and pro rata (based on the amounts owed to such Persons under this clause) to the payment of all of the Obligations consisting of accrued fees and interest;
     FIFTH pari passu and pro rata (based on the amounts owed to such Persons under this clause) to the payment of the outstanding principal amount of the Obligations;
     SIXTH, pari passu and pro rata (based on the amounts owed to such Persons under this clause) to all other Obligations and other obligations which shall have become due and payable under the Credit Documents or otherwise and not repaid pursuant to clauses “FIRST” through “FIFTH” above; and
     SEVENTH, pari passu and pro rata (based on the amounts owed to such Persons under this clause) to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.
     In carrying out the foregoing, (a) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; and (b) each of the Lenders shall receive an amount equal to its pro rata share (based on the proportion of the then outstanding Loans held by such Lender) of amounts available to be applied pursuant to clauses “THIRD”, “FOURTH”, “FIFTH” and “SIXTH” above.
Section 2.10 Non-Receipt of Funds by the Administrative Agent.
     (a) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received written notice from a Lender prior to the proposed date of any Extension of Credit that such Lender will not make available to the Administrative Agent such Lender’s share of such Extension of Credit, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with this Agreement and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Extension of Credit available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrowers, the interest rate applicable to Alternate Base Rate Loans. If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period. If such Lender pays its share of the applicable Extension of Credit to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Extension of Credit. Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.
     (b) Payments by Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
     A notice of the Administrative Agent to any Lender or the Borrowers with respect to any amount owing under subsections (a) and (b) of this Section shall be conclusive, absent manifest error.
     (c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrowers by the Administrative Agent because the conditions to the applicable Extension of Credit set forth in Article IV are not satisfied or waived in accordance with the terms thereof, the Administrative

Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
     (d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Term Loans and Revolving Loans, and to make payments pursuant to Section 10.5(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any such payment under Sections 8.7 and 10.5(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Sections 8.7 and 10.5(c).
     (e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
Section 2.11 Inability to Determine Interest Rate.
     Notwithstanding any other provision of this Agreement, if (a) the Administrative Agent shall reasonably determine (which determination shall be conclusive and binding absent manifest error) that, by reason of circumstances affecting the relevant market, reasonable and adequate means do not exist for ascertaining the LIBOR Rate for such Interest Period, or (b) the Required Lenders shall reasonably determine (which determination shall be conclusive and binding absent manifest error) that the LIBOR Rate does not adequately and fairly reflect the cost to such Lenders of funding LIBOR Rate Loans that the Borrowers have requested be outstanding as a LIBOR Tranche during such Interest Period, the Administrative Agent shall forthwith give telephone notice of such determination, confirmed in writing, to the Borrowers and the Lenders at least two (2) Business Days prior to the first day of such Interest Period. Unless the Borrowers shall have notified the Administrative Agent upon receipt of such telephone notice that it wishes to rescind or modify its request regarding such LIBOR Rate Loans, any Loans that were requested to be made as LIBOR Rate Loans shall be made as Alternate Base Rate Loans and any Loans that were requested to be converted into or continued as LIBOR Rate Loans shall remain as or be converted into Alternate Base Rate Loans. Until any such notice has been withdrawn by the Administrative Agent, no further Loans shall be made as, continued as, or converted into, LIBOR Rate Loans for the Interest Periods so affected.
Section 2.12 Yield Protection.
(a) Increased Costs Generally. If any Change in Law shall:
     (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate);
     (ii) subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any LIBOR Rate Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 2.14 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender); or

     (iii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or LIBOR Rate Loans made by such Lender;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBOR Rate Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount), then, upon request of such Lender, the Borrowers will pay to such Lender, such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.
     (b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
     (c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrowers shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.
     (d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation.
     The provisions of this Section shall survive the termination of this Agreement and the payment in full of the Obligations.
Section 2.13 Indemnity; Eurocurrency Liabilities.
     (a) The Credit Parties hereby agree to indemnify each Lender and to hold such Lender harmless from any funding loss or expense which each Lender may sustain or incur as a consequence of (a) the failure by the Borrowers to pay the principal amount of or interest on any Loan by any Lender in accordance with the terms hereof, (b) the failure by the Borrowers to accept a borrowing after the Borrowers have given a notice in accordance with the terms hereof, (c) default by the Borrowers in making any prepayment after the Borrowers have given a notice in accordance with the terms hereof, and/or (d) the making by the Borrowers of a prepayment of a Loan, or the conversion thereof, on a day which is not the last day of the Interest Period with respect thereto, in each case including, but not limited to, any such loss or expense arising from interest or fees payable by any Lender to lenders of funds obtained by it in order to maintain its Loans hereunder. A certificate setting forth in reasonable detail as to any additional amounts payable pursuant to this Section submitted by any Lender, through the Administrative Agent, to the Borrowers shall be conclusive in the absence of manifest error. The agreements in this Section shall survive termination of this Agreement and payment of the Obligations.

     (b) The Borrowers shall pay to each Lender, as long as such Lender shall be required to maintain reserves under Regulation D with respect to “Eurocurrency liabilities” within the meaning of Regulation D, or under any similar or successor regulation with respect to Eurocurrency liabilities or Eurocurrency funding, additional interest on the unpaid principal amount of each LIBOR Loan equal to the actual costs of such reserves allocated to such LIBOR Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such LIBOR Loan, provided the Borrowers shall have received at least fifteen (15) days prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice fifteen (15) days prior to the relevant Payment Date, such additional interest shall be due and payable fifteen (15) days from receipt of such notice.
Section 2.14 Taxes.
     (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Credit Party hereunder or under any other Credit Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if any Credit Party shall be required by Requirements of Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or any Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Credit Party shall make such deductions and (iii) such Credit Party shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with Requirements of Law.
     (b) Payment of Other Taxes by the Borrowers. Without limiting the provisions of paragraph (a) above, the Credit Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Requirements of Law.
     (c) Indemnification by the Borrowers. The Credit Parties shall indemnify the Administrative Agent and each Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent or such Lender and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
     (d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Credit Party to a Governmental Authority, the Borrowers shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
     (e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which any Credit Party is a resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Credit Document shall deliver to the Borrowers (with a copy to the Administrative Agent), at the time or times prescribed by Requirements of Law or reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation prescribed by Requirements of Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by Requirements of Law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.
     (f) Foreign Lenders. Without limiting the generality of the foregoing, in the event that any Credit Party is resident for tax purposes in the United States of America, any Foreign Lender shall deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrowers or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:
     (i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,
     (ii) duly completed copies of Internal Revenue Service Form W-8ECI,
     (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (i) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of any Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (ii) duly completed copies of Internal Revenue Service Form W-8BEN, or
     (iv) any other form prescribed by Requirements of Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by Requirements of Law to permit the Credit Parties to determine the withholding or deduction required to be made.
     (g) Treatment of Certain Refunds. If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrowers or with respect to which the Credit Parties have paid additional amounts pursuant to this Section, it shall pay to the Credit Parties an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Credit Parties under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Credit Parties, upon the request of the Administrative Agent or such Lender agrees to repay the amount paid over to the Credit Parties (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender, in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent, or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Credit Parties or any other Person.
     The provisions of this Section shall survive the termination of this Agreement and the payment in full of the Obligations.
Section 2.15 Illegality.
     Notwithstanding any other provision of this Credit Agreement, if any Change in Law shall make it unlawful for such Lender or its LIBOR Lending Office to make or maintain LIBOR Rate Loans as contemplated by this Credit Agreement or to obtain in the interbank eurodollar market through its LIBOR Lending Office the funds with which to make such Loans, (a) such Lender shall promptly notify the Administrative Agent and the Borrowers thereof, (b) the commitment of such Lender hereunder to make LIBOR Rate Loans or continue LIBOR Rate Loans as such shall forthwith be suspended until the Administrative Agent shall give notice that the condition or situation which gave rise to the suspension shall no longer exist, and (c) such Lender’s Loans then outstanding as LIBOR Rate Loans, if any, shall be converted on the last day of the Interest Period for such Loans or within such earlier period as required by Requirements of Law as Alternate Base Rate Loans. The Borrowers hereby agree to promptly pay any Lender, upon its demand, any additional amounts necessary to compensate such Lender for actual and direct costs (but not including anticipated profits) reasonably incurred by such Lender in making any repayment in accordance with this Section including, but not limited to, any interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain its LIBOR Rate Loans hereunder. A certificate (which certificate shall include a description of the basis for the computation) as to any additional amounts payable pursuant to this Section submitted by such Lender, through the Administrative Agent, to the Borrowers shall be conclusive in the absence of manifest error. Each Lender agrees to use reasonable efforts (including reasonable efforts to change its LIBOR Lending Office) to avoid or to minimize any amounts which may otherwise be payable pursuant to this Section; provided, however, that such efforts shall not cause the imposition on such Lender of any additional costs or legal or regulatory burdens deemed by such Lender in its sole discretion to be material.
Section 2.16 Obligations Absolute.
     Except as set forth to the contrary in the Credit Documents, all sums payable by the Credit Parties hereunder or under the Credit Documents shall be paid without notice, demand, counterclaim, setoff, deduction or defense (as to any Person or any reason whatsoever) and without abatement, suspension, deferment, diminution or reduction (as to any Person or any reason whatsoever), and the obligations and liabilities of each Credit Party hereunder shall in no way be released, discharged or otherwise affected (except as expressly provided herein) by reason of: (a) any damage to or destruction of or any taking of any asset, any Property, any Collateral or any portion of the foregoing; (b) any restriction or prevention of or interference with any use of any asset, any Property, any Collateral or any portion of the foregoing; (c) any title defect or encumbrance or any eviction from any Property, by title paramount or otherwise; (d) any Insolvency Proceeding relating to any Credit Party, any Affiliate or Subsidiary of the foregoing or any Obligor, account debtor or indemnitor under the Collateral, or any action taken with respect to this Agreement or any other Credit Document by any trustee or receiver of any Credit Party, any Affiliate or Subsidiary of the foregoing or any Obligor, account debtor or indemnitor under the Collateral, or by any court, in any such proceeding; (e) any claim that any Credit Party has or might have against the Administrative Agent, any Lender and/or any Indemnitee; (f) any default or failure on the part of the Administrative Agent, any Lender and/or any Indemnitee to perform or comply with any of the terms hereof, the Credit Documents or of any other agreement with any Credit Party, any Subsidiary or Affiliate of the foregoing and/or any other Person; (g) the invalidity or unenforceability of any Collateral or Loan; (h) anything related to or arising out of any Credit-Party-Related Obligation; or (i) any other occurrence whatsoever, whether similar or dissimilar to the foregoing, whether or not any Credit Party or any Affiliate or Subsidiary of the foregoing shall have notice or knowledge of any of the foregoing.
Section 2.17 Additional Collateral.
     Notwithstanding anything contained in the Credit Documents to the contrary, to the extent a Pledged Mortgage Asset does not have an Allocated Revolving Loan Amount, Allocated Term Loan Amount, Release Amount and/or any particular Loan advanced against such Collateral, such Pledged Mortgage Assets shall not be released from the Administrative Agent’s Lien unless (i) consented to in the Administrative Agent’s discretion or (ii) this Agreement is no longer in effect, all Commitments have terminated, no Note remains outstanding and unpaid and the Obligations and all other amounts owing to the Administrative Agent or any Lender hereunder have been paid in full.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
     To induce the Lenders to enter into this Agreement and to make the Extensions of Credit herein provided for, the Credit Parties hereby represent and warrant, as of the date of this Agreement and on any date a Loan is made hereunder and at all times while any Credit Document or any Loan is in full force and effect, to the Administrative Agent and to each Lender that:
Section 3.1 Financial Condition.
     (a) The consolidated balance sheet of ART and its Consolidated Subsidiaries provided to the Administrative Agent and the related consolidated statements of income and retained earnings and of cash flows, copies of which have heretofore been furnished to the Administrative Agent, are complete and correct and present fairly the consolidated financial condition of ART and its Consolidated Subsidiaries as at such date, and the consolidated results of their operations and their consolidated cash flows as of the date of such financial statements and other information. All such financial statements, including the related schedules and notes thereto (if any), have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as disclosed therein). Except as disclosed in writing, neither ART nor any of its Consolidated Subsidiaries had, at the date of the most recent balance sheet referred to above, any material contingent liability or liability for taxes, or any long term lease or unusual forward or long term commitment, including, without limitation, any interest rate or foreign currency swap or exchange transaction or other financial derivative, that is not reflected in the foregoing statements or in the notes thereto. During the period from the date of the financial statements and other financial information delivered to the Administrative Agent, to and including the date hereof, there has been no sale, transfer or other disposition by ART or any of its Consolidated Subsidiaries of any material part of its business or Property and no purchase or other acquisition of any business or Property (including any Equity Interests of any other Person) material in relation to the consolidated financial condition of ART and its Consolidated Subsidiaries on the date hereof.
     (b) The operating forecast and cash flow projections of ART and its Consolidated Subsidiaries, copies of which have heretofore been furnished to the Administrative Agent, have been prepared in good faith under the direction of a Responsible Officer of ART and in accordance with GAAP. ART has no reason to believe that as of the date of delivery thereof such operating forecast and cash flow projections are materially incorrect or misleading in any material respect or omit to state any material fact which would render them misleading in any material respect. ART shall not be required to provide information in its projections if the disclosure of such information would violate any Requirement of Law relating to insider trading.
Section 3.2 No Material Adverse Effect; Internal Control Event.
     Since December 31, 2006 (a) (and, in addition, after delivery of annual audited financial statements in accordance with Section 5.1(a), from the date of the most recently delivered annual audited financial statements), there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect and (b) no Internal Control Event has occurred.
Section 3.3 Corporate Existence; Compliance with Law.
     Each of the Credit Parties (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, organization or formation, (b) has the requisite power and authority and the legal right to own, operate and pledge all its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged and has taken all actions necessary to maintain all rights, privileges, licenses and franchises necessary or required in the normal conduct of its business, (c) is duly qualified to conduct business and in good standing under the laws of (i) the jurisdiction of its organization or formation and (ii) each other jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law (including, without limitation, all government permit and licensing requirements), Authority Documents, government permits and government licenses. The jurisdictions in which the Credit Parties are organized and qualified to do business are described on Schedule 3.3. The Borrowers shall update Schedule 3.3 from time to time, in accordance with Section 5.2, to update information and to add Additional Credit Parties.
Section 3.4 Corporate Power; Authorization; Enforceable Obligations.
     Each of the Credit Parties has full power and authority and the legal right to make, deliver and perform the Credit Documents to which it is party and has taken all necessary limited liability company, partnership or corporate action to authorize the execution, delivery and performance by it of the Credit Documents to which it is party. Each Credit Document to which it is a party has been duly executed and delivered on behalf of each Credit Party. Each Credit Document to which it is a party constitutes a legal, valid and binding obligation of each Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforceability may be limited by applicable Insolvency Laws and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
Section 3.5 No Legal Bar; No Default.
     The execution, delivery and performance by each Credit Party of the Credit Documents to which such Credit Party is a party, the borrowing of Loans hereunder, pledge of Collateral under the Credit Documents and the use of the proceeds of the Loans (a) will not violate any Requirement of Law, (b) will not conflict with, result in a breach of or constitute a default under Authority Documents of the Credit Parties or any Contractual Obligation, Indebtedness or Guarantee Obligations of any Credit Party (except those as to which waivers or consents were obtained) or any material approval or material consent from any Governmental Authority relating to such Credit Party, and (c) will not result in, or require, the creation or imposition of any Lien on any Credit Party’s Properties or revenues pursuant to any Requirement of Law, Contractual Obligations, Indebtedness or Guarantee Obligations other than the Liens arising under or contemplated in connection with the Credit Documents or Permitted Liens. No

Credit Party is in default under or with respect to any of its Contractual Obligation, Indebtedness or Guarantee Obligations in any material respect. No Default or Event of Default has occurred and is continuing.
Section 3.6 No Material Litigation.
     No litigation, investigation, claim, criminal prosecution, civil investigative demand, imposition of criminal or civil fines and penalties, or any other proceeding of or before any arbitrator or Governmental Authority is pending or, to the best knowledge of the Credit Parties, threatened by or against any Credit Party or any of its Subsidiaries or Affiliates or against any of its or their respective properties or revenues (a) with respect to the Credit Documents, any Extension of Credit, any Collateral or any of the transactions contemplated hereby, or (b) which could reasonably be expected to have a Material Adverse Effect. No permanent injunction, temporary restraining order or similar decree has been issued against any Credit Party or any of its Subsidiaries or Affiliates, which could reasonably be expected to have a Material Adverse Effect.
     Section 3.7 Investment Company Act; Federal Power Act; Interstate Commerce Act; and Federal and State Statutes and Regulations.
     No Credit Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the 40 Act. No Credit Party is subject to regulation under the Federal Power Act, the Interstate Commerce Act, or any federal or state statute or regulation limiting its ability to incur the Obligations.
Section 3.8 Margin Regulations.
     No part of the proceeds of any Extension of Credit hereunder will be used directly or indirectly for any purpose that violates, or that would require any Lender to make any filings in accordance with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. The Credit Parties and their Subsidiaries and Affiliates (a) are not engaged, principally or as one of their important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” “margin stock” within the respective meanings of each of such terms under Regulation U and (b) taken as a group do not own “margin stock”. No Borrower is subject to any Requirement of Law that purports to restrict or regulate its ability to borrow money. No portion of the proceeds of any Extension of Credit will be used to repurchase any Equity Interests in, or to fund dividends or distributions by, any Credit Party or any Subsidiary or Affiliate.
Section 3.9 ERISA.
     Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred resulting in any liability that has remained underfunded, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits. Neither any Credit Party nor any Commonly Controlled Entity is currently subject to any liability for a complete or partial withdrawal from a Multiemployer Plan.

     Section 3.10 Environmental Matters.
     Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect:
     (a) The Properties owned, leased or operated by the Credit Parties or any of their Subsidiaries do not contain any Materials of Environmental Concern in amounts or concentrations which (i) constitute a violation of, or (ii) could give rise to liability on behalf of any Credit Party under, any Environmental Law.
     (b) The Properties and all operations of the Credit Parties and/or their Subsidiaries at the Properties are in compliance, and have in the last five years been in compliance, in all material respects with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties.
     (c) Neither the Credit Parties nor their Subsidiaries have received any written or actual notice of violation, alleged violation, non-compliance, liability or potential liability on behalf of any Credit Party with respect to environmental matters or Environmental Laws regarding any of the Properties, nor do the Credit Parties or their Subsidiaries have knowledge or reason to believe that any such notice will be received or is being threatened.
     (d) Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could give rise to liability on behalf of any Credit Party under any Environmental Law, and no Materials of Environmental Concern have been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability on behalf of any Credit Party under, any applicable Environmental Law.
     (e) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Credit Parties and their Subsidiaries, threatened, under any Environmental Law to which any Credit Party or any Subsidiary is or will be named as a party with respect to the Properties, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties.
     (f) There has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Credit Party or any Subsidiary in connection with the Properties, in violation of or in amounts or in a manner that could give rise to liability on behalf of any Credit Party under Environmental Laws.
     Section 3.11 Use of Proceeds.
     The proceeds of the Extensions of Credit shall be used by the Borrowers solely to acquire or finance Eligible Assets.
     Section 3.12 Subsidiaries; Joint Ventures; Partnerships.
     The organizational chart attached as Schedule 3.12 sets forth the name of each Consolidated Subsidiary of each Credit Party.

     Section 3.13 Ownership.
     Each of the Credit Parties and its Subsidiaries is the owner of, and has good and marketable title to or a valid leasehold interest in, all of its respective Properties, which, together with Properties leased or licensed by the Credit Parties and their Subsidiaries, represents all Properties in the aggregate material to the conduct of the business of the Credit Parties and their Subsidiaries. Each Credit Party and its Subsidiaries enjoys peaceful and undisturbed possession under all of its leases and all such leases are valid and subsisting and in full force and effect.
     Section 3.14 Indebtedness.
     Except as otherwise permitted under Section 6.1, the Borrowers (other than Arbor Realty) have no Indebtedness or Guarantee Obligations. To each Credit Party’s knowledge, no material defaults or events of default exist under the Indebtedness permitted under Section 6.1.
     Section 3.15 Taxes.
     Each of the Credit Parties and its Subsidiaries has filed, or caused to be filed, all income tax returns and all other material tax returns (federal, state, local and foreign) required to be filed and paid (a) all amounts of taxes shown thereon to be due (including interest and penalties) and (b) all other taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangibles taxes) owing by it, except for such taxes (i) that are not yet delinquent or (ii) that are being contested in good faith and by proper proceedings, and against which adequate reserves are being maintained in accordance with GAAP. None of the Credit Parties or their Subsidiaries is aware of any proposed tax assessments against it or any of its Subsidiaries.
     Section 3.16 Solvency.
     No Credit Party is the subject of any Insolvency Proceeding or Insolvency Event. The Loans under this Agreement and any other Credit Document do not and will not render any Credit Party not Solvent. The Credit Parties are not entering into the Credit Documents or any Extension of Credit with the intent to hinder, delay or defraud any creditor of the Credit Parties or any Subsidiary and the Credit Parties have received or will receive reasonably equivalent value for the Credit Documents and each Extension of Credit.
     Section 3.17 [Reserved].
     Section 3.18 Location.
     Each Credit Parties’ location (within the meaning of Article 9 of the UCC) is set forth on Schedule 3.18. The office where each Credit Party keeps all the records (within the meaning of Article 9 of the UCC) is at the address set forth on Schedule 3.18 to this Agreement (or at such other locations as to which the notice and other requirements specified in Section 10.2 shall have been satisfied). Each Credit Party’s organizational identification number and tax identification number is set forth in the Closing Officer’s Certificate.
     Section 3.19 No Burdensome Restrictions.
     None of the Credit Parties or their Subsidiaries or Affiliates is a party to any agreement or instrument or subject to any other obligation or any charter or corporate restriction or any provision of any Requirement of Law which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
     Section 3.20 Brokers’ Fees.
     None of the Credit Parties or their Subsidiaries or Affiliates has any obligation to any Person in respect of any finder’s, broker’s, investment banking or other similar fee in connection with any of the transactions contemplated under the Credit Documents other than the closing and other fees payable pursuant to this Agreement and as set forth in the Fee Letter.
     Section 3.21 Labor Matters.
     There are no collective bargaining agreements or Multiemployer Plans covering the employees of the Credit Parties or any of their Subsidiaries, other than as set forth in Schedule 3.21 hereto, and none of the Credit Parties or their Subsidiaries (a) has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five years, other than as set forth in Schedule 3.21 hereto, or (b) has knowledge of any potential or pending strike, walkout or work stoppage. Other than as set forth on Schedule 3.21, no unfair labor practice complaint is pending against any Credit Party or any of its Subsidiaries. There are no strikes, walkouts, work stoppages or other material labor difficulty pending or threatened against any Credit Party or their Subsidiaries or Affiliates.
     Section 3.22 Accuracy and Completeness of Information.
     To each Credit Parties’ actual knowledge, the information, reports, certificates, documents, financial statements, books, records, files, exhibits and schedules furnished in writing by or on behalf of each Credit Party to the Administrative Agent in connection with the negotiation, preparation or delivery of this Agreement and the other Credit Documents or included herein or therein or delivered pursuant hereto or thereto, when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. All written information furnished after the date hereof by or on behalf of each Credit Party to the Administrative Agent and the Lenders in connection with this Agreement and the other Credit Documents and the transactions contemplated hereby and thereby will be true, complete and accurate in every material respect, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified. There is no fact known to a Responsible Officer of any Credit Party, after due inquiry, that could reasonably be expected to have a Material Adverse Effect that has not been disclosed to the Administrative Agent. All projections furnished on behalf of each Credit Party to the Administrative Agent were prepared and presented in good faith by or on behalf of each Credit Party.
     Section 3.23 Material Contracts.
     Schedule 3.23 sets forth a complete and accurate list of all Material Contracts of the Credit Parties and their Subsidiaries. Each Material Contract is, and after giving effect to the Transactions will be, in full force and effect in accordance with the terms thereof. To the extent requested by the Administrative Agent, the Credit Parties have delivered to the Administrative Agent a true and complete copy of each requested Material Contract. Schedule 3.23 shall be updated from time to time, in accordance with Section 5.2 by the Borrowers to include new Material Contracts by giving written notice thereof to the Administrative Agent.

     Section 3.24 Insurance.
     Each Credit Party has and maintains, with respect to its Properties and business, insurance which meets the requirements of Section 5.5.
     Section 3.25 Security Documents.
     The Security Documents create valid security interests in, and Liens on, the Collateral purported to be covered thereby. Except as set forth in the Security Documents, such security interests and Liens are currently (or will be, upon (a) the filing of appropriate financing statements with the Secretary of State of the state of incorporation or organization for each Credit Party, in each case in favor of the Administrative Agent, on behalf of the Lenders, and (b) the Administrative Agent obtaining control or possession over those items of Collateral in which a security interest is perfected through control or possession) perfected security interests and Liens, prior to all other Liens other than Permitted Liens. None of the Collateral is subject to any Lien other than Permitted Liens. None of the Credit Parties nor any Person claiming through or under any Credit Party shall have any claim to or interest in the Collection Account or the Homewood Interest Reserve, except for the interest of the Borrowers in such property as a debtor for purposes of the UCC.
     Section 3.26 Anti-Terrorism Laws.
     Neither any Credit Party nor any of its Subsidiaries or Affiliates is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.), as amended. Neither any Credit Party nor any or its Subsidiaries or Affiliates is in violation of (a) the Trading with the Enemy Act, as amended, (b) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (c) the Patriot Act. None of the Credit Parties or any Subsidiary or Affiliate of any Credit Party (i) is a blocked person described in Section 1 of the Anti-Terrorism Order or (ii) to the best of its knowledge, engages in any dealings or transactions, or is otherwise associated, with any such blocked person.
     Section 3.27 Compliance with OFAC Rules and Regulations.
     (a) None of the Credit Parties or their Subsidiaries or their respective Affiliates is in violation of and shall not violate any of the country or list based economic and trade sanctions administered and enforced by OFAC that are described or referenced at http://www.ustreas.gov/offices/enforcement/ofac/ or as otherwise published from time to time.
     (b) None of the Credit Parties or their Subsidiaries or their respective Affiliates (i) is a Sanctioned Person or a Sanctioned Entity, (ii) has a more than 10% of its assets located in Sanctioned Entities, or (iii) derives more than 10% of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. The proceeds of any Loan will not be used and have not been used to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Entity.
     Section 3.28 Compliance with FCPA.
     Each of the Credit Parties and their Subsidiaries and Affiliates is in compliance with the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq., and any foreign counterpart thereto. None of the Credit Parties or their Subsidiaries or Affiliates has made a payment, offering, or promise to pay, or authorized the payment of, money or anything of value (a) in order to assist in obtaining or retaining business for or with, or directing business to, any foreign official, foreign political party, party official or candidate for foreign political office, (b) to a foreign official, foreign political party or party official or any candidate for foreign political office, and (c) with the intent to induce the recipient to misuse his or her official position to direct business wrongfully to such Credit Party or its Subsidiary, its Affiliates or to any other Person, in violation of the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq.
     Section 3.29 Consent; Governmental Authorizations.
     No approval, consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with acceptance of Extensions of Credit by the Borrowers or the making of the Guaranty or with the execution, delivery or performance of any Credit Document by the Credit Parties (other than those which have been obtained) or with the validity or enforceability of any Credit Document against the Credit Parties (except such filings as are necessary in connection with the perfection of the Liens created by such Credit Documents).
     Section 3.30 Bulk Sales.
     The execution, delivery and performance of this Agreement, the Credit Documents and the transactions contemplated hereby do not require compliance with any “bulk sales” act or similar law by any Credit Party.
     Section 3.31 Income and Required Payments.
     Each Credit Party acknowledges that all Income and Required Payments received, after the Closing Date, by it or its Affiliates or its Subsidiaries or any Person acting on its behalf with respect to the Collateral shall be held for the benefit of the Administrative Agent until deposited into the Collection Account as required herein.
     Section 3.32 Full Payment.
     No Credit Party has any knowledge of any fact that should lead it to expect that each Loan will not be paid in full.
     Section 3.33 Irrevocable Instructions.
     The Borrowers have delivered each Irrevocable Instruction required to be delivered by the terms of this Agreement. The Credit Parties are not aware of any Required Payment that has been made after the date of this Agreement but has not been deposited into the Collection Account. No Irrevocable Instruction violates any Requirement of Law, any Contractual Obligation or other prohibition and such Irrevocable Instructions are the valid and binding obligations of the parties thereto.
     Section 3.34 Compliance with Covenants.
     ART and its Consolidated Subsidiaries are in full compliance with the Financial Covenants and all Credit Parties are in full compliance with all other applicable covenants, duties and agreements contained in the Credit Documents.
     Section 3.35 Collateral Agreements.
     The Credit Parties have delivered to the Administrative Agent or the Custodian all documents and agreements related to, governing or affecting the Collateral, including, without limitation, the Mortgage

Loan Documents, the Servicer Agreements, the Pooling and Servicing Agreements and all documents relating to any Equity Issuance or any Equity Issuance, and, to the best of the Borrowers’ knowledge, no material default or event of default exists thereunder.
     Section 3.36 No Reliance.
     Each Credit Party has made its own independent decisions to enter into the Credit Documents and each Loan and as to whether such Loan is appropriate and proper for it based upon its own judgment and upon advice from such advisors (including, without limitation, legal counsel and accountants) as it has deemed necessary. No Credit Party is relying upon any advice from the Administrative Agent or any Lender as to any aspect of the Loans, including, without limitation, the legal, accounting or tax treatment of such Loans.
     Section 3.37 Collateral.
     (a) There are no outstanding rights, options, warrants or agreements for the purchase, sale or issuance of the Collateral created by, through, or as a result of any Credit Party’s actions or inactions; (b) there are no agreements on the part of any Credit Party to issue, sell or distribute the Collateral, other than this Agreement and the Credit Documents; and (c) no Credit Party has any obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any securities or any interest therein or to pay any dividend or make any distribution in respect of the Collateral, except, in the case of (a) and (b), for purchase rights that may be contained in any applicable intercreditor agreement included in the Mortgage Asset File.
     Section 3.38 REIT Status.
     ART is a REIT, a publicly traded company that is listed, quoted or traded on and is in good standing in respect of the New York Stock Exchange, NASDAQ or any other nationally recognized stock exchanges (each, a “Stock Exchange”) and is not subject to any ratings downgrade by any Rating Agency. ARSR is a REIT. ART has not engaged in any material “prohibited transactions” as defined in Section 857(b)(6)(B)(iii) and (C) of the Code. ART for its current “tax year” (as defined in the Code) is and for all prior tax years subsequent to its election to be a REIT has been entitled to a dividends paid deduction under the requirements of Section 857 of the Code with respect to any dividends paid by it with respect to each such year for which it claims a deduction in its Form 1120-REIT filed with the United States Internal Revenue Service for such year.
     Section 3.39 Insider.
     No Credit Party is an “executive officer”, “director”, or “person who directly or indirectly or acting through or in concert with one or more persons owns, controls, or has the power to vote more than 10% of any class of voting securities” (as those terms are defined in 12 U.S.C. § 375(b) or in regulations promulgated pursuant thereto) of any Lender, of a bank holding company of which any Lender is a Subsidiary, or of any Subsidiary, of a bank holding company of which any Lender is a Subsidiary, of any bank at which any Lender maintains a correspondent account or of any Lender which maintains a correspondent account with any Lender.
     Section 3.40 No Defenses.
     There are no defenses, offsets, counterclaims, abatements, rights of rescission or other claims, legal or equitable, available to any Credit Party with respect to this Agreement, the Credit Documents, the Collateral or any other instrument, document and/or agreement described herein or in the other Credit

Documents, or with respect to the obligation of the Credit Parties to repay the Obligations or any other obligation under the Credit Documents.
     Section 3.41 Eligible Subordinated Debt.
     All of the Trust Preferred Debt (a) has subordination provisions substantially the same as those contained in the indentures for other transactions listed in clause (a) of the definition of “Eligible Subordinated Debt,” (b) has enforceable subordination provisions, and (c) has a maturity no earlier than the date that is six (6) months following the Maturity Date. To the extent any Eligible Subordinated Debt was issued after the Closing Date, it has been specifically approved in writing by the Administrative Agent.
     Section 3.42 Selection Procedures.
     No procedures believed by any Credit Party to be adverse to the interests of the Administrative Agent or the Lenders were utilized by any Credit Party in identifying and/or selecting the Collateral. In addition, each Mortgage Asset shall have been underwritten in accordance with and satisfy any applicable standards that have been established by the Credit Parties and any of their Subsidiaries or Affiliates and are then in effect.
     Section 3.43 Value Given.
     To the extent a Borrower acquired Mortgage Assets, such Borrower shall have given reasonably equivalent value to each transferor in consideration for such transfer to such Borrower, no such transfer shall have been made for or on account of an antecedent debt owed by the transferor thereunder to such Borrower, and no such transfer is or may be voidable or subject to avoidance under any section of the Bankruptcy Code.
     Section 3.44 Separateness.
     As of the date hereof, each Borrower (other than Arbor Realty) is in compliance with the requirements of Section 5.24.
     Section 3.45 Qualified Transferees.
     With respect to each Mortgage Asset, each Borrower and the Administrative Agent are “qualified transferees”, “qualified institutional lenders” or “qualified lenders” (however such terms are phrased or denominated) under the terms of the applicable Mortgage Loan Documents with respect to each party’s ability to hold and/or to be a pledgee and/or transferee of each such Mortgage Asset. The Assignments and the pledge of the Mortgage Assets to the Administrative Agent, on behalf of the Lenders, do not violate any provisions of the underlying Mortgage Loan Documents.
     Section 3.46 Eligibility of Mortgage Assets.
     With respect to each Mortgage Asset, such asset is an Eligible Asset and each representation and warranty set forth in Schedule 1.1(c) applicable thereto is true and correct. Each of the representations and warranties contained in the Mortgage Loan Documents and in any statement, affirmation or certification made or any information, document, report, notice or agreement provided to the Administrative Agent relating to any Mortgage Asset is true and correct in all material respects.

     Section 3.47 Ability to Perform.
     None of the Credit Parties believes, or has any reason or cause to believe, that it cannot perform each and every agreement, duty, obligation and covenant contained in the Credit Documents applicable to it and to which it is a party. None of the Credit Parties is subject to any restriction which would unduly burden its ability to timely and fully perform each and every applicable covenant, duty, obligation and agreement contained in the Credit Documents and/or the Mortgage Loan Documents. None of the Credit Parties is a party to any agreement or instrument or subject to any restriction which could reasonably be expected to have a Material Adverse Effect.
     Section 3.48 Certain Tax Matters.
     Each Borrower represents and warrants, and acknowledges and agrees, that it does not intend to treat the Loans and the related transactions hereunder as being a “reportable transaction” (within the meaning of United States Treasury Department Regulation Section 1.60114). In the event a Borrower determines to take any action inconsistent with such intention, it will promptly notify the Administrative Agent and the Lenders. If a Borrower so notifies the Administrative Agent and the Lenders, the Borrowers acknowledge and agree that the Administrative Agent and the Lenders may treat the Loans as part of a transaction that is subject to United States Treasury Department Regulation Section 301.61121, and the Administrative Agent and the Lenders will maintain the lists and other records required by such Treasury Regulation.
     Section 3.49 Set-Off, etc.
     No Collateral has been compromised, adjusted, extended, satisfied, subordinated, rescinded, set-off or modified by the Credit Parties or any obligor thereof, and no Collateral is subject to compromise, adjustment, extension (except as set forth in the related documents provided to the Administrative Agent), satisfaction, subordination, rescission, set-off, counterclaim, defense, abatement, suspension, deferment, deduction, reduction, termination or modification, whether arising out of transactions concerning the Collateral or otherwise, by the Credit Parties or any obligor with respect thereto.
     Section 3.50 Representations and Warranties.
     The representations and warranties contained herein, required by or identified in this Agreement and the other Credit Documents and the review and inquiries made on behalf of the Credit Parties in connection therewith have all been made by Persons having the requisite expertise, knowledge and background to provide such representations and warranties. On the Borrowing Date for each Extension of Credit and on each day that Collateral remains subject to this Agreement and the Credit Documents, the Credit Parties shall be deemed to restate and make each of the representations and warranties made by it in this Article III and in Schedule 1.1(c) of this Agreement.
ARTICLE IV
CONDITIONS PRECEDENT
     Section 4.1 Conditions to Closing Date.
     This Agreement shall become effective upon the satisfaction of the following conditions precedent:

     (a) Execution of Credit Agreement; Credit Documents and Lender Consents. The Administrative Agent shall have received (i) counterparts of this Agreement, executed by a duly authorized officer of each party hereto, (ii) for the account of each Revolving Lender requesting a promissory note, a Revolving Note, (iii) for the account of each Term Loan Lender requesting a promissory note, a Term Loan Note, (iv) counterparts of the Security Documents, in each case conforming to the requirements of this Agreement and executed by duly authorized officers of the Credit Parties or other Person, as applicable, (vi) counterparts of any other Credit Document, executed by the duly authorized officers of the parties thereto and (vii) executed consents, in the form of Exhibit 4.1(a), from each Lender authorizing the Administrative Agent to enter this Credit Agreement on their behalf.
     (b) Authority Documents. The Administrative Agent shall have received the following:
     (i) Authority Documents. Original certified Authority Documents of each Credit Party certified (A) by a Responsible Officer of such Credit Party (pursuant to the Closing Officer’s Certificate) as of the Closing Date to be true and correct and in force and effect as of such date, and (B) in the case of the articles of incorporation, certificates of formation or other Authority Documents filed with a Governmental Authority, to be true and complete as of a recent date by the appropriate Governmental Authority of the state of its incorporation or organization, as applicable.
     (ii) Resolutions. Copies of resolutions of the board of directors or comparable managing body of each Credit Party approving and adopting the Credit Documents, the transactions contemplated therein and authorizing execution and delivery thereof, certified by a Responsible Officer of such Credit Party (pursuant to the Closing Officer’s Certificate) as of the Closing Date to be true and correct and in force and effect as of such date.
     (iii) Good Standing. Original certificates of good standing, existence or its equivalent with respect to each Credit Party certified as of a recent date by the appropriate Governmental Authorities of the state of incorporation or organization.
     (iv) Incumbency. An incumbency certificate of each Credit Party certified by a Responsible Officer (pursuant to the Closing Officer’s Certificate) to be true and correct as of the Closing Date.
     (c) Legal Opinion of Counsel. The Administrative Agent shall have received one (1) or more Opinions of Counsel (including, if requested by the Administrative Agent, local counsel opinions) of counsel for the Credit Parties, dated the Closing Date and addressed to the Administrative Agent and the Lenders, in form and substance acceptable to the Administrative Agent (which shall include, without limitation, opinions with respect to the due organization and valid existence of each Credit Party, opinions as to perfection of the Liens granted to the Administrative Agent pursuant to the Security Documents and opinions as to the non-contravention of the Credit Parties’ organizational documents and Material Contracts).
     (d) Personal Property Collateral. The Administrative Agent shall have received, in form and substance satisfactory to the Administrative Agent:
     (i) (A) searches of UCC filings in the jurisdiction of incorporation or formation, as applicable, of each Credit Party, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist (or the same have been appropriately terminated) other than Permitted Liens and (B) tax lien, judgment and pending litigation searches, the results of which shall be acceptable to the Administrative Agent in its discretion;
     (ii) completed UCC financing statements for each appropriate jurisdiction as is necessary, in the Administrative Agent’s discretion, to perfect the Administrative Agent’s security interest in the Collateral;
     (iii) stock or membership certificates, if any, evidencing the Equity Interests pledged to the Administrative Agent pursuant to the Pledge Agreements and duly executed in blank undated stock or transfer powers;
     (iv) duly executed consents as are necessary, in the Administrative Agent’s discretion, to perfect the Lenders’ security interest in the Collateral;
     (v) all Instruments and chattel paper in the possession of any of the Credit Parties, together with allonges or assignments as may be necessary or appropriate to perfect the Administrative Agent’s and the Lenders’ security interest in the Collateral;
     (vi) the Account Control Agreement and the Homewood Account Control Agreement; and
     (vii) if applicable, executed control agreements necessary to perfect any Collateral where the perfection thereof is by control.
     (e) Liability, Casualty, Property and Business Interruption Insurance. The Administrative Agent shall have received, to the extent requested, copies of insurance policies or certificates and endorsements of insurance evidencing liability, casualty, property and business interruption insurance meeting the requirements set forth herein or in the Security Documents.
     (f) Account Designation Notice. The Administrative Agent shall have received the executed Account Designation Notice in the form of Exhibit 1.1(a) hereto.
     (g) Notice of Borrowing. The Administrative Agent shall have received a Notice of Borrowing with respect to the Loans to be made on the Closing Date, together with all other documents, agreements or instruments required by Section 4.2.
     (h) Consents. The Administrative Agent shall have received evidence that all boards of directors, governmental, shareholder and material third party consents and approvals necessary in connection with the Transactions have been obtained and all applicable waiting periods have expired without any action being taken by any authority that could restrain, prevent or impose any material adverse conditions on such transactions or that could seek or threaten any of the foregoing.
     (i) Compliance with Laws. The financings and other Transactions contemplated hereby shall be in compliance with all Requirements of Law (including all applicable Securities Laws and banking laws, rules and regulations).
     (j) Bankruptcy. There shall be no Insolvency Proceedings pending with respect to any Credit Party or any Affiliate or Subsidiary thereof.

     (k) [Reserved].
     (l) Financial Statements. The Administrative Agent and the Lenders shall have received copies of the financial statements referred to in Section 3.1, each in form and substance satisfactory to it.
     (m) No Material Adverse Change. No Material Adverse Effect shall have occurred.
     (n) Closing Officer’s Certificate. The Administrative Agent shall have received a Closing Officer’s Certificate executed by a Responsible Officer of each of the Credit Parties as of the Closing Date, substantially in the form of Exhibit 4.1(n) stating, among other things, that (i) there does not exist any pending or ongoing, action, suit, investigation, litigation or proceeding in any court or before any other Governmental Authority (A) affecting this Agreement or the other Credit Documents, that has not been settled, dismissed, vacated, discharged or terminated prior to the Closing Date or (B) that purports to affect any Credit Party or any of its Subsidiaries or Affiliates, or any transaction contemplated by the Credit Documents, which action, suit, investigation, litigation or proceeding could reasonably be expected to have a Material Adverse Effect, that has not been settled, dismissed, vacated, discharged or terminated prior to the Closing Date, (ii) immediately after giving effect to this Agreement, the other Credit Documents, and all the Transactions contemplated to occur on such date, (A) no Default or Event of Default exists, (B) all representations and warranties contained herein and in the other Credit Documents and in any other document, agreement, statement, affirmation, certificate, notice, report or financial or other statement delivered in connection therewith are true and correct, and (C) ART is in compliance with each of the Financial Covenants set forth in Section 5.9, (iii) each of the other conditions precedent in Sections 4.1 and 4.2 have been satisfied, except to the extent the satisfaction of any such condition is subject to the judgment or discretion of the Administrative Agent or any Lender and (iv) each of the Borrowers is Solvent before and after giving effect to the initial borrowings under the Credit Documents.
     (o) Patriot Act Certificate. At least five (5) Business Days prior to the Closing Date, the Administrative Agent shall have received a certificate satisfactory thereto, substantially in the form of Exhibit 4.1(o), for benefit of itself and the Lenders, provided by the Credit Parties that sets forth information required by the Patriot Act including, without limitation, the identity of the Credit Parties, the name and address of the Credit Parties and other information that will allow the Administrative Agent or any Lender, as applicable, to identify the Credit Parties in accordance with the Patriot Act.
     (p) Material Contracts. To the extent requested by the Administrative Agent, the Administrative Agent shall have received true and complete copies, certified, in the Closing Officer’s Certificate, as true and complete, of all requested Material Contracts, together with all exhibits and schedules.
     (q) Power of Attorney. The Administrative Agent shall have received duly executed powers of attorney in the form attached as Exhibit 4.1(q)(i) and Exhibit 4.1(q)(ii), as applicable, from each Borrower and each pledgor under a Pledge Agreement.
     (r) Fees and Expenses. The Administrative Agent and the Lenders shall have received all fees and expenses, if any, owing pursuant to the Fee Letter and Section 2.3.

     (s) Additional Matters. All other documents and legal matters in connection with the transactions contemplated by this Agreement and the other Credit Documents shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel.
Section 4.2 Conditions to All Extensions of Credit.
     (a) The obligation of each Lender to make any Extension of Credit hereunder, including the obligation of each Lender to make the Term Loan on the Funding Date and (b) the pledge by any Borrower of any Collateral, in each case is subject to the following conditions:
     (a) Representations and Warranties. The representations and warranties made by the Credit Parties herein, in the Credit Documents, in any schedule to the Credit Documents, in the Mortgage Documents and which are contained in any certificate, document, report or notice furnished at any time under or in connection herewith or the other Credit Documents shall (i) with respect to representations and warranties that contain a materiality qualification, be true and correct and (ii) with respect to representations and warranties that do not contain a materiality qualification, be true and correct in all material respects, in each case on and as of the date of such Extension of Credit as if made on and as of such date.
     (b) No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Extension of Credit to be made on such date unless such Default or Event of Default shall have been waived in accordance with this Agreement.
     (c) Compliance with Commitments. Before and immediately after giving effect to the making of any such Extension of Credit (and the application of the proceeds thereof), (i) the sum of the aggregate principal amount of outstanding Revolving Loans shall not exceed the Revolving Committed Amount then in effect and (ii) the Availability shall not be negative.
     (d) Additional Conditions to Revolving Loans. If a Revolving Loan is requested, all requirements and conditions set forth in Section 2.1 or other applicable Sections of this Agreement shall have been satisfied.
     (e) Requirement of Law. No Requirement of Law shall prohibit or render it unlawful, and no order, judgment or decree of Governmental Authority shall prohibit, enjoin or render it unlawful, to enter into such Extension of Credit in accordance with the provisions hereof or any other transaction contemplated herein.
     (f) Confirmation. The Borrowers shall have delivered a Confirmation, via Electronic Transmission, in accordance with the procedures set forth in Sections 2.1 and 2.2, and the Administrative Agent shall have determined that the Mortgage Asset described in such Confirmation is an Eligible Asset, shall have approved in writing in its discretion the pledge of the related Eligible Asset (which approval shall be evidenced by the Administrative Agent’s execution of the related Confirmation) and shall have obtained all necessary internal credit and other approvals for such Extension of Credit. With respect to requirements for additional Revolving Loans on existing Revolving Loan Collateral under Section 2.1(b)(iv), all requirements and conditions of such Section are satisfied.
     (g) Compliance Certificate. The Administrative Agent shall have received a Compliance Certificate in the form of Exhibit 1.1(i) from a Responsible Officer of the Credit Parties.

     (h) Due Diligence. Subject to the Administrative Agent’s right to perform one or more Due Diligence Reviews pursuant to Section 10.27, the Administrative Agent shall have completed its due diligence review of the Mortgage Asset File and the Underwriting Package for each Mortgage Asset and such other documents, records, agreements, instruments, mortgaged properties or information relating to such Mortgage Asset as the Administrative Agent in its discretion deems appropriate to review and such review shall be satisfactory to the Administrative Agent in its discretion.
     (i) Servicing Agreements. With respect to any Eligible Asset to be pledged hereunder on the related Borrowing Date that is not serviced by a Borrower, the applicable Borrower shall have provided to the Administrative Agent copies of the related Servicing Agreements and the Pooling and Servicing Agreements, certified as true, correct and complete copies of the originals, together with Servicer Redirection Notices fully executed by the applicable Borrower and the Servicer or PSA Servicer, as applicable, or such other evidence satisfactory to the Administrative Agent in its discretion that the applicable Servicer or PSA Servicer has been instructed to deliver all Income with respect to the Collateral to the Collection Account, which instructions may not be modified without the Administrative Agent’s prior written consent.
     (j) Fees and Expenses. The Administrative Agent shall have received all fees and expenses of the Administrative Agent, the Lenders and counsel to the Administrative Agent due hereunder and under the Fee Letter and, to the extent the Borrowers are required hereunder to reimburse the Administrative Agent for such amounts, the Administrative Agent shall have received the reasonable costs and expenses incurred by them in connection with the entering into of any Extension of Credit hereunder, including, without limitation, costs associated with due diligence recording or other administrative expenses necessary or incidental to the execution of any transaction hereunder, which amounts, at the Administrative Agent’s option, may be withheld from the sale proceeds of any Extension of Credit hereunder.
     (k) Material Adverse Change. There shall not have occurred a material adverse change in the financial condition of the Administrative Agent or any Lender that affects (or can reasonably be expected to affect) materially and adversely the ability of the Administrative Agent or any Lender to fund its obligations under this Agreement and no Material Adverse Effect shall have occurred.
     (l) Trust Receipt. For each Non—Table Funded Mortgage Asset, the Administrative Agent shall have received from the Custodian on or before each Borrowing Date a Trust Receipt (along with a completed Mortgage Asset File Checklist attached thereto) and an Asset Schedule and Exception Report with respect to the Basic Mortgage Asset Documents for each Eligible Asset, in each case dated the Borrowing Date, duly completed and, in the case of the Asset Schedule and Exception Report, with exceptions acceptable to the Administrative Agent in its discretion in respect of Eligible Assets to be pledged hereunder on such Business Day. In the case of a Table Funded Mortgage Asset, the Administrative Agent shall have received on the related Borrowing Date the Table Funded Trust Receipt and all other items described in the second (2nd) sentence of Subsection 2.1(b)(6), each in form and substance satisfactory to the Administrative Agent in its discretion, provided that the Administrative Agent subsequently receives the items described in Subsections 2.1(b)(4) and (6) and the other delivery requirements under the Custodial Agreement on or before the date and time specified herein and therein, which items shall be in form and substance satisfactory to the Administrative Agent in its discretion. In the case of Term Loans, the Custodian shall have possession of all Mortgage Loan

Documents for the Term Loan Collateral and the Administrative Agent shall be in receipt of Trust Receipts for the Term Loan Collateral and all other conditions under the Custodial Agreement are satisfied with respect to such Term Loan Collateral.
     (m) Release Letters. The Administrative Agent shall have received from the applicable Borrower a Warehouse Lender’s Release Letter (or such other form acceptable to the Administrative Agent), if applicable, or a Borrower’s Release Letter (or such other form acceptable to the Administrative Agent) covering each Eligible Asset to be pledged to the Administrative Agent.
     (n) Covenants and Agreements. On and as of such day, the Credit Parties and the Custodian shall have performed all of the covenants and agreements and satisfied all other conditions contained in the Credit Documents to be performed or satisfied by such Person on or prior to such day.
     (o) Irrevocable Instruction. The Administrative Agent shall have received evidence satisfactory to the Administrative Agent that, in connection with any Required Payment, the payor thereof has been instructed to deliver the Net Cash Proceeds to the Collection Account, which instructions may not be modified without the prior written consent of the Administrative Agent.
     (p) Certificates of Good Standing. If applicable and to the extent required for the Administrative Agent or any Lender to assert its rights with respect to an Eligible Asset, a certification of good standing for the Borrowers in each jurisdiction where the Underlying Mortgaged Property is located.
     (q) Power of Attorney. To the extent there are additional Borrowers other than the initial Borrowers, the additional Borrowers shall each deliver to the Administrative Agent a duly executed power of attorney in the form attached as Exhibit 4.1(q), a Joinder Agreement in form and substance satisfactory to the Administrative Agent in its discretion and all other agreements, documents, certifications, UCC financing statements and Opinions of Counsel required of the Borrowers hereunder at the Closing Date or under the Joinder Agreement.
     (r) Control Agreements. With respect to any Mortgage Asset or collateral for a Mortgage Asset that is an uncertificated security (as defined in the UCC), securities entitlement (as defined in the UCC) or is held in a securities account (as defined in the UCC), the Borrower shall provide to the Administrative Agent a control agreement, which shall be acceptable to the Administrative Agent in its discretion and shall be delivered to the Custodian under the Custodial Agreement, executed by the issuer of the Mortgage Asset or the collateral for the Mortgage Asset or the related securities intermediary (as defined in the UCC), as applicable, granting control (as defined in the UCC) of such Mortgage Asset or collateral for such Mortgage Asset to the Administrative Agent and providing that, after an Event of Default, the Administrative agent shall be entitled to notify the issuer or securities intermediary, as applicable, that such issuer or securities intermediary shall comply exclusively with the instructions or entitlement orders (as defined in the UCC), as applicable, of the Administrative Agent without the consent of the Borrower or any other Person and no longer follow the instructions or entitlement orders, as applicable, of the Borrower or any other Person (other than the Administrative Agent).
     (s) Consents. Any and all consents, approvals and waivers applicable to the Collateral shall have been obtained.

     (t) Custodial Agreement Insurance. The Administrative Agent shall be in receipt of the evidence of insurance (if any) required by Section 9.1 of the Custodial Agreement.
     (u) Pledge Provisions. To the extent the Mortgage Loan Documents for the related Eligible Asset contain notice, cure and other provisions in favor of a pledgee of the Eligible Asset under a repurchase or warehouse facility, the applicable Borrower shall provide evidence to the Administrative Agent that the applicable Borrower has given notice to the applicable Persons of the Administrative Agent’s interest in such Eligible Asset and otherwise satisfied any other applicable requirements under such pledgee provisions so that the Administrative Agent is entitled to receive the benefits and exercise the rights of a pledgee under the terms of such pledgee provisions contained in the related Mortgage Loan Documents.
     (v) Sub-Limits. The Pledge of any Eligible Asset will not violate any applicable Sub-Limit.
     (w) Existing Indebtedness of the Borrowers. All of the existing Indebtedness for borrowed money of the Borrowers (other than Arbor Realty) (other than Indebtedness permitted to exist pursuant to Section 6.1) shall be repaid in full and all security interests related thereto shall be terminated on or prior to the Funding Date, including, without limitation, the Bank Repurchase Facility and the VFCC Repurchase Facility.
     (x) Notice of Borrowing. The Administrative Agent shall have received a Notice of Borrowing with respect to the Loans to be made on each Borrowing Date, together with all other documents, agreements or instruments required by this Section.
     (y) Documents, Reports, Certifications, Etc. The Administrative Agent shall have received all such other and further documents, reports, certifications, approvals and opinions of Counsel as the Administrative Agent in its discretion shall reasonably require.
     The failure of any Credit Party, as applicable, to satisfy any of the foregoing conditions precedent in respect of any Extension of Credit shall, unless such failure was expressly waived in writing by the Administrative Agent on or prior to the related Borrowing Date, give rise to a right of the Administrative Agent, which right may be exercised at any time on the demand of the Administrative Agent, to rescind the related Extension of Credit and direct the Borrowers to pay to the Administrative Agent as agent for the Lenders an amount equal to the outstanding principal amount of such Extension of Credit, accrued interest and other amounts due in connection therewith during any such time that any of the foregoing conditions precedent were not satisfied.
     Each request for an Extension of Credit and each acceptance by the Borrowers of any such Extension of Credit shall be deemed to constitute representations and warranties by the Credit Parties as of the date of the request and as of the date of such Extension of Credit that the conditions set forth in Sections 4.1 and 4.2 have been satisfied.
ARTICLE V
AFFIRMATIVE COVENANTS
     Each of the Credit Parties hereby covenants and agrees that on the Closing Date, and thereafter (a) for so long as this Agreement is in effect, (b) until the Commitments have terminated, and (c) until no Note remains outstanding and unpaid and the Obligations and all other amounts owing to the

Administrative Agent or any Lender hereunder are paid in full, such Credit Party shall, and shall cause each of their Subsidiaries (other than in the case of Sections 5.1 or 5.2 hereof), to:
Section 5.1 Financial Statements.
Furnish to the Administrative Agent and each of the Lenders:
     (a) Annual Financial Statements. As soon as available, and in any event within ninety (90) days after the end of each fiscal year of ART, the audited consolidated balance sheets of ART and its Consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and retained earnings and of cash flows for ART and its Consolidated Subsidiaries for such year, setting forth in each case in comparative form the figures for the previous year, accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall not be qualified as to scope of audit or going concern and shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of ART and its Consolidated Subsidiaries as at the end of, and for, such fiscal year in accordance with GAAP;
     (b) Quarterly Financial Statements. As soon as available, and in any event within forty-five (45) calendar days after the end of each fiscal quarter of ART, the unaudited consolidated and consolidating balance sheets of ART and its Consolidated Subsidiaries as at the end of such period and the related unaudited consolidated statements of income and retained earnings and of cash flows for ART and its Consolidated Subsidiaries for such period and the portion of the fiscal year through the end of such period, accompanied by a certificate of a Responsible Officer of ART, which certificate shall state that said consolidated financial statements fairly present in all material respects the consolidated financial condition and results of operations of ART and its Consolidated Subsidiaries in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end adjustments);
     (c) Annual Operating Budget and Cash Flow. As soon as available, but in any event not later than ninety (90) days after the end of each fiscal year of the Credit Parties, and provided that the disclosure does not violate any Requirement of Law relating to insider trading, a copy of the projections of the Credit Parties of the consolidated operating budget and cash flow budget of the Credit Parties, for the succeeding fiscal year, such projections to be accompanied by a certificate of a Responsible Officer certifying that such projections have been prepared in good faith based upon reasonable assumptions;
     (d) Obligor Operating Statement and Rent Rolls. With respect to each Mortgage Asset, if provided to any Borrower or any Servicer or PSA Servicer by the Obligor under any Mortgage Asset, as soon as available, but in any event not later than forty-five (45) days after the end of each fiscal quarter of the Borrowers, the operating statement and rent roll for each Underlying Mortgaged Property; provided, however, the Administrative Agent reserves the right in its reasonable discretion to request such information on a monthly basis (to be provided no later than thirty (30) days after the end of each month);
     (e) Obligor Balance Sheet. With respect to each Mortgage Asset, if provided to any Borrower, Servicer or PSA Servicer by the Obligor under any Mortgage Asset, as soon as available, but in any event not later than thirty (30) days after receipt thereof, the annual balance sheet with respect to such Obligor; and

     (f) Securitization Report. With respect to each Mortgage Asset, as soon as available but in any event not later than thirty (30) days after receipt thereof, (A) the related monthly securitization report, if any, and any other reports delivered under the Pooling and Servicing Agreements to any Borrower, if any, and, (B) within thirty (30) days after the end of each quarter, a copy of the standard monthly exception report prepared by the Borrowers in the ordinary course of business in respect of the related Mortgage Assets or Underlying Mortgaged Property;
all such financial statements to be complete and correct in all material respects (subject, in the case of interim statements, to normal recurring year-end audit adjustments) and to be prepared in reasonable detail and, in the case of the annual and quarterly financial statements provided in accordance with subsections (a) and (b) above, in accordance with GAAP applied consistently throughout the periods reflected therein and further accompanied by a description of, and an estimation of the effect on the financial statements on account of, a change, if any, in the application of accounting principles as provided in Section 1.3, provided that any financial statements delivered with respect to an Obligor under any Mortgage Asset may be delivered to the Administrative Agent in the form received.
     Notwithstanding the foregoing, financial statements and reports required to be delivered pursuant to the foregoing provisions of this Section may be delivered by Electronic Transmission and if so, shall be deemed to have been delivered on the date on which the Administrative Agent receives such reports from the Borrowers through electronic mail; provided that, upon the Administrative Agent’s request, the Borrowers shall provide paper copies of any documents required hereby to the Administrative Agent.
Section 5.2 Certificates; Other Information.
Furnish to the Administrative Agent and each of the Lenders:
     (a) Accountants’ Certificate. Concurrently with the delivery of the financial statements referred to in Section 5.1(a) above, a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate.
     (b) Compliance Certificate. Concurrently with the delivery of the financial statements referred to in Sections 5.1(a) and (b) and in connection with the delivery of each Notice of Borrowing and each Extension of Credit, a Compliance Certificate from a Responsible Officer of each Credit Party, which Compliance Certificate shall, among other things, on a quarterly basis describe in detail the calculations supporting the Responsible Officer’s certification of ART’s compliance with the Financial Covenants.
     (c) Updated Schedules. Concurrently with or prior to the delivery of the financial statements referred to in Sections 5.1(a) and 5.1(b) above, (i) an updated copy of Schedule 3.3 and Schedule 3.12 if the Borrowers or any of their Subsidiaries have formed or acquired a new Subsidiary since the Closing Date or since such Schedule was last updated, as applicable, (ii) an updated copy of Schedule 3.23 if any new Material Contract has been entered into since the Closing Date or since Schedule 3.23 was last updated, as applicable, together with a copy of each new Material Contract to the extent as requested by the Administrative Agent.
     (d) Calculations. (i) Within ninety (90) days after the end of each fiscal year of the Credit Parties, a certificate containing information including the amount of all dividends paid and Equity Issuances that were made or engaged in during the prior fiscal year and amounts received in connection with any Extraordinary Receipt during the prior fiscal year, (ii) at such time as the Administrative Agent shall request and, in any event, within five (5) Business Days of the end of each calendar month, a Compliance Certificate regarding compliance with the Availability and the calculation thereof and/or any update that the Administrative Agent may request with respect to the Compliance Certificate, and (iii) promptly upon entering into an engagement letter or commitment or otherwise documenting any proposed Equity Issuance, a notice containing information regarding any proposed Equity Issuance, including, without limitation, the parties involved, the expected closing date, the amount to be received in connection therewith and such other information as the Administrative Agent may request in its discretion.
     (e) Proposed Transactions. (i) Upon request, any and all information, documents and reports regarding any proposed Trust Preferred Debt as the Administrative Agent may require in its reasonable discretion, and (ii) as soon as possible and in any event within thirty (30) days after the closing of any proposed Trust Preferred Debt, fully executed copies of all loan documentation for any such Permitted Repurchase Facility or proposed Trust Preferred Debt.
     (f) Collateral. With respect to the Collateral, any future Collateral and the Required Payments, any and all material documents, certificates, agreements, instruments, reports or notices received by or available to any Credit Party or any Subsidiary or Affiliate within three (3) Business Days of the receipt or availability thereof, and any information, documents and reports as the Administrative Agent may require in its discretion.
     (g) Reports. (i) Within forty-five (45) days of the end of each calendar quarter, the Borrowers shall provide the Administrative Agent with a quarterly report, which report shall include, among other items, a summary of the Borrowers’ delinquency and loss experience with respect to Mortgage Assets serviced by any Borrower or any Servicer or PSA Servicer or any designee of the foregoing, the Borrowers’ internal risk rating, the borrower’s, any Servicer’s or any PSA Servicer’s surveillance reports on the Mortgage Assets, and, to the extent provided to any Borrower or any Servicer or PSA Servicer by the Obligors under any Mortgage Assets, operating statements, the occupancy status of such Underlying Mortgaged Property and other property level information, and (ii) on a monthly basis, within ten (10) days of receipt or preparation thereof by any Borrower, any Servicer or PSA Servicer, any remittance, servicing and/or exception reports with respect to the servicing of any Mortgage Assets or the Underlying Mortgaged Properties and any other report delivered under any Servicing Agreement or Pooling and Servicing Agreement, plus any such additional reports as the Administrative Agent may reasonably request with respect to any Borrower or any Servicer or PSA Servicer servicing portfolio or pending originations of Mortgage Assets.
     (h) Mortgage Asset Data Summary. No later than the fifteenth (15th) day of each month, with respect to each Mortgage Asset, a Mortgage Asset Data Summary, substantially in the form of Exhibit 5.2(h) (“Mortgage Asset Data Summary”), shall be properly completed by the Borrowers and delivered to the Administrative Agent.
     (i) Mortgage Assets. The Borrowers shall promptly deliver or cause to be delivered to the Administrative Agent (i) any report or material notice received by any Borrower, any Servicer or any PSA Servicer from any Obligor under the Mortgage Assets promptly following receipt thereof and (ii) any other such document or information relating to the Mortgage Assets as the Administrative Agent may reasonably request in writing from time to time.
     (j) Underwriting Package. Promptly, any modifications or additions to the items contained in the Underwriting Package.

     (k) Reports; SEC Filings; Regulatory Reports; Press Releases; Etc. Promptly upon their becoming available, (i) copies of all reports (other than those provided pursuant to Section 5.1 and those which are of a promotional nature) and other financial information which any Credit Party or any Subsidiary or Affiliate sends to its shareholders, (ii) copies of all reports and all registration statements and prospectuses, if any, which any Credit Party or any Subsidiary or Affiliate may make to, or file with, the SEC (or any successor or analogous Governmental Authority) or any securities exchange or other private regulatory authority, (iii) all material regulatory reports, (iv) all press releases and other statements made available by any of the Credit Parties or any Subsidiary or Affiliate to the public concerning material developments in the business of any of the Credit Parties, (v) to the extent not prohibited by Requirements of Law, copies of all documents that the Credit Parties or any Subsidiary or Affiliate thereof are required to file with any regulatory body in accordance with its regulations, and (vi) any non-routine correspondence or official notices received by any Credit Party or any Subsidiary or Affiliate of a Credit Party from any Governmental Authority which regulates the operations of any Credit Party or any Subsidiary or Affiliate of a Credit Party which is likely to have a Material Adverse Effect.
     (l) Management Letters; Etc. Promptly upon receipt thereof, a copy or summary of any other report, “management letter” or similar report submitted by independent accountants to any Credit Party or any of their Subsidiaries in connection with any annual, interim or special audit of the books of such Person.
     (m) Pledged Mortgage Asset Certificate. Within ten (10) days of the end of each calendar month, the Borrowers shall provide the Administrative Agent with a monthly report, which report shall include, among other items, all proposed repayments, prepayments and sales of the Pledged Mortgage Assets, which schedule shall be acceptable to the Administrative Agent in its discretion.
     (n) General Information. Promptly, such additional financial and other information as the Administrative Agent or any Lender may from time to time reasonably request.
Section 5.3 Payment of Taxes and Other Obligations.
     Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, subject, where applicable, to specified grace periods, (a) all of its taxes (Federal, state, local and any other Taxes) and (b) all of its other obligations and liabilities of whatever nature in accordance with industry practice and (c) any additional costs that are imposed as a result of any failure to so pay, discharge or otherwise satisfy such Taxes, obligations and liabilities, except when the amount or validity of any such Taxes, obligations and liabilities is currently being contested in good faith by appropriate proceedings and reserves, if applicable, in conformity with GAAP with respect thereto have been provided on the books of the Credit Parties.
Section 5.4 Conduct of Business and Maintenance of Existence.
     Continue to engage in business of the same general type as now conducted by it on the Closing Date and preserve, renew and keep in full force and effect its corporate or other formative existence and good standing, take all action to maintain all rights, privileges, licenses and franchises necessary, required or desirable in the normal conduct of its business and to maintain its goodwill and comply with all Contractual Obligations and Requirements of Law.

Section 5.5 Maintenance of Property; Insurance.
     (a) Keep all material Property useful and necessary in its business in good working order and condition (ordinary wear and tear and obsolescence excepted).
     (b) Maintain with financially sound and reputable insurance companies liability, casualty, property and business interruption in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business; and furnish to the Administrative Agent, upon the request of the Administrative Agent, full information as to the insurance carried.
Section 5.6 Inspection of Property; Books and Records; Discussions.
     Keep proper books, records and accounts in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its businesses and activities; and permit, during regular business hours and upon reasonable notice by the Administrative Agent or any Lender, the Administrative Agent or any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired, and to discuss the business, operations, properties, financial conditions and other conditions of the Credit Parties and their Subsidiaries and Affiliates with officers and employees of the Credit Parties and their Subsidiaries and Affiliates and with its independent certified public accountants.
Section 5.7 Notices.
     Give notice in writing to the Administrative Agent (which shall promptly transmit such notice to each Lender):
     (a) promptly, but in any event within two (2) Business Days after any Credit Party knows thereof, the occurrence of any Default or Event of Default;
     (b) promptly, (i) any default or event of default under any Contractual Obligation, Indebtedness or Guarantee Obligation of any Credit Party or any of its Subsidiaries which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or involve a monetary claim in excess of $5,000,000, (ii) any material default or event of default (beyond any applicable notice and cure period) related to any Collateral or Required Payment or (iii) any default or event of default under any Credit Party-Related Obligations.
     (c) promptly, any litigation, or any investigation or proceeding known or threatened to any Credit Party (i) affecting any Credit Party or any of its Subsidiaries which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or involve a monetary claim in excess of $750,000 or involving injunctions or requesting injunctive relief by or against any Credit Party or any Subsidiary of any Credit Party, (ii) affecting or with respect to this Agreement, any other Credit Document, any security interest or Lien created under any Security Document, any Collateral or any Required Payment, (iii) involving an environmental claim or potential liability under Environmental Laws which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (iv) by any Governmental Authority relating to the Credit Parties or any Subsidiary thereof and alleging fraud, deception or willful misconduct by such Person;

     (d) of any labor controversy that has resulted in, or threatens to result in, a strike or other work action against any Credit Party which could reasonably be expected to have a Material Adverse Effect;
     (e) of any attachment, judgment, levy or order exceeding $750,000 that may be assessed against or threatened against any Credit Party, or of any Lien or claim asserted against any Collateral, other than Permitted Liens;
     (f) as soon as possible and in any event within thirty (30) days after any Credit Party knows or has reason to know thereof: (i) the occurrence or expected occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC (other than a Permitted Lien) or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or any Credit Party, any Commonly Controlled Entity or any Multiemployer Plan, with respect to the withdrawal from, or the terminating, Reorganization or Insolvency of, any Plan;
     (g) promptly after becoming aware of the occurrence of any Internal Control Event;
     (h) promptly, any notice of any violation received by any Credit Party from any Governmental Authority including, without limitation, any notice of violation of Environmental Laws; and
     (i) promptly upon notice or knowledge thereof, notice of any change in ART’s or ARSR’s status as a REIT or ART’s membership or good standing on any recognized securities exchange;
     (j) promptly upon notice or knowledge thereof, notice of the conveyance, sale, lease, assignment, transfer or other disposition (any such transaction, or related series of transactions, a “Sale”) of any Property, business or assets of any Credit Party or any Subsidiary whether now owned or hereafter acquired, with the exception of (A) this Agreement, (B) any Sale of Property by any Credit Party or any Subsidiary that is not material to the conduct of its business and is effected in the ordinary course of business, (C) any sale to a Consolidated Subsidiary, and (D) sales by ARSR or any special purpose entity Subsidiary of ARSR of loans, participations and/or preferred or common equity interests (including, without limitation, any sale under any other repurchase facility or pledge or collateral assignment under any warehouse facility);
     (k) promptly upon notice or knowledge thereof, notice of the establishment of a rating assigned to the long-term unsecured debt issued by any Credit Party by Moody’s or S&P (or other rating agency acceptable to the Administrative Agent) and of any downgrade in such rating once established;
     (l) with respect to any Collateral hereunder, promptly upon receipt of notice or knowledge that the Underlying Mortgaged Property has been damaged by waste, fire, earthquake or earth movement, flood, tornado or other casualty, or otherwise damaged so as to affect adversely the Asset Value of such Collateral;
     (m) promptly upon notice or knowledge thereof, provide written notice to the Administrative Agent of any loss, expected loss or material change in the value of any Collateral, any Required Payment, any Property or asset of any Credit Party or a Subsidiary (to the extent that such loss with respect to any such Property or asset could reasonably be expected to have a

Material Adverse Effect), or any other event or change in circumstances or expected event or change in circumstances that could reasonably be expected to result (A) in a default with respect to any Mortgage Asset included in the Collateral, or (B) in a material decline in value or cash flow of any Collateral, any Underlying Mortgaged Property for any Collateral, any Required Payment or any Property or asset of a Credit Party or a Subsidiary (to the extent that such event or change with respect to any such Property or asset could reasonably be expected to have a Material Adverse Effect);
     (n) the Borrowers shall provide written notice to the Administrative Agent at least ten (10) days prior to any Credit Party or any Affiliate or Subsidiary thereof acquiring any interest that would be senior in priority to any existing Mortgage Asset that is included in the Collateral; and
     (o) promptly, any other development or event which could reasonably be expected to have a Material Adverse Effect.
Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Credit Parties propose to take with respect thereto. In the case of any notice of a Default or Event of Default, the Borrowers shall specify that such notice is a Default or Event of Default notice on the face thereof.
Section 5.8 Environmental Laws.
     (a) Except as could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, comply with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply with and maintain, and ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws;
     (b) Except as could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws except to the extent that the same are being contested in good faith by appropriate proceedings; and
     (c) Defend, indemnify and hold harmless the Administrative Agent and the Lenders, and their respective employees, agents, officers and directors and affiliates, from and against any and all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Credit Parties or any of their Subsidiaries or the Properties, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefor. The provisions of this Section shall survive the termination of this Agreement and the payment in full of the Obligations.

Section 5.9 Financial Covenants.
ART shall comply with the following Financial Covenants:
     (a) Maintenance of Liquidity. ART shall not permit, for any calendar quarter, Liquidity for such Test Period to be less than $10,000,000, at least $5,000,000 of which shall consist of cash or Cash Equivalents;
     (b) Maintenance of Tangible Net Worth. ART shall not permit, for any Test Period, Tangible Net Worth at any time to be less than the sum of (i) $350,000,000 plus, (ii) an amount equal to 75% of the aggregate proceeds received by ART in connection with the offering or issuance of any Equity Interests of ART after the Closing Date, plus (iii) an amount equal to 80% of the consolidated retained earnings of ART accrued after December 31, 2006;
     (c) Maintenance of Ratio of Net Total Liabilities to Adjusted Tangible Net Worth. ART shall not permit the ratio of its Net Total Liabilities to Adjusted Tangible Net Worth at any time to be greater than 4:0 to 1:0;
     (d) Total Leverage Ratio. ART shall not permit the ratio of its Adjusted Total Liabilities to Tangible Total Assets to exceed 90%;
     (e) Payout Restrictions. For any Test Period, measured on an accrual basis in accordance with GAAP, ART shall not make dividend or distribution payments in excess of 100% of Adjusted FFO;
     (f) Fixed Charge. For any Test Period, ART shall maintain a minimum Fixed Charge Coverage Ratio of 1:5 to 1:0 (excluding any amortization payments under Section 2.2(b) or under the ESH Term Facility); and
     (g) Unconsolidated Affiliates. (i) ART’s ownership of Equity Interests in Unconsolidated Affiliates shall not exceed 10% of Tangible Net Worth; and (ii) ART may not encumber in excess of 50% of the Equity Interests permitted under clause (i) of this provision.
Section 5.10 Additional Credit Parties.
     (a) Additional Borrowers. To the extent any new Borrower is approved by the Administrative Agent, in its discretion, the Credit Parties shall deliver to the Administrative Agent, with respect to each new Borrower to the extent applicable, substantially the same documentation required pursuant to Sections 4.1 and 5.12 and such other documents or agreements as the Administrative Agent may reasonably request, including without limitation a Borrower Joinder Agreement.
     (b) Additional Guarantors. To the extent any new Guarantor is approved by the Administrative Agent, in its discretion, the Credit Parties shall deliver to the Administrative Agent, with respect to each new Guarantor to the extent applicable, substantially the same documentation required pursuant to Sections 4.1 and 5.12 and such other documents or agreements as the Administrative Agent may reasonably request, including without limitation a Guarantor Joinder Agreement.

Section 5.11 Compliance with Law.
     (a) Comply with all Requirements of Law (including Environmental Laws) and all applicable restrictions imposed by all Governmental Authorities, applicable to it and the Collateral.
     (b) Comply in all material respects with all Contractual Obligations, all Indebtedness and all Guarantee Obligations.
Section 5.12 Pledged Assets.
     With respect to the Collateral, the Credit Parties shall (a) take all action necessary to perfect, protect and more fully evidence the Administrative Agent’s first priority perfected security interest in the Collateral, including, without limitation, (i) filing and maintaining effective financing statements against the Borrowers and other Credit Parties, as applicable in all necessary or appropriate filing offices, and filing continuation statements, amendments or assignments with respect thereto in such filing offices, (ii) executing or causing to be executed such other instruments, notices or control agreements as may be necessary or appropriate, and (iii) to the extent that anyone other than Wachovia is the Administrative Agent, entering into a new Account Control Agreement and Homewood Account Control Agreement, and (b) taking all additional action that the Administrative Agent may reasonably request to perfect, protect and more fully evidence the respective interests of the parties to this Agreement and the Credit Documents in such Collateral. To the extent any Collateral is created or comes into existence after the Closing Date, the Credit Parties shall take such actions as the Administrative Agent shall require to obtain a first priority perfected security interest in such Collateral.
Section 5.13 Interest Rate Protection Agreements.
     Each Credit Party shall perform its duties and obligations under and shall otherwise maintain any existing Interest Rate Protection Agreements to which it is a party.
Section 5.14 Account Control Agreement.
     The Borrowers shall maintain the Account Control Agreement and the Homewood Interest Reserve in full force and effect and shall not amend or modify the Account Control Agreement or the Homewood Interest Reserve or waive compliance with any provisions thereunder without the prior written consent of the Administrative Agent.
Section 5.15 Further Assurances.
     (a) Public/Private Designation. The Credit Parties will cooperate with the Administrative Agent in connection with the publication of certain materials and/or information provided by or on behalf of the Credit Parties to the Administrative Agent and Lenders (collectively, “Information Materials”) pursuant to this Article V or the other Credit Documents and will designate Information Materials (i) that are either available to the public or not material with respect to the Credit Parties and their Subsidiaries or any of their respective securities for purposes of United States federal and state securities laws as “Public Information” and (ii) that are not Public Information as “Private Information”.
     (b) Additional Information. The Credit Parties shall provide such information regarding the operations, business affairs and financial condition of the Credit Parties or any of their Subsidiaries or Affiliates as the Administrative Agent or any Lender may reasonably request.
     (c) Visits and Inspections. The Credit Parties shall permit representatives of the Administrative Agent or any Lender, from time to time upon prior reasonable notice and at such times during normal business hours, to visit and inspect its Properties; inspect, audit and make extracts from its books, records and files, including, but not limited to, management letters prepared by independent accountants; and discuss with its principal officers, and its independent accountants, its business, assets, liabilities, financial condition, results of operations and business prospects. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent or any Lender may do any of the foregoing at any time without advance notice.
     (d) Intercreditor Agreement. The Credit Parties shall acknowledge and agree to the Intercreditor Agreement to the extent the Administrative Agent deems that such Intercreditor Agreement is necessary.
Section 5.16 Performance and Compliance with Collateral.
     The Credit Parties shall, at their expense, timely and fully perform and comply (and shall cause their Consolidated Subsidiaries to timely and fully perform and comply) with all provisions, covenants and other promises required to be observed by them under the Collateral and all other agreements related to such Collateral.
Section 5.17 Delivery of Income and Required Payments.
     The Credit Parties shall deposit, and shall cause the other Credit Parties, each of their Subsidiaries and all other Persons to deposit, all Income, Required Payments and other amounts payable to the Borrowers in respect of the Collateral or payable to any Credit Party or Subsidiary or Affiliate in respect of any Required Payment into the Collection Account within two (2) Business Days of such Person’s receipt thereof. The Borrowers shall deposit, or cause to be deposited, into the Collection Account, on or before the date required by the Credit Documents, all other amounts required by the terms of the Credit Documents. The Credit Parties shall provide the Administrative Agent with fully executed copies of all Irrevocable Instructions required by this Agreement. The Credit Parties shall take steps necessary to enforce such Irrevocable Instructions and shall immediately inform the Administrative Agent of, and rectify any default, breach, failure or unwillingness to perform thereunder, any dispute or controversy in connection therewith or any other matter that may, could or will result in payments not being made as contemplated under the terms of such Irrevocable Instructions. The Credit Parties shall not, and shall not permit any Credit Party or any Subsidiary or Affiliate to, modify or revoke or permit any modifications or revocations of the Irrevocable Instructions without the Administrative Agent’s prior written consent in its discretion. The Borrowers shall deliver such other Irrevocable Instructions as the Administrative Agent may require in its discretion. All distributions from the Collection Account and the Homewood Interest Reserve shall be made solely in accordance with the terms, provisions and conditions of this Agreement, the Account Control Agreement and the Homewood Account Control Agreement.
Section 5.18 Exceptions.
     The Borrowers shall promptly correct any and all Exceptions set forth on any Asset Schedule and Exception Report.

Section 5.19 Distributions in Respect of Collateral.
     If the Credit Parties or any Subsidiary or Affiliate shall receive any rights, whether in addition to, in substitution of, as a conversion of, or in exchange for any Collateral, or otherwise in respect thereof, the Credit Parties shall accept the same as the Administrative Agent’s agent, hold the same in trust for the Administrative Agent and deliver the same forthwith to the Administrative Agent (or its designee) in the exact form received, together with duly executed instruments of transfer, assignments in blank, executed and undated stock powers in blank and such other documentation as the Administrative Agent shall reasonably request. If any sums of money or property are paid or distributed in respect of the Collateral (other than the Obligor Reserve Payments) and received by any Credit Party or any Subsidiary or Affiliate, the Credit Parties shall promptly pay or deliver, or caused to be paid or delivered, such money or property to the Administrative Agent and, until such money or property is so paid or delivered to the Administrative Agent, hold such money or property in trust for the Administrative Agent, segregated from other funds of the Credit Parties, their Subsidiaries and Affiliates and other Persons.
Section 5.20 REIT Status.
     (a) ART shall at all times continue to be (i) qualified as a REIT as defined in Section 856 of the Code without giving any effect to any cure or corrective periods or allowances, (ii) entitled to a dividends paid deduction under Section 857 of the Code with respect to dividends paid by it with respect to each taxable year for which it claims a deduction on its Form 1120-REIT filed with the United States Internal Revenue Service for such year, or the entering into by it of any material “prohibited transactions” as defined in Sections 857(b) and 856(c) of the Code, and (iii) a publicly traded company listed, quoted or traded on and in good standing in respect of any Stock Exchange and (b) ARSR shall at all times continue to be qualified as a REIT, in each case without giving any effect to any cure or corrective periods or allowances.
Section 5.21 Issuances.
     Other than under the Working Capital Facility and the ESH Term Facility and subject to Section 2.5(b), with respect to each Equity Issuance engaged in by any Credit Party or any Subsidiary or Affiliate, the Credit Parties and their Subsidiaries and Affiliates shall (a) not transfer or grant any Lien or encumbrance on its rights to the Equity Net Cash Proceeds Payments (other than Permitted Liens), (b) execute and comply and cause all other Persons to execute and comply with Irrevocable Instructions to require the Equity Net Cash Proceeds Payments to be paid directly to the Collection Account and not to any Credit Party, any Subsidiary or Affiliate or any other Person, (c) provide the Administrative Agent with all documents related to such Equity Issuance, (d) enforce its rights to the Equity Net Cash Proceeds Payments and (e) immediately notify the Administrative Agent in writing of any provision of this covenant is not satisfied or is breached in any respect. Other than under the Working Capital Facility and the ESH Term Facility and subject to Section 2.5(b), with respect to any Equity Issuance engaged in by a Subsidiary of a Credit Party, the Credit Parties shall (a) not transfer or grant any Lien or encumbrance on any rights to the dividends, distributions and payments from the Subsidiary (other than Permitted Liens), (b) execute and comply and cause the Subsidiary to execute and comply with Irrevocable Instructions to cause the dividends, distributions and other payments from such Subsidiary to be paid directly to the Collection Account and not to the Credit Parties or any other Person, (c) provide the Administrative Agent with all documents related to such Equity Issuance, (d) enforce its rights to dividends, distributions and other payments from the Subsidiary, (e) not amend the Authority Documents for such Subsidiary without the Administrative Agent’s consent in its discretion and (f) immediately notify the Administrative Agent in writing if any provision of this covenant is not satisfied or is breached in any respect.

Section 5.22 Remittance of Prepayments.
     The Borrowers shall remit or cause to be remitted to the Administrative Agent, with sufficient detail, via Electronic Transmission, to enable the Administrative Agent to appropriately identify the Collateral to which any amount remitted applies, all full or partial principal prepayments (regardless of the source of repayment) on any Collateral that a Borrower, a Servicer or a PSA Servicer has received or that have been deposited into the Collection Account no later than two (2) Business Days following the date such prepayment was received or deposited.
Section 5.23 Escrow Imbalance.
     The Borrowers shall (to the extent it is acting as a servicer) or shall cause the Servicer to, no later than five (5) Business Days after learning (from any source) of any material imbalance in any reserve or escrow account related to any Collateral, fully and completely correct and eliminate such imbalance, including, without limitation, depositing its own funds into such account to eliminate any overdraw or deficit, to the extent required by the applicable Servicing Agreement (in the case of a Servicer).
Section 5.24 Separateness.
     Notwithstanding any term contained in this Agreement or the other Credit Documents to the contrary, each Borrower (other than Arbor Realty) shall (a) own no assets, and shall not engage in any business, other than the assets and transactions specifically contemplated by this Agreement and the Credit Documents; (b) not incur any Indebtedness or obligation, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation), other than (i) pursuant hereto and under the agreements and documents evidencing, securing or in any other way related to the Mortgage Assets and the related Collateral, (ii) customary representations, warranties, indemnities and other agreements in connection with the origination, acquisition, servicing, collection, enforcement, financing, participation, securitization, sale or other disposition of the Mortgage Assets, and (iii) obligations under zoning and other governmental regulations, rules, prohibitions and ordinances and proposed restrictions, covenants, conditions, limitations, easements, rights—of—way and other matters existing of public record or proposed to be recorded or filed in the future governing or affecting mortgaged real Property or that may otherwise require the consent of or joinder by a mortgagee; (c) not make any loans or advances to any Affiliate other than loans to a Guarantor which are disclosed in writing to and approved in writing by the Administrative Agent, and shall not acquire obligations or securities of its Affiliates; (iv) pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) only from its own assets; (d) comply with the provisions of its Authority Documents; (vi) do all things necessary to observe organizational formalities and to preserve its existence, and will not amend, modify or otherwise change its Authority Documents without the consent of the Administrative Agent; (e) maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates (except that such financial statements may be consolidated to the extent consolidation is required under the GAAP consistently applied or as a matter of the Requirements of Law) and file its own tax returns (except to the extent consolidation is required or permitted under Requirements of Law); (f) be, and at all times will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate), shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name, and shall not identify itself or any of its Affiliates as a division of the other; (g) maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; (h) not engage in or suffer any change of ownership, dissolution, winding up, liquidation, consolidation or merger in whole or in part; (i) not commingle its funds or other assets with those of any Affiliate or any other Person; (j) maintain its accounts separate from those of any Affiliate or any other Person; (k) shall not hold itself out to be responsible for the debts or obligations of any other Person; (l) shall not, without the vote of its

Independent Director, (i) file or consent to the filing of any Insolvency Proceeding with respect to itself, institute any proceedings under any applicable Insolvency Law or otherwise seek any relief under any Requirements of Law relating to the relief from debts or the protection of debtors generally with respect to itself, (ii) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for itself or a substantial portion of its properties, or (iii) make any assignment for the benefit of it’s creditors; (m) shall have at all times at least one (1) Independent Director (or such greater number as required by the Administrative Agent or the Rating Agencies); (n) shall maintain an arm’s length relationship with its Affiliates; (o) maintain a sufficient number of employees in light of contemplated business operations; (p) use separate stationary, invoices and checks; and (q) allocate fairly and reasonably any overhead for shared office space.
Section 5.25 Preferred Equity Interests and Equity Assets.
     The Borrowers shall or shall cause each Preferred Equity Grantor and Equity Asset Grantor to preserve and maintain its legal and valid existence, rights, franchises, privileges and good standing in the jurisdiction of its formation and will qualify and remain qualified in good standing in each other jurisdiction where, due to the nature of its business or Property, such qualification is necessary. The Borrowers shall provide evidence to the Administrative Agent, upon request, of the Preferred Equity Grantor’s and Equity Asset Grantor’s compliance with the requirements of this subsection.
Section 5.26 Independence of Covenants.
     All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of an Default or Event of Default if such action is taken or condition exists.
ARTICLE VI
NEGATIVE COVENANTS
     Each of the Credit Parties hereby covenants and agrees that on the Closing Date, and thereafter (a) for so long as this Agreement is in effect, (b) until the Commitments have terminated, (c) until no Note remains outstanding and unpaid and the Obligations and all other amounts owing to the Administrative Agent or any Lender hereunder are paid in full, that:
Section 6.1 Indebtedness.
     No Borrower (other than Arbor Realty) will, nor will it permit any Subsidiary to, contract, create, incur, assume or permit to exist any Indebtedness or Guarantee Obligations, except:
     (a) Indebtedness arising or existing under this Agreement and the other Credit Documents;
     (b) Indebtedness of the Borrowers (other than Arbor Realty) existing as of the Closing Date as referenced in the financial statements referenced in Section 3.1 (and set out more specifically in Schedule 6.1(b) hereto) and any renewals, refinancings or extensions thereof in a principal amount not in excess of that outstanding as of the date of such renewal, refinancing or extension;

     (c) Indebtedness of the Borrowers (other than Arbor Realty) incurred after the Closing Date to acquire Mortgage Assets or provide funding thereunder; and
     (d) Indebtedness and obligations owing under Interest Rate Protection Agreements entered into in order to manage existing or anticipated interest rate, exchange rate or commodity price risks related to the Mortgage Assets and not for speculative purposes.
Section 6.2 Liens.
     The Credit Parties and the Subsidiaries and Affiliates shall not sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume, suffer or permit to exist any Lien on all or any portion of the Collateral or the Required Payments, other than Permitted Liens, whether now existing or hereafter transferred hereunder, or any interest therein, and the Credit Parties and the Subsidiaries and Affiliates shall not sell, pledge, assign or suffer to exist any Lien, or any circumstance which, if adversely determined, would be reasonably likely to give rise to a Lien, on its interest, if any, hereunder or under the other Credit Documents. Immediately upon notice to any Credit Party of a Lien or any circumstance which, if adversely determined would be reasonably likely to give rise to a Lien (other than in favor of the Administrative Agent or created by or through the Administrative Agent), on all or any portion of the Collateral or the Required Payments, the Borrowers shall notify the Administrative Agent and the Borrowers shall further defend the Collateral and the Required Payments against, and will take such other action as is necessary to remove, any Lien or claim on or to the Collateral or the Required Payments (other than any Permitted Liens created under this Agreement and the Credit Documents), and the Borrowers shall defend the right, title and interest of the Credit Parties and their Subsidiaries and Affiliates in and to any of the Collateral and the Required Payments against the claims and demands of all Persons whomsoever. Notwithstanding the foregoing, if a Credit Party or any Subsidiary or Affiliate shall grant a Lien on any of the Collateral or Required Payments in violation of this Section, then it shall be deemed to have simultaneously granted an equal and ratable Lien on any such Collateral or Required Payments in favor of the Administrative Agent for the ratable benefit of the Lenders to the extent such Lien has not already been granted to the Administrative Agent.
Section 6.3 Nature of Business.
     No Credit Party will, nor will it permit any Subsidiary to, alter the character of its business in any material respect from that conducted as of the Closing Date. The Borrowers shall not engage in any activity other than activities specifically permitted by this Agreement, including, but not limited to, investment in mortgage loans, mezzanine loans, participations, preferred equity and other real estate related assets and the purchasing, financing and holding of commercial mortgage-backed securities and activities incident thereto.
Section 6.4 Consolidation, Merger, Sale or Purchase of Assets, etc.
     No Credit Party shall enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution) or sell all or substantially all of its assets (other than in connection with a CDO Issuance); provided, however, that any Credit Party may merge or consolidate with (i) any wholly owned Subsidiary of such Credit Party, or (ii) any other Person if a Credit Party is the surviving entity; and provided, further, that, if after giving effect thereto, no Default or Event of Default would exist hereunder.
Section 6.5 [Reserved].

Section 6.6 Transactions with Affiliates.
     The Credit Parties will not, nor will they permit any Subsidiary to, enter into any transaction or series of transactions, whether or not in the ordinary course of business, with any officer, director, shareholder or Affiliate other than on terms and conditions substantially as favorable as would be obtainable in a comparable arm’s-length transaction with a Person other than an officer, director, shareholder or Affiliate.
Section 6.7 Ownership of Subsidiaries; Restrictions.
     The Borrowers (other than Arbor Realty) shall not create or own Subsidiaries without the Administrative Agent’s consent in its discretion. The Borrowers (other than Arbor Realty) will not sell, transfer, pledge or otherwise dispose of any Equity Interest or other equity interests in any of their Subsidiaries, nor will they permit any of their Subsidiaries to issue, sell, transfer, pledge or otherwise dispose of any of their Equity Interest or other equity interests, except in a transaction permitted by Section 6.4.
Section 6.8 Corporate Changes; Material Contracts.
     No Credit Party will, nor will it permit any of its Subsidiaries to, (a) change its fiscal year, (b) amend, modify or change its Authority Documents in any respect that would impact, impair or affect the Collateral or any Required Payment or is otherwise adverse to the interests of the Lenders without the prior written consent of the Administrative Agent; provided that no Credit Party shall (i) to the extent permitted under this Agreement, alter its legal existence or, in one transaction or a series of transactions, merge into or consolidate with any other entity, or sell all or substantially all of its assets, (ii) change its state of incorporation or organization, or (iii) change its registered legal name, without providing thirty (30) days prior written notice to the Administrative Agent and without filing (or confirming that the Administrative Agent has filed) such financing statements and amendments to any previously filed financing statements as the Administrative Agent may require, (c) amend, modify, cancel or terminate or fail to renew or extend or permit the amendment, modification, cancellation or termination of any of its Material Contracts in any respect adverse to the interests of the Lenders without the prior written consent of the Required Lenders, (d) change its state of incorporation, organization or formation without the consent of the Administrative Agent or have more than one state of incorporation, organization or formation or (e) change its accounting method (except in accordance with GAAP) in any manner adverse to the interests of the Lenders without the prior written consent of the Required Lenders.
Section 6.9 Limitation on Restricted Actions.
     The Borrowers (other than Arbor Realty) will not, nor will they permit any Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any Lien or restriction on the ability of any such Person to (a) pay dividends or make any other distributions to any Credit Party on its Equity Interest or with respect to any other interest or participation in, or measured by, its profits, (b) pay any Indebtedness or other obligation owed to any Credit Party, (c) make loans or advances to any Credit Party, (d) sell, lease or transfer any of its Properties to any Credit Party, or (e) act as a Borrower or Guarantor, to obtain loans or to pledge its assets pursuant to the Credit Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (a)-(d) above) for such Liens or restrictions existing under or by reason of (i) this Agreement and the other Credit Documents, (ii) Requirements of Law, (iii) the Working Capital Facility or (iv) the ESH Term Facility.

     Section 6.10 Restricted Payments.
     Except as otherwise required or permitted by the Credit Documents, no Credit Party shall declare or make any payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any Equity Interest of any Credit Party whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or Property or in obligations of any Credit Party, except that a Credit Party may (i) declare and pay dividends in an amount necessary to maintain its status as a REIT and, (ii) so long as no Default or Event of Default shall have occurred and the Financial Covenants are satisfied, (a) in the case of ART only, ART may declare and pay dividends in the amounts permitted by the terms of Section 5.9(e), (b) the Credit Parties may distribute funds among the Credit Parties and their Consolidated Subsidiaries, (c) in the case of Arbor Realty only, Arbor Realty may make distributions, in the ordinary course of business, to Arbor Commercial Mortgage, LLC in respect of the limited partnership interest of Arbor Realty which Arbor Commercial Mortgage, LLC holds, and (d) ART may redeem Equity Interests held by Arbor Commercial Mortgage, LLC for stock in ART (but not for cash).
     Section 6.11 Sub-Limits.
     The Borrowers shall not pledge to the Administrative Agent any Eligible Assets if, after such pledge a Sub-Limit would be exceeded, unless waived in writing by the Administrative Agent in its discretion.
     Section 6.12 No Further Negative Pledges.
     None of the Borrowers (other than Arbor Realty) or any of their Subsidiaries shall grant, allow or enter into any agreement or arrangement with any Person that prohibits or restricts, or purports to prohibit or restrict, the granting of any Lien or other encumbrance on any of the assets or Properties of the Borrowers (other than Arbor Realty) or their Consolidated Subsidiaries; provided, however, that the foregoing shall not apply to (i) the negative pledge contained in Section 6.18, (ii) Indebtedness identified on Schedule 6.1(b) or (iii) any other negative pledge or grant of any Lien or other encumbrance approved by the Administrative Agent in its discretion.
     Section 6.13 Collateral Not to be Evidenced by Instruments.
     No Credit Party shall take any action to cause all or any portion of the Collateral that is not, as of the applicable Borrowing Date, evidenced by an Instrument to be so evidenced except, with the Administrative Agent’s consent, in connection with the enforcement or collection of such Collateral.
     Section 6.14 Deposits.
     The Credit Parties will not deposit or otherwise credit, or cause or permit to be so deposited or credited, to the Collection Account or Homewood Interest Reserve cash or cash proceeds other than (i) in the case of the Collection Account, Income in respect of Collateral, Cash Collateral and other payments required to be deposited therein under the Credit Documents, and (ii) in the case of the Homewood Interest Reserve, the interest reserve amounts for the Homewood Mortgage Asset.
     Section 6.15 Servicing Agreements.
     The Credit Parties will not materially amend, modify, waive or terminate any provision of any Servicing Agreement or Pooling and Servicing Agreement without the prior written consent of the Administrative Agent. Notwithstanding the foregoing, but subject to the Administrative Agent’s rights under Article IX, the Borrowers shall have the right to terminate any of the foregoing upon the occurrence of a material default (beyond any applicable notice and cure period) of the other party thereto.
     Section 6.16 Extension or Amendment of Collateral.
     Except as provided in Section 6.7, the Borrowers will not extend, amend, waive or otherwise modify, or permit any Servicer or PSA Servicer (except as provided in a Pooling and Servicing Agreement) to extend, amend, waive or otherwise modify the material terms of any Collateral or the Mortgage Loan Documents related thereto or to exercise the material rights of a holder of said Collateral, provided that the foregoing shall not prohibit the Borrowers, a Servicer or a PSA Servicer from permitting, prior to a default thereunder, any Obligor to exercise an extension option contained in any Mortgage Loan Documents. Unless otherwise agreed to by the Administrative Agent in its discretion, the Borrowers, the Servicers and the PSA Servicers (except as provided in a Pooling and Servicing Agreement) shall have no right to waive, amend, modify or alter the material terms of any Collateral or the related Mortgage Loan Documents thereto or otherwise exercise any material right of the holder of any Collateral.
     Section 6.17 Stock Repurchase.
     No Credit Party shall repurchase any outstanding common stock or operating partnership units of any Credit Party prior to the later of (a) the Maturity Date and (b) the payment in full of the Obligations.
     Section 6.18 No Future Liens.
     No Borrower shall grant or permit, or suffer to be granted or permitted, any Lien on, or any encumbrances upon, any of the assets or Properties of any Borrower, whether owned now or hereafter acquired, which shall include, without limitation, but, in the case of Arbor Realty, shall be limited to, any Collateral and any Required Payment, in favor of any Person, other than Liens in favor of the Administrative Agent and the Lenders.
     Section 6.19 Eligible Subordinated Debt.
     The Credit Parties shall not, nor shall they permit any Subsidiary to, issue any Trust Preferred Debt that (a) does not have subordination provisions substantially the same as those in the indentures for the transactions listed in clause (a) of the definition of “Eligible Subordinated Debt,” (b) does not have enforceable subordination provisions, (c) has a maturity date earlier than the date that is six (6) months following the Maturity Date or (d) that is not approved by the Administrative Agent in its discretion. The Credit Parties shall deliver an Opinion of Counsel from the counsel to the applicable Credit Party or the applicable Subsidiary of a Credit Party in connection with the creation of such Eligible Subordinated Debt as to the enforceability of the subordination provisions contained in all Eligible Subordinated Debt, each in form and substance satisfactory to the Administrative Agent in its discretion.
     Section 6.20 Senior and Pari Passu Interests.
     No Credit Party shall acquire or maintain any right or interest in any Mortgage Asset (or, directly or indirectly, the Underlying Mortgaged Property with respect thereto) that is senior to or pari passu with the rights and interests of the Administrative Agent therein under this Agreement and the Credit Documents unless such interest is also part of the Collateral.
     Section 6.21 Portfolio Assets.

     To the extent the Administrative Agent acquires a pledge of multiple Mortgage Assets as a part of a portfolio or package, the Borrowers shall not repay or obtain the release of any Lien on less than all such Collateral without repaying all Loans related to all such Collateral included in the portfolio or package, unless the Administrative Agent otherwise consents in its discretion.
     Section 6.22 Inconsistent Agreements.
     The Credit Parties shall not directly or indirectly, enter into any agreement containing any provision that would be violated or breached by any transaction, Loan or pledge of Collateral under the Credit Documents or by the performance by any Credit Party of its duties, covenants or obligations under any Credit Document.
ARTICLE VII
EVENTS OF DEFAULT
     Section 7.1 Events of Default.
     An Event of Default shall exist upon the occurrence of any of the following specified events (each an “Event of Default”):
     (a) Payment. (i) The Borrowers shall fail to pay any principal or interest on any Loan or Note when due (whether at maturity, by reason of mandatory or optional prepayment, by reason of acceleration or otherwise) in accordance with the terms hereof or thereof; or (ii) the Borrowers shall fail to pay any fee or other amount payable hereunder or under the Credit Documents when due (whether at maturity, by reason of mandatory or optional prepayment, by reason of acceleration or otherwise) in accordance with the terms hereof and such failure shall continue unremedied for two (2) Business Days after written notice from the Administrative Agent; or (iii) or any Guarantor shall fail to pay on the Guaranty in respect of any of the foregoing or in respect of any other Obligations under the Credit Documents (after giving effect to the grace period in clause (ii) above; or (iv) any other Credit Party shall fail to pay any amounts owed by it under the Credit Documents to which it is a party (after giving effect to the grace period in clause (ii) above); or
     (b) Misrepresentation. Any representation or warranty made or deemed made herein, in the Security Documents or in any of the other Credit Documents or which is contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement or the Credit Documents (in each case other than the representations and warranties contained in Schedule 1.1(c) to this Agreement unless any Borrower shall have affirmed or confirmed any such eligibility criteria with actual knowledge that it was not satisfied in any material respect) shall prove to have been incorrect, false or misleading on or as of the date made or deemed made and continues to be unremedied for a period of twenty (20) Business Days after the earlier to occur of (i) the date on which written notice of such incorrectness requiring the same to be remedied shall have been given to the Credit Parties by the Administrative Agent, and (ii) the date on which the Credit Parties become aware thereof; or
     (c) Covenant Default. (i) Any Credit Party shall fail to perform, comply with or observe any term, covenant or agreement applicable to it contained in Section 5.9 hereof; or

(ii) any Credit Party shall fail to comply with any other covenant contained in this Agreement or the other Credit Documents or any other agreement, document or instrument among any Credit Party, the Administrative Agent and the Lenders or executed by any Credit Party in favor of the Administrative Agent or the Lenders (other than as described in Sections 7.1(a) or 7.1(b) above), and such breach or failure to comply is not cured within twenty (20) days after the earlier to occur of (i) the date on which written notice of such failure requiring the same to be remedied shall have been given to the Credit Parties by the Administrative Agent, and (ii) the date on which the Credit Parties become aware thereof (provided, however, in the case of a failure which is capable of cure but cannot reasonably be cured within such twenty (20) day period (other than the payment of money), and provided the Credit Parties shall have timely commenced to cure such failure within such twenty (20) day period (with evidence of same delivered to the Administrative Agent) and thereafter diligently and expeditiously proceeds to cure the same, such twenty (20) day period shall be extended for an additional twenty (20) day period); or
     (d) Indebtedness Cross-Default. (i) Any Credit Party or any Affiliate or Subsidiary of a Credit Party shall default in any payment of principal of or interest on any Indebtedness (other than the Loans and the Guaranty) in a principal amount outstanding of at least $5,000,000 in the aggregate beyond any applicable grace period (not to exceed thirty (30) days), if any, provided in the instrument or agreement under which such Indebtedness was created, in each case regardless of whether the default has been or is waived; or (ii) any Credit Party or any Affiliate or Subsidiary of a Credit Party shall default in the observance or performance of any other agreement or condition relating to any Indebtedness (other than the Loans and the Guaranty) in a principal amount outstanding of at least $5,000,000 in the aggregate or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to be repurchased, prepaid, deferred or redeemed (automatically or otherwise), in each case regardless of whether such default has been or is waived; or (iii) shall fail to make a payment due with respect to, be in default under or an event or condition that exists or has occurred that would permit the acceleration of (regardless of whether any of the foregoing have been or are waived) any Credit Party-Related Obligation; or
     (e) Other Cross-Defaults. Other than as described in Section 7.1(d), the Credit Parties or any of their Subsidiaries or Affiliate shall default in (i) the payment when due under any Material Contract or (ii) the performance or observance, of any obligation or condition of any Material Contract and such failure to perform or observe such other obligation or condition continues unremedied for a period of thirty (30) days after notice of the occurrence of such default unless, but only as long as, the existence of any such default is being contested by the Credit Parties in good faith by appropriate proceedings and adequate reserves in respect thereof have been established on the books of the Credit Parties to the extent required by GAAP; or
     (f) Bankruptcy Default. (i) A Credit Party or any of its Subsidiaries or Affiliates shall commence any case, proceeding or other action (A) under any existing or future Requirements of Law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or a Credit Party or any of its

Subsidiaries or Affiliates shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against a Credit Party or any of its Subsidiaries or Affiliates any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (iii) there shall be commenced against a Credit Party or any of its Subsidiaries or Affiliates any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of their assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or (iv) a Credit Party or any of its Subsidiaries or Affiliates shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) a Credit Party or any of its Subsidiaries or Affiliates shall generally not, or shall be unable to, or shall admit in writing their inability to, pay its debts as they become due; or
     (g) Judgment Default. One or more final judgments or decrees shall be entered against a Credit Party or any of its Subsidiaries or Affiliates involving in the aggregate a liability (to the extent not covered by insurance) of $1,000,000 or more and all such judgments or decrees shall not have been paid and satisfied, vacated, discharged, stayed or bonded pending appeal within ten (10) Business Days from the entry thereof or any injunction, temporary restraining order or similar decree shall be issued against a Credit Party or any of its Subsidiaries or Affiliates that, individually or in the aggregate, could result in a Material Adverse Effect; or
     (h) ERISA Default. (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan (other than a Permitted Lien) shall arise on the assets of the Credit Parties or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Administrative Agent, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) a Credit Party, any of its Subsidiaries or any Commonly Controlled Entity shall, or in the reasonable opinion of the Administrative Agent is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, any Multiemployer Plan or (vi) any other similar event or condition shall occur or exist with respect to a Plan; or
     (i) Change of Control. There shall occur a Change of Control, unless waived by the Administrative Agent in its discretion; or
     (j) Invalidity of Credit Documents. (i) Any Credit Document, or any Lien or security interest granted thereunder, shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective, be declared null and void, cease to be in full force and effect or cease to be the legally valid, binding and/or enforceable obligation of any Credit Party, as applicable, (ii) any Credit Party or any other Person shall, directly or indirectly, contest in any manner the effectiveness, validity, binding nature or enforceability of any Credit Document or any Lien or security interest thereunder or deny or disaffirm such Person’s obligations under any Credit Document, (iii) the Liens contemplated under the Credit Documents shall cease or fail to be first priority perfected Liens on any Collateral in favor of the Administrative Agent or shall be

Liens in favor of any Person other than the Administrative Agent, (iv) any Credit Party shall grant, or permit or suffer to exist, any Lien on any Collateral except Permitted Liens, or (v) any Credit Party or any Subsidiary or Affiliate of the foregoing shall grant, or permit or suffer to exist, any Lien on any Required Payment; or
     (k) [Reserved]; or
     (l) Equity Ownership. (i) ARSR shall cease to own 100% of the issued and outstanding Equity Interests of Arbor Realty Funding, (ii) ART shall cease to indirectly own not less than 80% of the issued and outstanding Equity Interests of Arbor Realty, (iii) Arbor TRS Holding Company, Inc. shall cease to own 100% of the Class A membership interest in ARSR Tahoe, LLC, (iv) Arbor Realty and/or ARSR shall cease to own 100% of the issued and outstanding Capital Stock of ART 450, and/or (v) Arbor Realty shall cease to own 99% of the issued and outstanding Equity Interests of ARSR; or
     (m) 40 Act. Any Credit Party shall become required to register as an “investment company” within the meaning of the 40 Act or the arrangements contemplated by the Credit Documents shall require registration as an “investment company” within the meaning of the 40 Act; or
     (n) Material Adverse Effect. There shall exist any event or occurrence that has caused a Material Adverse Effect; or
     (o) IRS Lien. The Internal Revenue Service shall file notice of a Lien pursuant to Section 6323 of the Code with regard to any assets or Property of any Credit Party, and such Lien shall not have been released within five (5) Business Days; or
     (p) Cooperation. Any Credit Party fails, within three (3) Business Days, to pledge Collateral required to be pledged under this Agreement or the other Credit Documents or fails, within three (3) Business Days, to cooperate with the Administrative Agent as required by this Agreement or the other Credit Documents to ensure that the Administrative Agent has or obtains a perfected first priority security interest in all existing and future Collateral; or
     (q) Irrevocable Instructions. Any Credit Party’s failure to deliver any Irrevocable Instruction required under this Agreement or any Person’s attempt to disavow, revoke or act contrary to, the failure of any Person to abide by or perform, or any Credit Party’s failure to enforce, the terms of any Irrevocable Instruction; or
     (r) Solvency. Any Credit Party is not Solvent or shall admit its inability to, or its intentions not to, perform its obligations, covenants, duties or agreements under any Credit Document, any Obligation or any Credit Party-Related Document; or
     (s) REIT. Unless waived by the Administrative Agent in its discretion, ART ceases to qualify as a REIT (without giving any effect to any cure or corrective periods or allowances), is subject to a ratings downgrade by any Rating Agency or ceases to be a publicly traded company listed, quoted or traded on or in good standing in respect of any Stock Exchange, or ARSR fails to qualify as a REIT (without giving any effect to any cure or corrective periods or allowances); or
     (t) Commitment. The aggregate principal amount of all Revolving Loans outstanding on any day exceeds the Revolving Commitment and the same continues unremedied for two (2) Business Days after notice from the Administrative Agent; provided, however, during the period of time that such event remains unremedied, no additional Revolving Loans will be made under this Agreement; or
     (u) Servicer Default. A Servicer Default occurs and is continuing; or
     (v) Income. Any Credit Party’s, any Subsidiary or Affiliate thereof, any Servicer’s or any PSA Servicer’s failure to deposit to the Collection Account all Income and other Cash Collateral as required by this Agreement; or
     (w) Working Capital Facility. The discovery by the Administrative Agent of a breach of any representation made in any Officer’s Certificate delivered pursuant to Section 8.2(a)(i) of the Revolving Loan Agreement for the Working Capital Facility; or
     (x) Consent. Any Credit Party engages in any conduct or action where the Administrative Agent’s and/or any Lender’s prior written consent is required by the terms of this Agreement or the other Credit Documents and any Credit Party fails to obtain such consent; or
     (y) Merger. Unless waived by the Administrative Agent, to the extent merger or consolidation is permitted under the Credit Documents, any Credit Party shall merge or consolidate into any entity and such entity is, in the Administrative Agent’s determination in its discretion, materially weaker in its financial condition (in the aggregate) than such Person pre-merger or consolidation; or
     (z) Other Defaults. Any event or occurrence under this Agreement or any of the other Credit Documents that, by the express terms of this Agreement or the other Credit Documents, is deemed to constitute an Event of Default; or
     (aa) Instructions; Notices. Any Credit Party shall have failed to give instructions (including, without limitation, Irrevocable Instructions) or any notice to the Administrative Agent or any Lender as required by this Agreement or the other Credit Documents, or to deliver any required reports hereunder, on or before the date such instruction, notice or report is required to be made or given, as the case may be, under the terms of this Agreement or the other Credit Documents and any such failure continues unremedied for a period of two (2) Business Days after the earlier to occur of (i) the date on which written notice of such failure requiring the same to be remedied shall have been given to any Credit Party by the Administrative Agent and (ii) the date on which any Credit Party becomes aware thereof.
     In making a determination as to whether an Event of Default has occurred, the Administrative Agent and the Lenders shall be entitled to rely on reports published or broadcast by media sources believed by the Administrative Agent and/or any Lender to be generally reliable and on information provided to it by any other sources believed by it to be generally reliable, provided that the Administrative Agent and/or the Lender reasonably and in good faith believes such information to be accurate and has taken such steps as may be reasonable in the circumstances to attempt to verify such information. Notwithstanding anything contained in the Credit Documents to the contrary, unless waived by the Administrative Agent in its discretion, neither the Credit Parties nor any other Person shall be permitted to cure an Event of Default after the acceleration of any of the Obligations.
     Section 7.2 Acceleration; Remedies.
     Upon the occurrence and during the continuance of an Event of Default, then, and in any such event, (a) if such event is a Bankruptcy Event of Default, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon), and all Obligations and other amounts under the Credit Documents shall immediately become due and payable, and (b) if such event is any other Event of Default, any or all of the following actions may be taken: (i) with the written consent of the Required Lenders, the Administrative Agent may, or upon the written request of the Required Lenders, the Administrative Agent shall, declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; (ii) the Administrative Agent may, or upon the written request of the Required Lenders, the Administrative Agent shall, declare the Loans (with accrued interest thereon) and all Obligations and other amounts owing under this the Credit Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable; and/or (iii) with the written consent of the Required Lenders, the Administrative Agent may, or upon the written request of the Required Lenders, the Administrative Agent shall, exercise such other rights and remedies as provided under the Credit Documents and under Requirements of Law.
ARTICLE VIII
THE ADMINISTRATIVE AGENT
     Section 8.1 Appointment and Authority.
     Each of the Lenders hereby irrevocably appoints Wachovia to act on its behalf as the Administrative Agent hereunder and under the other Credit Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrowers nor any other Credit Party shall have rights as a third party beneficiary of any of such provisions.
     Section 8.2 Nature of Duties.
     Anything herein to the contrary notwithstanding, none of the bookrunners, Arrangers or other agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent, or a Lender hereunder. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the other Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.
     The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

     Section 8.3 Exculpatory Provisions.
     The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents. Without limiting the generality of the foregoing, the Administrative Agent:
     (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
     (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or Requirements of Law; and
     (c) shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of their Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
     The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.1 and 7.2) or (ii) in the absence of its own gross negligence or willful misconduct.
     The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
     Section 8.4 Reliance by Administrative Agent.
     The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
     Section 8.5 Notice of Default.
     The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received written notice from a Lender or one of the Borrowers referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, however, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders except to the extent that this Agreement expressly requires that such action be taken, or not taken, only with the consent or upon the authorization of the Required Lenders, or all of the Lenders, as the case may be.
     Section 8.6 Non-Reliance on Administrative Agent and Other Lenders.
     Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representation or warranty to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of any Credit Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.
     Section 8.7 Indemnification.
     The Lenders agree to indemnify the Administrative Agent in its capacity hereunder and its Affiliates and its respective officers, directors, agents and employees (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so), ratably according to their respective Commitment Percentages in effect on the date on which indemnification is sought under this Section, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Obligations) be imposed on, incurred by or asserted against any such indemnitee in any way relating to or arising out of any Credit Document or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by any such indemnitee under or in connection with any of the foregoing; provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting from such indemnitee’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction. The provisions of this Section shall survive the termination of this Agreement and the payment in full of the Obligations.

     Section 8.8 Administrative Agent in Its Individual Capacity.
     The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
     Section 8.9 Successor Administrative Agent.
     The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor, or an Affiliate of any such bank. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above provided that if the Administrative Agent shall notify the Borrowers and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any Collateral held by the Administrative Agent on behalf of the Lenders under any of the Credit Documents, the retiring Administrative Agent shall continue to hold such Collateral until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Article and Section 10.5 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
     Section 8.10 Collateral and Guaranty Matters.
(a) The Lenders irrevocably authorize and direct the Administrative Agent:
     (i) to release any Lien on any Collateral granted to or held by the Administrative Agent under any Credit Document (A) upon termination of the Revolving Commitments and payment in full of all Obligations (other than contingent indemnification obligations for which no claim has been made or cannot be reasonably identified by an Indemnitee based on the then-known facts and circumstances), (B)

subject to Section 10.1, if approved, authorized or ratified in writing by the Required Lenders or (C) upon a prepayment by the Borrowers pursuant to Section 2.5(b)(vi); provided there is no Default, Event of Default or any mandatory prepayment due or to become due upon such release or upon the expiration of the applicable time period under Section 2.5 and subject to the provisions of Section 2.5(c).
     (ii) to subordinate any Lien on any Collateral granted to or held by the Administrative Agent under any Credit Document to the holder of any Lien on such Collateral that is permitted by Section 6.2; and
     (iii) to release any Guarantor from its obligations under the applicable Guaranty if such Person ceases to be a Guarantor as a result of a transaction permitted hereunder.
     (b) In connection with a termination or release pursuant to this Section, the Administrative Agent shall promptly execute and deliver to the applicable Credit Party, at the Borrowers’ expense, all documents that the applicable Credit Party shall reasonably request to evidence such termination or release. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of Collateral, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section.
ARTICLE IX
ADMINISTRATION AND SERVICING
     Section 9.1 Servicing.
     (a) The Administrative Agent hereby appoints each of the Borrowers as its agent to service the Collateral and enforce its rights in and under such Collateral. The Borrowers hereby accept such appointment and agree to perform the duties and obligations with respect thereto as set forth herein.
     (b) The Borrowers covenants to maintain or cause the servicing of the Collateral to be maintained in conformity with Accepted Servicing Practices and in a manner at least equal in quality to the servicing Borrowers provides for Mortgage Assets that it owns. In the event that the preceding language is interpreted as constituting one or more servicing contracts, each such servicing contract shall terminate automatically upon the earliest of (i) an Event of Default, (ii) the date on which this Agreement terminates or the Administrative Agent releases its Lien with respect to the related item of Collateral or (iii) the transfer of servicing approved in writing by the Administrative Agent.
     Section 9.2 Borrowers as Servicer.
     If the Collateral is serviced by the Borrowers, the Borrowers agree that, until the item of Collateral is released from the Administrative Agent’s Lien, the Administrative Agent is the owner of all servicing records for the period that the Administrative Agent has a Lien on the Collateral, including, but not limited to, any and all servicing agreements, files, documents, records, data bases, computer tapes, copies of computer tapes, computer programs, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of such Collateral (the “Servicing Records”). The Borrowers covenant to safeguard such Servicing Records and to deliver them promptly to Administrative Agent or its designee (including the Custodian) at the Administrative Agent’s request.
     Section 9.3 Third Party Servicer.
     The Borrowers shall not cause the Collateral to be serviced by a third party other than pursuant to the Servicing Agreements or the Pooling and Servicing Agreements or, if not serviced thereunder, by any Servicer other than a Servicer expressly approved in writing by the Administrative Agent, which approval shall be deemed granted by the Administrative Agent with respect to each Servicer listed on Schedule 9.3 attached hereto, as such schedule may be amended or supplemented from time to time, after the execution of this Agreement. If the Collateral is serviced by a Servicer or a PSA Servicer pursuant to a Servicing Agreement or Pooling and Servicing Agreement, as applicable, the Borrowers (i) shall, in accordance with Section 4.2, provide to the Administrative Agent (subject to the last sentence of this Section) a copy of each Servicing Agreement and Pooling and Servicing Agreement, which agreements shall be in form and substance acceptable to the Administrative Agent, and a Servicer Redirection Notice, fully executed by the Borrowers and the related Servicer or PSA Servicer, and (ii) hereby irrevocably assigns to the Administrative Agent and the Administrative Agent’s successors and assigns all right, title and interest of the Borrowers in, to and under, and the benefits of (but not the obligations of), each Servicing Agreement and each Pooling and Servicing Agreement with respect to the Collateral. Notwithstanding the fact that the Borrowers have contracted with the Servicers or PSA Servicers to service the Collateral, the Borrowers shall remain liable to the Administrative Agent for the acts of the Servicers and PSA Servicers and for the performance of the duties and obligations set forth herein. The Borrowers agree that no Person shall assume the servicing obligations with respect to the Collateral as successor to a Servicer or PSA Servicer unless such successor is approved in writing by the Administrative Agent prior to such assumption of servicing obligations. The Administrative Agent hereby approves Arbor Commercial Mortgage LLC as a Servicer. Unless otherwise approved in writing by the Administrative Agent, if the Collateral is serviced by a Servicer or PSA Servicer, such servicing shall be performed pursuant to a written Servicing Agreement or Pooling and Servicing Agreement approved by the Administrative Agent.
     Section 9.4 Duties of the Borrowers.
     (a) Duties. The Borrowers shall take or cause to be taken all such actions as may be necessary or advisable to collect all Income and other amounts due or recoverable with respect to the Collateral from time to time, all in accordance with Applicable Laws, with reasonable care and diligence, and in accordance with the standard set forth in Section 9.1(b).
     (b) Administrative Agent’s Rights. Notwithstanding anything to the contrary contained herein, the exercise by the Administrative Agent of its rights hereunder shall not release the Borrowers from any of its duties or responsibilities with respect to the Collateral. The Administrative Agent shall not have any obligation or liability with respect to any Collateral, nor shall any of them be obligated to perform any of the obligations of the Borrowers hereunder.
     (c) Servicing Programs. In the event that the Borrowers or the Servicers use any software program in servicing the Collateral that is licensed from a third party, the Borrowers shall use their best reasonable efforts to obtain, either before the Closing Date or as soon as possible thereafter, whatever licenses or approvals are necessary to allow the Administrative Agent to use such programs.

     Section 9.5 Authorization of the Borrowers.
     (a) The Administrative Agent hereby authorizes the Borrowers (including any successor thereto) to take any and all reasonable steps in its name and on its behalf necessary or desirable and not inconsistent with the pledge of the Collateral to the Administrative Agent to collect all amounts due under any and all Collateral, including, without limitation, endorsing any checks and other instruments representing Income, executing and delivering any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Collateral and, after the delinquency of any Collateral and to the extent permitted under and in compliance with Requirements of Law, to commence proceedings with respect to enforcing payment thereof, to the same extent as the Borrowers could have done if it had continued to own such Collateral free of the Lien of the Administrative Agent. The Administrative Agent shall furnish the Borrowers (and any successors thereto) with any powers of attorney and other documents necessary or appropriate to enable the Borrowers to carry out their servicing and administrative duties hereunder and shall cooperate with the Borrowers to the fullest extent in order to ensure the collectibility of the Collateral. In no event shall the Borrowers be entitled to make the Administrative Agent a party to any litigation without the Administrative Agent’s express prior written consent.
     (b) Subject to all other rights of the Administrative Agent contained herein, after an Event of Default has occurred and is continuing, at the direction of the Administrative Agent, the Borrowers shall take such action as the Administrative Agent may deem necessary or advisable to enforce collection of the Collateral; provided, however, subject to all other rights of the Administrative Agent contained herein, the Administrative Agent may, at any time that an Event of Default or Default has occurred and is continuing, notify any Obligor with respect to any Collateral of the assignment of such Collateral to the Administrative Agent and direct that payments of all amounts due or to become due be made directly to the Administrative Agent or any servicer, collection agent or lock–box or other account designated by the Administrative Agent and, upon such notification and at the expense of the Borrowers, the Administrative Agent may enforce collection of any such Collateral and adjust, settle or compromise the amount or payment thereof.
     Section 9.6 Event of Default.
     If the servicer of the Collateral is any Borrower, upon the occurrence of an Event of Default, the Administrative Agent shall have the right to terminate the Borrowers as the servicer of the Collateral and transfer servicing to its designee, at no cost or expense to the Administrative Agent, at any time thereafter. If the servicer of the Collateral is not any of the Borrowers, the Administrative Agent shall have the right, as contemplated in the applicable Servicer Redirection Notice, upon the occurrence of an Event of Default, to terminate any Servicer and any applicable Servicing Agreement and any PSA Servicer and any applicable Pooling and Servicing Agreement to the extent a PSA Servicer signed a Servicer Redirection Notice and, in each case, to transfer servicing to its designee, at no cost or expense to the Administrative Agent, it being agreed that the Borrowers will pay any and all fees required to terminate each such Servicer, PSA Servicer, Servicing Agreement and Pooling and Servicing Agreement and to effectuate the transfer of servicing to the designee of the Administrative Agent. The Borrowers shall cooperate fully and shall cause all Servicers and applicable PSA Servicers to cooperate fully with the Administrative Agent in transferring the servicing of the Collateral to the Administrative Agent’s designee.

     Section 9.7 Modification.
     Unless otherwise agreed to by the Administrative Agent in its discretion until the Administrative Agent releases its Lien on any item of Collateral, neither the Borrowers, the Servicers, PSA Servicer (unless otherwise provided in a Pooling and Servicing Agreement) nor any other Person acting on behalf of the foregoing shall have any right without the Administrative Agent’s prior written consent in its discretion to (i) waive, amend, modify or alter the material terms of any item or Collateral (including, without limitation, the related Mortgage Loan Documents), the Servicing Agreements or the Pooling and Servicing Agreements or (ii) exercise any material rights of a holder of any item of Collateral under any document or agreement governing or relating to such Collateral.
     Section 9.8 Inspection.
     In the event the Borrowers or their Affiliates are servicing the Collateral, the Borrowers shall permit the Administrative Agent to inspect the Borrowers’ and any of their Affiliates’ servicing facilities, books and records and related documents and information, as the case may be, for the purpose of satisfying the Administrative Agent that that Borrowers or their Affiliates, as the case may be, have the ability to service and are servicing the Collateral as provided in this Agreement. If a Servicer or PSA Servicer is servicing any Collateral, the Borrowers shall cooperate with the Administrative Agent in causing each Servicer and PSA Servicer to permit inspections of the Servicer’s and PSA Servicer’s facilities, books and records and related documents and information relating to the Collateral.
     Section 9.9 Servicing Compensation.
     As compensation for their servicing activities hereunder and reimbursement for its expenses, the Borrowers shall be entitled to receive a servicing fee to the extent of funds available therefor in the aggregate amount of 25 basis points per annum calculated on the outstanding principal amount of the Loans (the “Servicing Fee”), which, prior to an Event of Default, may be netted from the Income prior to the same being deposited into the Collection Account.
     Section 9.10 Payment of Certain Expenses by Servicer.
     The Borrowers and any Servicer will be required to pay all expenses incurred by them in connection with their activities under this Agreement and the other Credit Documents, including fees and disbursements of independent accountants, Taxes imposed on the Borrowers or the Servicers, expenses incurred in connection with payments and reports pursuant to this Agreement and the other Credit Documents, and all other fees and expenses under this Agreement and the other Credit Documents for the account of the Borrowers. The Borrowers shall be required to pay all reasonable fees and expenses owing to any bank or trust company in connection with the maintenance of the Collection Account and all other collection, reserve or lock–box accounts related to the Collateral. The Borrowers shall be required to pay such expenses for their own account and shall not be entitled to any payment therefor other than the Servicing Fee.
     Section 9.11 Pooling and Servicing Agreements.
     Notwithstanding the provisions of this Article IX, to the extent the Collateral (or portions thereof) are serviced by a PSA Servicer (other than the Borrowers or any Servicer) under a Pooling and Servicing Agreement, (a) the standards for servicing such items of Collateral shall be those set forth in the applicable Pooling and Servicing Agreement, to the extent of the items covered therein, and otherwise as provided in this Agreement, (b) the Borrowers shall enforce its rights and interests under such agreements for and on behalf of the Administrative Agent, (c) the Borrowers shall instruct the applicable PSA

Servicer to deposit all Income received in respect of the Collateral into the Collection Account in accordance with Section 5.17 of this Agreement, (d) the Borrowers shall not take any action or fail to take any action or consent to any action or inaction under any Pooling and Servicing Agreement where the effect of such action or inaction would prejudice or adversely affect the interests of the Administrative Agent, (e) the Administrative Agent shall be entitled to exercise any and all rights of the Borrowers or the holder of any such item of Collateral under such Pooling and Servicing Agreements as such rights relate to the Collateral, and (f) the Borrowers shall not consent to any amendment or modification to any Pooling and Servicing Agreement without the prior written consent of the Administrative Agent in its discretion.
     Section 9.12 Servicer Default.
     Any material breach by the Borrowers, any of their Servicers or any of the PSA Servicers of the obligations contained in this Article IX or in Sections 2.9(a) and 5.17 shall constitute a “Servicer Default”.
ARTICLE X
MISCELLANEOUS
     Section 10.1 Amendments, Waivers and Release of Collateral.
     Neither this Agreement nor any of the other Credit Documents, nor any terms hereof or thereof may be amended, modified, waived, extended, restated, replaced, or supplemented (by amendment, waiver, consent or otherwise) except in accordance with the provisions of this Section nor may Collateral be released except as specifically provided herein or in the Security Documents or in accordance with the provisions of this Section. The Required Lenders may or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (a) enter into with the Borrowers written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of the Borrowers hereunder or thereunder or (b) waive or consent to the departure from, on such terms and conditions as the Required Lenders may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that no such amendment, supplement, modification, release, waiver or consent shall:
     (i) reduce the amount or extend the scheduled date of maturity of any Loan or Note or any installment thereon (except in accordance with Section 2.1(g) or Section 2.2(e)), or reduce the stated rate of any interest or fee payable hereunder (except in connection with a waiver of interest at the increased post-default rate set forth in Section 2.6 which shall be determined by a vote of the Required Lenders) or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the written consent of each Lender directly affected thereby; provided that, it is understood and agreed that (A) no waiver, reduction or deferral of a mandatory prepayment required pursuant to Section 2.5(b), nor any amendment of Section 2.5(b) or the definitions of Asset Value, Equity Issuance or Extraordinary Receipt, shall constitute a reduction of the amount of, or an extension of the scheduled date of, the scheduled date of maturity of, or any installment of, any Loan or Note, (B) any reduction in the stated rate of interest on Revolving Loans shall only require the written consent of each Lender holding a

Revolving Commitment and (C) any reduction in the stated rate of interest on the Term Loan shall only require the written consent of each Lender holding a portion of the outstanding Term Loan; or
     (ii) amend, modify or waive any provision of this Section or reduce the percentage specified in the definition of Required Lenders, without the written consent of all the Lenders; or
     (iii) release any Borrower or all or substantially all of the Guarantors from obligations under the Guaranty, without the written consent of all of the Lenders; or
     (iv) release all or substantially all of the Collateral without the written consent of all of the Lenders; or
     (v) subordinate the Loans to any other Indebtedness without the written consent of all of the Lenders; or
     (vi) permit any Borrower to assign or transfer any of its rights or obligations under this Agreement or other Credit Documents without the written consent of all of the Lenders; or
     (vii) amend, modify or waive any provision of the Credit Documents requiring consent, approval or request of the Required Lenders or all Lenders without the written consent of the Required Lenders or all the Lenders as appropriate; or
     (viii) without the consent of Revolving Lenders holding in the aggregate more than 50% of the outstanding Revolving Commitments (or if the Revolving Commitments have been terminated, the aggregate principal amount of outstanding Revolving Loans), amend, modify or waive any provision in Section 4.2 or waive any Default or Event of Default (or amend any Credit Document to effectively waive any Default or Event of Default) if the effect of such amendment, modification or waiver is that the Revolving Lenders shall be required to fund Revolving Loans when such Lenders would otherwise not be required to do so; or
     (ix) amend, modify or waive the order in which Obligations are paid or in a manner that would alter the pro rata sharing of payments by and among the Lenders in Section 2.9 without the written consent of each Lender and directly affected thereby; or
     (x) amend, modify or waive any provision of Article VIII without the written consent of the then Administrative Agent; or
     (xi) amend, modify or waive any provision in Sections 3.3 through 3.6 without the written consent of the Custodian; or
     (xii) amend or modify the definition of Obligations to delete or exclude any obligation or liability described therein without the written consent of each Lender directly affected thereby;
provided, further, that no amendment, waiver or consent affecting the rights or duties of the Administrative Agent under any Credit Document shall in any event be effective, unless in writing and signed by the Administrative Agent, in addition to the Lenders required hereinabove to take such action.

Unless otherwise expressly provided herein, waivers shall be effective only in the specific instance and for the specific purpose for which given.
     Any such waiver, any such amendment, supplement or modification and any such release shall apply equally to each of the Lenders and shall be binding upon the Borrowers, the other Credit Parties, the Lenders, the Administrative Agent and all future holders of the Notes. In the case of any waiver, the Borrowers, the other Credit Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the outstanding Loans and Notes and other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.
     Notwithstanding any of the foregoing to the contrary, the consent of the Borrowers and the other Credit Parties shall not be required for any amendment, modification or waiver of the provisions of Article VIII (other than the provisions of Section 8.9).
     Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, (a) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein and (b) the Required Lenders may consent to allow a Credit Party to use cash collateral in the context of a bankruptcy or insolvency proceeding.
     For the avoidance of doubt and notwithstanding any provision to the contrary contained in this Section 10.1, this Agreement may be amended (or amended and restated) with the written consent of the Credit Parties and the Required Lenders (i) to increase the aggregate Commitments of the Lenders (provided that no Lender shall be required to increase its commitment without its consent), (ii) to add one or more additional borrowing Tranches to this Agreement and to provide for the ratable sharing of the benefits of this Agreement and the other Credit Documents with the other then outstanding Obligations in respect of the extensions of credit from time to time outstanding under such additional borrowing Tranche(s) and the accrued interest and fees in respect thereof and (iii) to include appropriately the lenders under such additional borrowing Tranches in any determination of the Required Lenders and/or to provide consent rights to such lenders under subsections (ix) and/or (x) of Section 10.1 corresponding to the consent rights of the other Lenders thereunder.
     Section 10.2 Notices.
     (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:
(i)	If to the Borrowers or any other Credit Party:

c/o Arbor Commercial Mortgage LLC 333 Earle Ovington Boulevard Uniondale, New York 11553 Attention: Guy Milone, Esq. Phone No.: (516) 832–7431 Facsimile No.: (516) 832–6431

With a copy to:
Arbor Commercial Mortgage LLC 333 Earle Ovington Boulevard Uniondale, New York 11553 Attention: John Natalone Phone No.: (516) 832–7409 Facsimile No.: (516) 832-6409

(ii)	If to the Administrative Agent:

Wachovia Bank, National Association One Wachovia Center, NC0166 301 South College Street Charlotte, North Carolina 28288 Attention: John Nelson Phone No.: (704) 383–8238 Facsimile No.: (704) 715–0066

with a copy to:

Wachovia Bank, National Association
One Wachovia Center, NC0166
301 South College Street
Charlotte, North Carolina 28288
Attention: Marianne Hickman
Phone No.: (704) 715–7818
Facsimile No.: (704) 715–0066
     (iii) if to a Lender, to it at its address (or telecopier number) set forth in its Administrative Questionnaire.
     Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).
     (b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrowers may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

     Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
     (c) Change of Address, Etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.
     Section 10.3 No Waiver; Cumulative Remedies.
     No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Requirements of Law.
     Section 10.4 Survival of Representations and Warranties.
     All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans; provided that all such representations and warranties shall terminate on the date upon which the Commitments have been terminated and all Obligations owing under any Notes or the other Credit Documents have been paid in full.
     Section 10.5 Payment of Expenses and Taxes; Indemnity.
     (a) Costs and Expenses. The Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent) in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Administrative Agent or any Lender, (including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Credit Documents, including its rights under this Section, or (B) in connection with the Loans made, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans, (iii) the Borrowers shall pay on demand any and all stamp, sales, excise and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement, the Credit Documents or the other documents to be delivered hereunder or thereunder or the funding or maintenance of Loans hereunder and (iv) all reasonable due diligence, inspection, audit, testing, review, recording, travel, lodging or other administrative expenses and costs incurred by the Administrative Agent or any Lender in connection with the review, consideration, pledge or proposed pledge of any Mortgage Asset or other Collateral or proposed

Collateral (including any costs necessary or incidental to the pledge of the Mortgage Assets or other Collateral or the making of any Loan in connection therewith). The provisions of this Section shall survive the termination of this Agreement and the payment in full of the Obligations.
     (b) Indemnification by the Borrowers.
     (i) The Borrowers shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, penalties, fines, damages, liabilities and related reasonable expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrowers or any other Credit Party (collectively, the “Indemnified Amounts”) arising out of, in connection with, or as a result of (A) this Agreement, the Credit Documents, any Loan, any Collateral, the Mortgage Loan Documents, any transaction or Extension of Credit contemplated hereby or thereby, or any amendment, supplement, extension or modification of, or any waiver or consent under or in respect of this Agreement, the Credit Documents, any Loan, any Collateral, the Mortgage Loan Documents or any transaction or Extension of Credit contemplated hereby or thereby, (B) any Mortgage Asset or any other Collateral under the Credit Documents, (C) any violation or alleged violation of, non–compliance with or liability under any Requirement of Law (including, without limitation, violation of Securities Laws and Environmental Laws), (D) ownership of, Liens on, security interests in or the exercise of rights and/or remedies under the Credit Documents, the Mortgage Loan Documents, the Collateral, any other collateral under the Credit Documents, the Underlying Mortgaged Property, any other related Property or collateral or any part thereof or any interest therein or receipt of any Income or rents, (E) any accident, injury to or death of any person or loss of or damage to Property occurring in, on or about any Underlying Mortgaged Property, any other related Property or collateral or any part thereof, the related Collateral or on the adjoining sidewalks, curbs, parking areas, streets or ways, (F) any use, nonuse or condition in, on or about, or possession, alteration, repair, operation, maintenance or management of, any Underlying Mortgaged Property, any other related Property or collateral or any part thereof or on the adjoining sidewalks, curbs, parking areas, streets or ways, (G) any failure on the part of the Credit Parties to perform or comply with any of the terms of the Mortgage Loan Documents, the Credit Documents, the Collateral or any other collateral under the Credit Documents, (H) performance of any labor or services or the furnishing of any materials or other Property in respect of the Underlying Mortgaged Property, any other related Property or collateral, the Collateral or any part thereof, (I) any claim by brokers, finders or similar Persons claiming to be entitled to a commission in connection with any lease or other transaction involving any Underlying Mortgaged Property, any other related Property or collateral, the Collateral or any part thereof or the Credit Documents, (J) any Taxes including, without limitation, any Taxes attributable to the execution, delivery, filing or recording of any Credit Document, any Mortgage Loan Document or any memorandum of any of the foregoing, (K) any Lien or claim arising on or against the Underlying Mortgaged Property, any other related Property or collateral, the Collateral or any part thereof under any Requirement of Law or any liability asserted against the Administrative Agent or any Lender with respect thereto, (L) the claims of any lessee or any Person acting through or under any lessee or otherwise arising under or as a consequence of any leases with respect to any Underlying Mortgaged Property, related Property or collateral, or any claims of an Obligor, (M) any civil penalty or fine assessed by OFAC against, and all reasonable costs and expenses (including counsel fees and disbursements) incurred in connection with the defense thereof, by any Indemnitee as a result of conduct of any Credit Party that violates any sanction enforced by OFAC, (N) any and all Indemnified Amounts arising out of, attributable or relating to, accruing out of, or resulting from (1) a past, present or future violation or alleged violation of any Environmental Laws in connection with any Property or Underlying Mortgaged Property by any Person or other source, whether related or unrelated to any other Credit Party or any Obligor, (2) any presence of any Materials of Environmental Concern in, on, within, above, under, near, affecting or emanating from any Property or Underlying Mortgaged Property, (3) the failure to timely perform any Remedial Work, (4) any past, present or future activity by any Person or other source, whether related or unrelated to any Credit Party or any Obligor in connection with any actual, proposed or threatened use, treatment, storage, holding, existence, disposition or other release, generation, production, manufacturing, processing, refining, control, management, abatement, removal, handling, transfer or transportation to or from any Property or Underlying Mortgaged Property of any Materials of Environmental Concern at any time located in, under, on, above or affecting any Property or Underlying Mortgaged Property, (5) any past, present or future actual Release (whether intentional or unintentional, direct or indirect, foreseeable or unforeseeable) to, from, on, within, in, under, near or affecting any Property or Underlying Mortgaged Property by any Person or other source, whether related or unrelated to any Credit Party or any Obligor, (6) the imposition, recording or filing or the threatened imposition, recording or filing of any Lien on any Property or Underlying Mortgaged Property with regard to, or as a result of, any Materials of Environmental Concern or pursuant to any Environmental Law, or (7) any misrepresentation or inaccuracy in any representation or warranty in any material respect or material breach or failure to perform any covenants or other obligations pursuant to this Agreement, the other Credit Documents or any of the Mortgage Loan Documents or relating to environmental matters in any way including, without limitation, under any of the Mortgage Loan Documents or (O) any Credit Party’s conduct, activities, actions and/or inactions in connection with, relating to or arising out of any of the foregoing clauses of this Section that, in each case, results from anything other than any Indemnitee’s gross negligence or willful misconduct. In any suit, proceeding or action brought by an Indemnitee in connection with any Collateral or any other collateral under the Credit Documents for any sum owing thereunder, or to enforce any provisions of any Collateral or any other collateral under the Credit Documents, the Credit Parties shall save, indemnify and hold such Indemnitee harmless from and against all expense, loss or damage suffered by reason of any defense, set–off, counterclaim, recoupment or reduction of liability whatsoever of the account debtor, obligor or Obligor thereunder arising out of a breach by any Credit Party of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor, obligor or Obligor or its successors from any Credit Party. Each of the Credit Parties also agrees to reimburse an Indemnitee as and when billed by such Indemnitee for all such Indemnitee’s costs, expenses and fees incurred in connection with the enforcement or the preservation of such Indemnitee’s rights under this Agreement, the Credit Documents, the Mortgage Loan Documents and any transaction or Extension of Credit contemplated hereby or thereby, including, without limitation, the reasonable fees and disbursements of its counsel. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Credit Party and/or any of their officers, directors, shareholders, employees or creditors, an Indemnitee or any other Person or any Indemnitee is otherwise a party thereto and whether or not any transaction contemplated hereby is consummated.
     (ii) Any amounts subject to the indemnification provisions of this Section shall be paid by the Credit Parties to the Indemnitee within five (5) Business Days following such Person’s demand therefor. For the avoidance of doubt, an Indemnitee may seek payment of any Indemnified Amount at any time and regardless of whether a Default or an Event of Default then exists or is continuing.
     (iii) If for any reason the indemnification provided in this Section is unavailable to the Indemnitee or is insufficient to hold an Indemnitee harmless, then the Credit Parties shall contribute to the amount paid or payable by such Indemnitee as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnitee on the one hand and the Credit Parties on the other hand but also the relative fault of such Indemnitee as well as any other relevant equitable considerations.
     (iv) The obligations of the Credit Parties under this Article X are joint and several and shall survive the termination of this Agreement.
     (v) Indemnification under this Section shall be in an amount necessary to make the Indemnitee whole after taking into account any tax consequences to the Indemnitee of the receipt of the indemnity provided hereunder, including the effect of such tax or refund on the amount of tax measured by net income or profits that is or was payable by the Indemnitee.
     (c) Reimbursement by Lenders. To the extent that the Borrowers for any reason fail to indefeasibly pay any amount required under paragraph (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), or such Related Party, as the case may be, such Lender’s Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity.
     (d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by Requirements of Law, the Credit Parties shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby. The provisions of this Section shall survive the termination of this Agreement and the payment in full of the Obligations.

     Section 10.6 Successors and Assigns; Participations.
     (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrowers nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
     (b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i) Minimum Amounts.
     (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
     (B) in any case not described in paragraph (b)(i)(A) of this Section, the aggregate principal amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $1,000,000, in the case of any assignment in respect of a revolving facility, or $1,000,000, in the case of any assignment in respect of a term facility (provided, however, that simultaneous assignments shall be aggregated in respect of a Lender and its Approved Funds), unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed).
     (ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Tranches on a non-pro rata basis.

     (iii) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:
     (A) the consent of the Borrowers (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; and
     (B) the consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed) shall be required for assignments in respect of (i) a Revolving Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of such facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (ii) a Term Loan Commitment to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund.
     (iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
     (v) No Assignment to Credit Parties. No such assignment shall be made to any Credit Party or any of the Credit Parties’ Affiliates or Subsidiaries of a Credit Party.
     (vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.
     Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.12 and 10.5 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.
     (c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at one of its offices in Charlotte, North Carolina a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

     (d) Participations. With the consent of the Administrative Agent, any Lender may at any time, without the consent of, or notice to, the Borrowers, sell participations to any Person (other than a natural person or the Credit Parties or any of the Credit Parties’ Affiliates or Subsidiaries of a Credit Party) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent and the Lenders, shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
     Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that affects such Participant. Subject to paragraph (e) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.12 and 2.13 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by Requirements of Law, each Participant also shall be entitled to the benefits of Section 10.7 as though it were a Lender, provided such Participant agrees to be subject to Section 2.9 as though it were a Lender.
     (e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 2.12 and 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.14 unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.14 as though it were a Lender.
     (f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
Section 10.7 Right of Set-off; Sharing of Payments.
     (a) If an Event of Default shall have occurred and be continuing, each Lender, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Requirements of Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrowers or any other Credit Party against any and all of the obligations of the Borrowers or such Credit Party now or hereafter existing under this Agreement or any other Credit Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Credit Document and although such obligations of the Borrowers or such Credit Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The foregoing right shall not apply to Excluded Accounts. The rights of each Lender and its respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its respective Affiliates may have. Each Lender agrees to notify the Borrowers and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
     (b) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate principal amount of its Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (i) notify the Administrative Agent of such fact, and (ii) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:
     (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
     (ii) the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Credit Parties or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).
     (c) Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under Requirements of Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Credit Party in the amount of such participation.
     Section 10.8 Table of Contents and Section Headings.
     The table of contents and the Section and subsection headings herein are intended for convenience only and shall be ignored in construing this Agreement.
     Section 10.9 Counterparts; Integration; Effectiveness; Electronic Execution.
     (a) Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Credit Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or email shall be effective as delivery of a manually executed counterpart of this Agreement.
     (b) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Requirement of Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
     Section 10.10 Severability.
     Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     Section 10.11 Integration.
     This Agreement and the other Credit Documents represent the agreement of the Borrowers, the other Credit Parties, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent, the Borrowers, the other Credit Parties, or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or therein.
     Section 10.12 Governing Law.
     This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.
     Section 10.13 Consent to Jurisdiction; Service of Process and Venue.
     (a) Consent to Jurisdiction. Each of the Borrowers and each other Credit Party irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of New York and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Credit Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York sitting State court or, to the fullest extent permitted by Requirements of Law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Requirements of Law. Nothing in this Agreement or in any other Credit Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Credit Document against the Borrowers or any other Credit Party or its properties in the courts of any jurisdiction.

     (b) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 10.2. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Requirements of Law.
     (c) Venue. The Borrowers and each other Credit Party irrevocably and unconditionally waives, to the fullest extent permitted by Requirements of Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Credit Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Requirements of Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
     The provisions of this Section shall survive the termination of this Agreement and the payment in full of the Obligations.
Section 10.14 Confidentiality.
     Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Requirements of Law or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder, under any other Credit Document or any action or proceeding relating to this Agreement, any other Credit Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement and/or the other Credit Documents, (g) (i) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Credit Parties and their obligations, (ii) an investor or prospective investor in securities issued by an Approved Fund that also agrees that Information shall be used solely for the purpose of evaluating an investment in such securities issued by the Approved Fund, (iii) a trustee, collateral manager, custodian, servicer, backup servicer, noteholder or secured party in connection with the administration, servicing and reporting on the assets serving as collateral for securities issued by an Approved Fund, or (iv) a nationally recognized rating agency that requires access to information regarding the Credit Parties, the Loans and Credit Documents in connection with ratings issued in respect of securities issued by an Approved Fund (in each case, it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (h) with the consent of the applicable Credit Parties or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, or any of their respective Affiliates on a nonconfidential basis from a source other than the Credit Parties.
     For purposes of this Section, “Information” means all information received from the Credit Parties or any of their Subsidiaries relating to the Credit Parties or any of their Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Credit Parties or any of their Subsidiaries, provided that, in the case of information received from the Credit Parties or any of their Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
     The provisions of this Section shall survive the termination of this Agreement and the payment in full of the Obligations.
     Section 10.15 Acknowledgments.
     The Borrowers and the other Credit Parties each hereby acknowledge that:
     (a) it has been advised by counsel in the negotiation, execution and delivery of each Credit Document;
     (b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrowers or any other Credit Party arising out of or in connection with this Agreement and the relationship between the Administrative Agent and the Lenders, on one hand, and the Borrowers and the other Credit Parties, on the other hand, in connection herewith is solely that of debtor and creditor; and
     (c) no joint venture exists among the Lenders or among the Borrowers or the other Credit Parties, the Lenders and the Administrative Agent.
     Section 10.16 Waivers of Jury Trial.
     EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY REQUIREMENTS OF LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     The provisions of this Section shall survive the termination of this Agreement and the payment in full of the Obligations.
     Section 10.17 Patriot Act Notice.
     Each Lender and the Administrative Agent (for itself and not on behalf of any other party) hereby notifies the Borrowers that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrowers and the other Credit Parties, which information includes the name and address of the Borrowers and the other Credit Parties and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrowers and the other Credit Parties in accordance with the Patriot Act.

     Section 10.18 Resolution of Drafting Ambiguities.
     Each Credit Party acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of this Agreement and the other Credit Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.
     Section 10.19 Continuing Agreement.
     This Credit Agreement shall be a continuing agreement and shall remain in full force and effect until all Loans, interest, fees and other Obligations (other than those obligations that expressly survive the termination of this Credit Agreement) have been paid in full and all Commitments have been terminated. Upon termination, the Credit Parties shall have no further obligations (other than those obligations that expressly survive the termination of this Credit Agreement) under the Credit Documents and the Administrative Agent shall, at the request and expense of the Borrowers, deliver all the Collateral in its possession to the Borrowers and release all Liens on the Collateral; provided that should any payment, in whole or in part, of the Obligations be rescinded or otherwise required to be restored or returned by the Administrative Agent or any Lender, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, then the Credit Documents shall automatically be reinstated and all Liens of the Administrative Agent shall reattach to the Collateral and all amounts required to be restored or returned and all costs and expenses incurred by the Administrative Agent or any Lender in connection therewith shall be deemed included as part of the Obligations.
     Section 10.20 Lender Consent.
     Each Person signing a Lender Consent (a) approves of this Agreement and the other Credit Documents, (b) authorizes and appoints the Administrative Agent as its agent in accordance with the terms of Article VIII, (c) authorizes the Administrative Agent to execute and deliver this Agreement on its behalf, and (d) is a Lender hereunder and therefore shall have all the rights and obligations of a Lender under this Agreement as if such Person had directly executed and delivered a signature page to this Agreement.
     Section 10.21 Appointment of the Administrative Borrower.
     Each of the Borrowers hereby appoint the Administrative Borrower to act as its agent for all purposes under this Agreement (including, without limitation, with respect to all matters related to the borrowing and repayment of Loans) and agree that (a) the Administrative Borrower may execute such documents on behalf of such Borrower as the Administrative Borrower deems appropriate in its sole discretion and each Borrower shall be obligated by all of the terms of any such document executed on its behalf, (b) any notice or communication delivered by the Administrative Agent or the Lender to the Administrative Borrower shall be deemed delivered to each Borrower and (c) the Administrative Agent or the Lenders may accept, and be permitted to rely on, any document, instrument or agreement executed by the Administrative Borrower on behalf of each Borrower.
     Section 10.22 Counterclaims.
     The Credit Parties each hereby knowingly, voluntarily and intentionally waives any right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by the Administrative Agent, the Lenders or any of the Affiliates or agents of the foregoing. The provisions of this Section shall survive the termination of this Agreement and the payment in full of the Obligations.

     Section 10.23 Legal Matters.
     In the event of any conflict between the terms of this Agreement, any other Credit Document or any Confirmation with respect to any Collateral, the documents shall control in the following order of priority: first, the terms of the related Confirmation shall prevail, then the terms of this Agreement shall prevail, and then the terms of the other Credit Documents shall prevail.
     Section 10.24 Recourse Against Certain Parties.
     No recourse under or with respect to any obligation, covenant or agreement (including, without limitation, the payment of any fees or any other obligations) of the Administrative Agent, the Lenders, or the Credit Parties, as contained in this Agreement, the Credit Documents or any other agreement, instrument or document entered into by the Administrative Agent, the Lenders, the Credit Parties or any such party pursuant hereto or thereto or in connection herewith or therewith shall be had against any administrator of the Administrative Agent, the Lenders, or the Credit Parties or any incorporator, Affiliate (direct or indirect), owner, member, partner, stockholder, officer, director, employee, agent or attorney of the Administrative Agent, the Lenders, or the Credit Parties or of any such administrator, as such, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that the agreements of the Administrative Agent, the Lenders or the Credit Parties contained in this Agreement, the Credit Documents and all of the other agreements, instruments and documents entered into by it pursuant hereto or thereto or in connection herewith or therewith are, in each case, solely the corporate obligations of the Administrative Agent, the Lenders or the Credit Parties and that no personal liability whatsoever shall attach to or be incurred by any administrator of the Administrative Agent, the Lenders or the Credit Parties or any incorporator, owner, member, partner, stockholder, Affiliate (direct or indirect), officer, director, employee, agent or attorney of the Administrative Agent, the Lenders or the Credit Parties or of any such administrator, as such, or any other of them, under or by reason of any of the obligations, covenants or agreements of the Administrative Agent, the Lenders or the Credit Parties contained in this Agreement, the Credit Documents or in any other such instruments, documents or agreements, or that are implied therefrom, and that any and all personal liability of every such administrator of the Administrative Agent, the Lenders or the Credit Parties and each incorporator, owner, member, partner, stockholder, Affiliate (direct or indirect), officer, director, employee, agent or attorney of the Administrative Agent, the Lenders, the Credit Parties or of any such administrator, or any of them, for breaches by the Administrative Agent, the Lenders, or the Credit Parties of any such obligations, covenants or agreements, which liability may arise either at common law or at equity, by statute or constitution, or otherwise, is hereby expressly waived as a condition of and in consideration for the execution of this Agreement. The provisions of this Section shall survive the termination of this Agreement and the payment in full of the Obligations.
     Section 10.25 Protection of Right, Title and Interest in the Collateral; Further Action Evidencing Loans.
     (a) The Credit Parties shall cause all financing statements and continuation statements and any other necessary documents covering the right, title and interest of the Administrative Agent to the Collateral to be promptly recorded, registered and filed, and at all times to be kept recorded, registered and filed, all in such manner and in such places as may be required by Requirements of Law fully to preserve and protect the right, title and interest of the Administrative Agent (on behalf of the Lenders) hereunder to all Property comprising the Collateral. The Credit Parties shall deliver to the Administrative Agent file-stamped copies of, or filing receipts for, any document recorded, registered or filed as provided above, as soon as available following such recording, registration or filing. The Credit Parties shall execute any and all documents reasonably required to fulfill the intent of this Section.
     (b) The Credit Parties agree that from time to time, at their expense, they will promptly execute and deliver all instruments and documents, and take all actions, that the Administrative Agent or any Lender may reasonably request in order to perfect, protect or more fully evidence the Loans hereunder and the security interest granted in the Collateral, or to enable the Administrative Agent to exercise and enforce their rights and remedies hereunder or under any Credit Document.
     (c) If the Credit Parties fail to perform any of their obligations hereunder, the Administrative Agent may (but shall not be required to) perform, or cause performance of, such obligation; and the Administrative Agent’s costs and expenses incurred in connection therewith shall be payable by the Borrowers. The Credit Parties irrevocably appoint the Administrative Agent as their attorney-in-fact and authorize the Administrative Agent to act on behalf of the Credit Parties (i) to execute on behalf of the Credit Parties as debtor and to file financing statements necessary or desirable in the Administrative Agent’s discretion to perfect and to maintain the perfection and priority of the interest in the Collateral, and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Collateral as a financing statement in such offices as the Administrative Agent in its discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the interests in the Collateral. This appointment is coupled with an interest and is irrevocable.
     (d) Without limiting the generality of the foregoing, the Credit Parties will not earlier than six (6) months and not later than three (3) months prior to the fifth anniversary of the date of filing of the financing statement referred to in Section 4.1(d) or any other financing statement filed pursuant to this Agreement, the Credit Documents or in connection with any Loan hereunder, unless this Agreement has terminated in accordance with the provisions hereof:
     (i) execute and deliver and file or cause to be filed an appropriate continuation statement with respect to such financing statement; and
     (ii) deliver or cause to be delivered to the Administrative Agent an Opinion of Counsel for the Credit Parties, confirming and updating the opinion delivered pursuant to Section 4.1(c) with respect to perfection and otherwise to the effect that the security interest hereunder continues to be an enforceable and perfected security interest, subject to no other Liens of record except as provided herein or otherwise permitted hereunder, which opinion may contain usual and customary assumptions, limitations and exceptions.
     Section 10.26 Credit Parties’ Waiver of Setoff.
     Each Credit Party hereby waives any right of setoff it may have or to which it may be entitled under this Agreement, the other Credit Documents or otherwise from time to time against the Administrative Agent, any Lender, or any Property or assets, or any of the foregoing.
     Section 10.27 Periodic Due Diligence Review.
     Each Credit Party acknowledges that the Administrative Agent and each Lender has the right to perform continuing due diligence reviews with respect to the Collateral and the Credit Parties and Consolidated Subsidiaries of the foregoing for purposes of verifying compliance with the representations, warranties, covenants, agreements and specifications made hereunder, or otherwise, and each Credit Party agrees that upon reasonable (but no less than three (3) Business Day) prior notice, unless an Event of Default shall have occurred, in which case no notice is required, to the Credit Parties, as applicable, the Administrative Agent, the Lenders or their authorized representatives shall be permitted during normal business hours to examine, inspect, and make copies and extracts of, the Collateral and any and all documents, records, agreements, instruments or information relating to such Collateral, the Credit Parties and the Consolidated Subsidiaries of the foregoing in the possession or under the control of any Credit Party. Each Credit Party also shall make available to the Administrative Agent a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Collateral, the Credit Parties and the Consolidated Subsidiaries of the foregoing. Each Credit Party shall also make available to the Administrative Agent and the Lenders any accountants or auditors of any Credit Party to answer any questions or provide any documents as the Administrative Agent or the Lenders may require. The Borrowers shall pay all reasonable out-of-pocket costs and expenses incurred by the Administrative Agent and/or the Lenders in connection with the Administrative Agent’s and the Lenders’ activities pursuant to this Section  (“Due Diligence Costs”). The Credit Parties acknowledge that the Administrative Agent has the right at any time to review all aspects of the Collateral and the Asset Value thereof, which review shall occur no less than quarterly and such reviews may result in mandatory prepayments under Section 2.5.
     Section 10.28 Character of Loans for Income Tax Purposes.
     The Lenders and the Borrowers shall treat all Loans hereunder as indebtedness of the Borrowers for United States federal income tax purposes.
     Section 10.29 Joint and Several Liability; Full Recourse Obligations.
     (a) At all times during which there is more than one (1) Borrower under this Agreement, each Borrower hereby acknowledges and agrees that (i) such Borrower shall be jointly and severally liable to the Administrative Agent and the Lenders to the maximum extent permitted by the Requirements of Law for all representations, warranties, covenants, duties and indemnities of the Borrowers, arising under this Agreement and the other Credit Documents, as applicable, and the Obligations, (ii) such Borrower has consented to the Administrative Borrower delivering all Notices of Borrowing on behalf of all Borrowers and any such Notice of Borrowing delivered by the Administrative Borrower on behalf of the Borrowers is binding upon and enforceable against each Borrower, (iii) the liability of each Borrower (A) shall be absolute and unconditional and shall remain in full force and effect (or be reinstated) until all the Obligations shall have been paid in full and the expiration of any applicable preference or similar period pursuant to any bankruptcy, insolvency, reorganization, moratorium or similar law, or at law or in equity, without any claim having been made before the expiration of such period asserting an interest in all or any part of any payment(s) received by the Administrative Agent, and (B) until such payment has been made, shall not be discharged, affected, modified or impaired on the happening from time to time of any event, including, without limitation, any of the following, whether or not with notice to or the consent of the Credit Parties or any other Person, (1) the waiver, compromise, settlement, release, termination or amendment (including, without limitation, any extension or postponement of the time for payment or performance or renewal or refinancing) of any or all of the obligations or agreements of any Credit Party under this Agreement or any Credit Document, (2) the failure to give notice to the Credit Parties of the occurrence of an Event of Default under any of the Credit Documents, (3) the release, substitution or exchange by the Administrative Agent of any or all of the Collateral (whether with or without consideration) or the acceptance by the Administrative Agent of any additional collateral or the availability or claimed availability of any other collateral or source of repayment or any nonperfection or other impairment of collateral, (4) the release of any Person primarily or secondarily liable for all or any part of the Obligations, whether by the Administrative Agent or in connection with any voluntary or involuntary liquidation, dissolution, receivership, insolvency, bankruptcy, assignment for the benefit of creditors or similar event or proceeding affecting any or all of the Credit Parties or any other Person who, or any of whose Property, shall at the time in question be obligated in respect of the Obligations or any part thereof, or (5) to the extent permitted by Requirements of Law, any other event, occurrence, action or circumstance that would, in the absence of this Section, result in the release or discharge of any or all of the Borrowers from the performance or observance of any obligation, covenant or agreement contained in this Agreement or the Credit Documents, (iv) the Administrative Agent shall not be required first to initiate any suit or to exhaust its remedies against the Credit Parties or any other Person to become liable, or against any of the Collateral, in order to enforce this Agreement or the Credit Documents and the Credit Parties expressly agree that, notwithstanding the occurrence of any of the foregoing, each Borrower shall be and remain directly and primarily liable for all sums due under this Agreement or any of the other Credit Documents, (v) when making any demand hereunder against any Borrower, the Administrative Agent or the Lenders may, but shall be under no obligation to, make a similar demand on the other Borrowers, and any failure by the Administrative Agent or Lenders to make any such demand or to collect any payments from the other Borrowers, or any release of such other Borrowers, shall not relieve any Borrower in respect of which a demand or collection is not made or the Borrowers not so released of their obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Administrative Agent or the Lenders against the Borrowers and (vi) on disposition by the Administrative Agent of any Property encumbered by any Collateral, each Borrower shall be and shall remain jointly and severally liable for any deficiency.
     (b) Each Borrower hereby agrees that, to the extent another Borrower shall have paid more than its proportionate share of any payment made hereunder, the Borrowers shall be entitled to seek and receive contribution from and against any other Borrowers which have not paid their proportionate share of such payment; provided however, that the provisions of this Section shall in no respect limit the obligations and liabilities of each Borrower to the Administrative Agent and the Lenders and, notwithstanding any payment or payments made by a Borrower (the “paying Borrower”) hereunder or any set-off or application of funds of the paying Borrower by the Administrative Agent or the Lenders, the paying Borrower shall not be entitled to be subrogated to any of the rights of the Administrative Agent or the Lenders against any other Borrowers or any collateral security or guarantee or right of offset held by the Administrative Agent or the Lenders, nor shall the paying Borrower seek or be entitled to seek any contribution or reimbursement from the other Borrowers in respect of payments made by the paying Borrower hereunder, until all amounts owing to the Administrative Agent and the Lenders by the Borrowers under the Credit Documents and the Obligations (but only to the extent that an event of default, an event that, with the notice or the lapse of time, would become an event of default, or any acceleration has occurred with respect to such other Obligations) are paid in full. If any amount shall be paid to the paying Borrower on account of such subrogation rights at any time when all such amounts shall not have been paid in full, such amount shall be held by the paying Borrower in trust for the Administrative Agent, segregated from other funds of the paying Borrower, and shall, forthwith upon receipt by the paying Borrower, be turned over to the Administrative Agent in the exact form received by the paying Borrower (duly indorsed by the paying Borrower to the Administrative Agent, if required), to be applied against amounts owing to the Administrative Agent and the Lenders by the Borrowers under the Credit Documents and the Obligations (but only to the extent that an event of default, an event that, with the notice or the lapse of time, would become an event of default, or any acceleration has occurred with respect to such other Obligations) in such order as the Administrative Agent may determine in its discretion.

     (c) The obligations of the Borrowers under the Credit Documents are full recourse obligations to each Borrower and the Borrowers hereby forever waive, demise, acquit and discharge any and all defenses, and shall at no time assert or allege any defense, to the contrary.
[Signature Pages Follow]

ARBOR REALTY FUNDING, LLC
CREDIT AGREEMENT
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by its proper and duly authorized officers as of the day and year first above written.

BORROWERS:	ARBOR REALTY FUNDING, LLC, a Delaware
limited liability company

	By:	/s/ John Natalone

Name: John Natalone
Title: Senior Vice President, Treasurer

ARSR TAHOE, LLC, a Delaware limited liability company

	By:	/s/ John Natalone

Name: John Natalone
Title: Senior Vice President, Treasurer

ARBOR REALTY LIMITED PARTNERSHIP, a Delaware limited partnership

	By:	/s/ John Natalone

Name: John Natalone
Title: Senior Vice President, Treasurer

ART 450 LLC, a Delaware limited liability company

	By:	/s/ John Natalone

Name: John Natalone
Title: Senior Vice President, Treasurer

ARBOR REALTY FUNDING, LLC
CREDIT AGREEMENT

GUARANTORS:	ARBOR REALTY TRUST, INC,
a Maryland corporation

	By:	/s/ John Natalone

Name: John Natalone
Title: Senior Vice President, Treasurer

ARBOR REALTY LIMITED PARTNERSHIP,
a Delaware limited partnership

	By:	/s/ John Natalone

Name: John Natalone
Title: Senior Vice President, Treasurer

ARBOR REALTY SR, INC.,
a Maryland corporation

	By:	/s/ John Natalone

Name: John Natalone
Title: Senior Vice President, Treasurer

ARBOR REALTY FUNDING, LLC
CREDIT AGREEMENT

ADMINISTRATIVE AGENT:	WACHOVIA BANK, NATIONAL
ASSOCIATION, as Administrative Agent on behalf of
the Lenders

	By:	/s/ John Nelson

Name: John Nelson
Title: Director